Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

DATED AS OF NOVEMBER 14, 2012

among

AMEREN CORPORATION

and

UNION ELECTRIC COMPANY

as Borrowers

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.,

as Agent

BARCLAYS BANK PLC

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

as Syndication Agents

BANK OF AMERICA, N.A.

THE ROYAL BANK OF SCOTLAND PLC

as Documentation Agents

J. P. MORGAN SECURITIES LLC

BARCLAYS BANK PLC

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

RBS SECURITIES INC.

as Joint Arrangers and Joint Bookrunners

[CS&M Ref. No. 6701-773]

ARTICLE I

DEFINITIONS

1.1.	Certain Defined Terms	1
1.2.	Terms Generally	24

ARTICLE II

THE CREDITS

2.1.	Commitment	25
2.2.	Required Payments; Termination	25
2.3.	Loans	25
2.4.	Competitive Bid Procedure	25
2.5.	Swingline Loans	27
2.6.	Letters of Credit	29
2.7.	Types of Advances	35
2.8.	Facility Fee; Letter of Credit Fees; Reductions in Aggregate Commitment and Borrower Sublimits	35
2.9.	Minimum Amount of Each Advance	37
2.10.	Optional Principal Payments	37
2.11.	Method of Selecting Types and Interest Periods for New Revolving Advances; Funding of Loans	38
2.12.	Conversion and Continuation of Outstanding Revolving Advances; No Conversion or Continuation of Eurodollar Advances After Default	38
2.13.	Interest Rates, etc.	39
2.14.	Rates Applicable After Default	40
2.15.	Method of Payment	40
2.16.	Noteless Agreement; Evidence of Indebtedness	40
2.17.	Telephonic Notices	41
2.18.	Interest Payment Dates; Interest and Fee Basis	41
2.19.	Notification of Advances, Interest Rates, Prepayments and Commitment Reductions; Availability of Loans	42
2.20.	Lending Installations	42
2.21.	Non-Receipt of Funds by the Agent	42
2.22.	Replacement of Lender	42
2.23.	Extension of Commitment Termination Date	43
2.24.	Extension of Borrowing Subsidiary Maturity Date	44
2.25.	Defaulting Lenders	45
2.26.	Commitment Increases	47

ARTICLE III

YIELD PROTECTION; TAXES

3.1.	Yield Protection	48
3.2.	Changes in Capital Adequacy and Liquidity Requirements	49

3.3.	Availability of Types of Advances	49
3.4.	Funding Indemnification	50
3.5.	Taxes	50
3.6.	Statements as to Claims; Survival of Indemnity	54
3.7.	Alternative Lending Installation	54
3.8.	Allocation of Amounts Payable Among Borrowers	55

ARTICLE IV

CONDITIONS PRECEDENT

4.1.	Closing Date	55
4.2.	Each Credit Extension	56

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1.	Existence and Standing	57
5.2.	Authorization and Validity	58
5.3.	No Conflict	58
5.4.	Financial Statements	58
5.5.	Material Adverse Change	59
5.6.	Taxes	59
5.7.	Litigation and Contingent Obligations	59
5.8.	Subsidiaries	59
5.9.	ERISA	59
5.10.	Accuracy of Information	59
5.11.	Regulation U	60
5.12.	Compliance With Laws	60
5.13.	Ownership of Properties	60
5.14.	Environmental Matters	60
5.15.	Investment Company Act	60
5.16.	Resources Obligations	60
5.17.	Genco Obligations	60

ARTICLE VI

COVENANTS

6.1.	Financial Reporting	61
6.2.	Use of Proceeds and Letters of Credit	63
6.3.	Conduct of Business	63
6.4.	Taxes	63
6.5.	Insurance	63
6.6.	Compliance with Laws	64
6.7.	Maintenance of Properties	64
6.8.	Inspection; Keeping of Books and Records	64
6.9.	Merger	64

6.10.	Dispositions of Property	65
6.11.	Investments in Project Finance Subsidiaries and SPCs	68
6.12.	Liens	68
6.13.	Affiliates	71
6.14.	Subsidiary Covenants	73
6.15.	Leverage Ratio	73

ARTICLE VII

DEFAULTS

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1.	Acceleration	77
8.2.	Amendments	78
8.3.	Preservation of Rights	79

ARTICLE IX

GENERAL PROVISIONS

9.1.	Survival of Representations	79
9.2.	Governmental Regulation	79
9.3.	Headings	79
9.4.	Entire Agreement	79
9.5.	Several Obligations; Benefits of this Agreement	80
9.6.	Expenses; Indemnification	80
9.7.	Numbers of Documents	81
9.8.	Accounting	82
9.9.	Severability of Provisions	82
9.10.	Nonliability	82
9.11.	Confidentiality	83
9.12.	Lenders Not Utilizing Plan Assets	84
9.13.	Nonreliance	84
9.14.	Disclosure	84
9.15.	USA Patriot Act	84
9.16.	Non-Public Information	84

ARTICLE X

THE AGENT

10.1.	Appointment; Nature of Relationship	84
10.2.	Powers	85
10.3.	General Immunity	85
10.4.	No Responsibility for Loans, Recitals, etc.	85

10.5.	Action on Instructions of Lenders	86
10.6.	Employment of Agents and Counsel	86
10.7.	Reliance on Documents; Counsel	86
10.8.	Agent’s Reimbursement and Indemnification	86
10.9.	Notice of Default	87
10.10.	Rights as a Lender	87
10.11.	Independent Credit Decision	87
10.12.	Successor Agent	88
10.13.	Agent and Arrangers Fees	88
10.14.	Delegation to Affiliates	88
10.15.	Joint Arrangers, Joint Bookrunners, Syndication Agents and Documentation Agents	89

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1.	Setoff	89
11.2.	Ratable Payments	89

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1.	Successors and Assigns	90

ARTICLE XIII

NOTICES

13.1.	Notices	93
13.2.	Change of Address	94

ARTICLE XIV

COUNTERPARTS

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1.	CHOICE OF LAW	95
15.2.	CONSENT TO JURISDICTION	95
15.3.	WAIVER OF JURY TRIAL	95

SCHEDULES

Commitment Schedule

Existing Letters of Credit Schedule

LC Commitment Schedule

Pricing Schedule

Schedule 1	-	Subsidiaries

Schedule 2	-	Liens

Schedule 3	-	Restrictive Agreements

Schedule 4	-	Regulatory Authorizations

Schedule 5	-	Contingent Obligations

Schedule 6	-	Disclosed Matters

Schedule 7	-	Genco Obligations

EXHIBITS
Exhibit A	-	Form of Borrowers’ Counsel’s Opinion

Exhibit B	-	Form of Compliance Certificate

Exhibit C	-	Form of Assignment and Assumption

Exhibit D	-	Form of Loan/Credit Related Money Transfer Instruction

Exhibit E	-	Form of Promissory Note

Exhibit F	-	Subordination Terms

CREDIT AGREEMENT

This Credit Agreement dated as of November 14, 2012 (as amended from time to time, this “Agreement”), is entered into by and among Ameren Corporation, a Missouri corporation (the “Company”), its subsidiary Union Electric Company, d/b/a Ameren Missouri, a Missouri corporation (the “Borrowing Subsidiary” and, together with the Company, the “Borrowers”), the Lenders party hereto and JPMorgan Chase Bank, N.A., as Agent. The Obligations of the Borrowers under this Agreement will be several and not joint, and, except as otherwise set forth in Section 3.8 or 9.6(iii) of this Agreement, the Obligations of the Borrowing Subsidiary will not be guaranteed by the Company or any other subsidiary of the Company and the Obligations of the Company will not be guaranteed by the Borrowing Subsidiary or any other subsidiary of the Company. The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1. Certain Defined Terms. As used in this Agreement:

“Accounting Changes” is defined in Section 9.8.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which a Borrower or any of its Subsidiaries (i) acquires any assets of any firm, corporation, partnership, limited partnership, limited liability company or other entity, or any division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or a series of transactions) any equity interests of a firm, corporation, partnership, limited partnership, limited liability company or other entity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Advance” means (a) with respect to either Borrower, Revolving Loans (i) made by the Lenders to such Borrower on the same Borrowing Date or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Revolving Loans made to such Borrower of the same Type and, in the case of Eurodollar Loans, for the same Interest Period, (b) a Competitive Loan or group of Competitive Loans of the same type made on the same date and as to which a single Interest Period is in effect, or (c) a Swingline Loan.

“AERG” means AmerenEnergy Resources Generating Company, an Illinois corporation and a subsidiary of the Company.

“AERG Permitted Debt” means Indebtedness of AERG and its subsidiaries under one or more AERG Permitted Financings in an aggregate principal amount for all such Indebtedness at any time outstanding not to exceed $300,000,000.

“AERG Permitted Financing” means a revolving or term loan facility entered into by AERG and/or any of its subsidiaries with a non-Affiliate of the Company or a note or bond issuance by AERG providing for general working capital and financing needs (as opposed to financing the acquisition, construction or lease of specific equipment or premises); provided that no Borrower or Subsidiary shall have provided a guarantee with respect to such Indebtedness or otherwise be liable for repayment of any obligations with respect to such facility or issuance.

“Affected Lender” is defined in Section 2.22.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting securities, by contract or otherwise (with such percentage being calculated as if such beneficial owner had exercised all its rights to acquire such securities or interests).

“Agent” means JPMCB, not in its individual capacity as a Lender, but in its capacity as contractual representative of the Lenders pursuant to Article X, and any successor Agent appointed pursuant to Article X.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as increased or reduced from time to time pursuant to the terms hereof. The initial Aggregate Commitment is $1,000,000,000.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposures of all the Lenders.

“Agreement” is defined in the preamble hereto.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect in the United States from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4; provided, however, that except as provided in Section 9.8, with respect to the calculation of the financial ratio set forth in Section 6.15 (and the defined terms used in such Section), “Agreement Accounting Principles” means generally accepted accounting principles as in effect in the United States as of June 30, 2010, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

“Alternate Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of (a) the Federal Funds Effective Rate for such day and (b) one-half of one percent (0.5%) per annum and (iii) the sum of (x) (A) the Eurodollar Base Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) divided by (B) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, and (y) one percent (1.0%) per annum, provided that, for the avoidance of doubt, the Eurodollar Base Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such service) at approximately 11:00 a.m. London time on such day.

“Ameren Illinois” means Ameren Illinois Company, an Illinois corporation and a subsidiary of the Company.

“Applicable Fee Rate” means (a) with respect to the Facility Fee accruing for the account of either Borrower at any time, the applicable percentage rate per annum at such time with respect to such Borrower as set forth in the Pricing Schedule and (b) with respect to the LC Participation Fee for the account of either Borrower at any time, the applicable percentage rate per annum at such time with respect to such Borrower as set forth in the Pricing Schedule.

“Applicable Margin” means, with respect to either Borrower, with respect to Advances (other than any Advance made pursuant to Section 2.4) of any Type at any time, the percentage rate per annum which is applicable at such time to Advances of such Type to such Borrower, as set forth in the Pricing Schedule.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means J.P. Morgan Securities LLC, Barclays Bank PLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and RBS Securities Inc. and their respective successors, in their respective capacities as Joint Arrangers and Joint Bookrunners.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 12.1, in the form of Exhibit C or any other form approved by the Agent and the Company.

“Attributable Indebtedness” means, as to any Sale and Leaseback Transaction at any time, the present value (discounted at a rate equivalent to the interest rate implicit in the lease, compounded on a semiannual basis) of the total obligations of the lessee for rental payments, after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, utilities and other similar expenses payable by the lessee pursuant to the terms of the lease, during the remaining term of the lease included in any such Sale and Leaseback Transaction or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of a penalty (in which case the rental payments shall include such penalty).

“Audrain Project” means the Chapter 100 financing transaction and agreements related thereto assigned by affiliates of NRG Energy, Inc. (“NRG”) to and assumed by the Borrowing Subsidiary as a part of its purchase of a combustion turbine generating facility located in Audrain County, Missouri (the “County”) pursuant to which (i) the Borrowing Subsidiary assumed a lease from the County of certain land and improvements, including the combustion turbine generating facility, and (ii) the Borrowing Subsidiary acquired NRG’s ownership of indebtedness issued by the County to finance the acquisition of such property.

“Augmenting Lender” has the meaning assigned to such term in Section 2.26(a).

“Authorized Officer” of either Borrower means any of the chief executive officer, president, chief operating officer, chief financial officer, treasurer, assistant treasurer or vice president of such Borrower, acting singly.

“Availability Termination Date” means, as to either Borrower, the earliest of (a) the Maturity Date for such Borrower, (b) the reduction of the Borrower Sublimit of such Borrower to zero pursuant to Section 2.8.3 or termination of the obligation to make Loans to, or issue Letters of Credit for the account of, such Borrower pursuant to Section 8.1 and (c) the date of termination in whole of the Aggregate Commitment and the Commitments pursuant to Section 2.8.3 or Section 8.1.

“Available Aggregate Commitment” means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.

“Bankruptcy Event” means, with respect to any Person, that such Person is the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it (including the Federal Deposit Insurance Corporation), or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest in, or the exercise of control over, such Person or the direct or indirect parent of such Person by a governmental authority or instrumentality thereof so long as such ownership interest or such exercise of control does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Barclays” means Barclays Bank PLC.

“BofA” means Bank of America, N.A.

“Borrower Credit Exposure” means, with respect to either Borrower at any time, the aggregate amount of (i) all Revolving Loans made to such Borrower and outstanding at such time, (ii) all Competitive Loans made to such Borrower and outstanding at such time, (iii) the portion of the LC Exposure at such time that is attributable to Letters of Credit issued for the account of such Borrower and (iv) all Swingline Loans made to such Borrower and outstanding at such time.

“Borrower Sublimit” means (a) as to the Company, $500,000,000 and (b) as to the Borrowing Subsidiary, $800,000,000, in each case as such sublimit may be reduced from time to time pursuant to Section 2.8.3.

“Borrowers” means the Company and the Borrowing Subsidiary and “Borrower” means either of the foregoing.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.11.

“Borrowing Subsidiary” means Union Electric Company, d/b/a Ameren Missouri, a Missouri corporation and a wholly owned subsidiary of the Company.

“BTMU” means The Bank of Tokyo-Mitsubishi UFJ, Ltd.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New York, New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capitalized Lease” of a Person means, subject to Section 9.8, any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means, subject to Section 9.8, the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Change in Control” means, in respect of each Borrower, (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of twenty percent (20%) or more of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company; (ii) the Company shall cease to own, directly or indirectly and free and clear of all Liens or other encumbrances (except for such Liens or other encumbrances permitted by Section 6.12), outstanding shares representing 100% of the ordinary voting power represented by the issued and outstanding common stock of the Borrowing Subsidiary on a fully diluted basis, or (iii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were not either (a) nominated by the board of directors of the Company or a committee or subcommittee thereof to which such power was delegated or (b) appointed by directors so nominated; provided that any individual who is so nominated in connection with a merger, consolidation, acquisition or similar transaction shall be included in such majority unless such individual was a member of the Company’s board of directors prior thereto.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any governmental authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, whether enacted, adopted, promulgated or issued before or after the date hereof.

“Closing Date” means November 14, 2012.

“Code” means the Internal Revenue Code of 1986, as amended, and any rule or regulation issued thereunder.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.8.3, (b) increased from time to time pursuant to Section 2.26 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 12.1. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, or in a Commitment Increase Amendment, as applicable.

“Commitment Increase” has the meaning assigned to such term in Section 2.26(a).

“Commitment Increase Amendment” has the meaning assigned to such term in Section 2.26(a).

“Commitment Schedule” means the Schedule identifying each Lender’s Commitment as of the Closing Date attached hereto and identified as such.

“Commitment Termination Date” means the fifth anniversary of the Closing Date, as such date may be extended pursuant to Section 2.23.

“Commonly Controlled Entity” means, with respect to either Borrower, any trade or business, whether or not incorporated, which is under common control with such Borrower or any subsidiary of such Borrower within the meaning of Section 4001 of ERISA or that, together with such Borrower or any subsidiary of such Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Company” means Ameren Corporation, a Missouri corporation.

“Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with Section 2.4.

“Competitive Bid Rate” means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

“Competitive Bid Request” means a request by a Borrower for Competitive Bids in accordance with Section 2.4.

“Competitive Loan” means a Loan made pursuant to Section 2.4.

“Consenting Lender” is defined in Section 2.23.

“Consolidated Indebtedness” of a Person means at any time the Indebtedness of such Person and its Subsidiaries (or, solely in the case of the Company, its consolidated subsidiaries) which would be consolidated in the consolidated financial statements of such Person under Agreement Accounting Principles calculated on a consolidated basis as of such time; provided, however, that Consolidated Indebtedness shall exclude any Indebtedness incurred as part of any Permitted Securitization.

“Consolidated Net Worth” of a Person means at any time the consolidated stockholders’ equity, preferred stock and Hybrid Securities of such Person and its Subsidiaries (or, solely in the case of the Company, its consolidated subsidiaries) calculated on a consolidated basis in accordance with Agreement Accounting Principles; provided that for purposes of calculating Consolidated Net Worth, the amount of Hybrid Securities included in Consolidated Net Worth shall represent no more than 15% of Consolidated Total Capitalization of the Company.

“Consolidated Tangible Assets” means, as to the Company, the total amount of all assets of the Company and its consolidated subsidiaries determined in accordance with Agreement Accounting Principles, and, as to the Borrowing Subsidiary, the total amount of all assets of the Borrowing Subsidiary and its consolidated Subsidiaries determined in accordance with Agreement Accounting Principles, in each case minus, to the extent included in the total amount of such Borrower’s and its consolidated subsidiaries’ or Subsidiaries’, as applicable, total assets, the net book value of all (i) goodwill, including the excess cost over book value of any asset, (ii) organization or experimental expenses, (iii) unamortized debt discount and expense, (iv) patents, trademarks, tradenames and copyrights, (v) treasury stock, (vi) franchises, licenses and permits, and (vii) other assets which are deemed intangible assets under Agreement Accounting Principles.

“Consolidated Total Capitalization” means, as to any Person at any time, the sum of Consolidated Indebtedness of such Borrower and Consolidated Net Worth of such Borrower, each calculated at such time.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, any keep well agreement or similar agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership; provided, that the term “Contingent Obligation” shall not include the indorsement of negotiable instruments for deposit or collection.

“Contribution Percentage” means, at any time with respect to each Borrower, the ratio, expressed as a percentage, of such Borrower’s Borrower Sublimit to the aggregate amount of both Borrower Sublimits at such time; provided that, if the Commitments or all the Borrower Sublimits shall have been terminated, the Contribution Percentages shall be determined based on the Borrower Sublimits most recently in effect prior to such termination. As of the Closing Date, the Contribution Percentage of each Borrower is (a) in the case of the Borrowing Subsidiary, 61.54%, and (b) in the case of the Company, 38.46%. The Contribution Percentage with respect to any amount owing by a Borrower shall be determined as of the time such amount shall have become due.

“Conversion/Continuation Notice” is defined in Section 2.12.

“Credit Extension” means the making of an Advance or the issuance of a Letter of Credit hereunder (as opposed to the conversion or continuation of an Advance that does not increase the aggregate outstanding principal amount of such Advance).

“Credit Extension Date” means, with respect to either Borrower, the Borrowing Date for an Advance or the date of issuance of a Letter of Credit to or for the account of such Borrower.

“Credit Party” means the Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Declining Lender” is defined in Section 2.23.

“Default” means an event described in Article VII.

“Defaulting Lender” means any Lender that (a) has failed, within three Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified either Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding such obligations under this Agreement cannot be satisfied) or generally under any other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Agent, an Issuing Bank or the Swingline Lender, in each case acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the receipt by the Agent, such Issuing Bank or the Swingline Lender, as applicable, of such certification in form and substance reasonably satisfactory to it and the Agent, or (d) has become the subject of a Bankruptcy Event.

“Disclosed Matters” means the events, actions, suits and proceedings and the environmental matters disclosed on Schedule 6 hereto or in the Exchange Act Documents.

“Dispose” means, in respect of any asset, to sell, lease, transfer or otherwise dispose of such asset, and the term “Disposition” shall have a correlative meaning.

“Documentation Agent” means each of BofA and RBS.

“Dollar” and “$” means the lawful currency of the United States of America.

“Eligible Assignee” is defined in Section 12.1.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Event” means, as to either Borrower, (a) any Reportable Event with respect to such Borrower or any Commonly Controlled Entity of such Borrower; (b) the failure of any Plan to comply with the minimum funding standards of Section 412 of the Code or Section 302 of ERISA; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan of such Borrower or any Commonly Controlled Entity of such Borrower; (d) the incurrence by such Borrower or any Commonly Controlled Entity of such Borrower of any liability under Title IV of ERISA with respect to the termination of any Plan of such Borrower or any Commonly Controlled Entity of such Borrower; (e) the receipt by such Borrower or any Commonly Controlled Entity of such Borrower from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan of such Borrower or any Commonly Controlled Entity of such Borrower; (f) the incurrence by such Borrower or any Commonly Controlled Entity of such Borrower of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan of such Borrower or any Commonly Controlled Entity of such Borrower; or (g) the receipt by such Borrower or any Commonly Controlled Entity of such Borrower of any notice, or the receipt by any Multiemployer Plan from such Borrower or any Commonly Controlled Entity of such Borrower of any notice, concerning the imposition of “withdrawal liability” (as defined in Part I of Subtitle E of Title IV of ERISA) or a determination that a Multiemployer Plan of such Borrower or any Commonly Controlled Entity of such Borrower is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar Advance” means an Advance which, subject to Section 2.14, bears interest at the applicable Eurodollar Rate.

“Eurodollar Base Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the rate appearing on Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, as the rate for deposits in Dollars with a maturity equal to such Interest Period, provided that, if no such BBA LIBOR Rate is available to the Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Agent to be the rate at which JPMCB or one of its affiliate banks offers to place deposits in Dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, in the approximate amount of JPMCB’s relevant Eurodollar Loan and having a maturity equal to such Interest Period.

“Eurodollar Loan” means a Loan which, subject to Section 2.14, bears interest at the applicable Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Advance to either Borrower for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) (A) in the case of a Eurodollar Advance consisting of Revolving Loans, the then Applicable Margin applicable to such Borrower, changing as and when the Applicable Margin changes and (B) in the case of a Eurodollar Advance consisting of a Competitive Loan or Loans, the Margin applicable to such Loan or Loans.

“Eurodollar Rate Advance” means an Advance consisting of Competitive Loans bearing interest at the Eurodollar Rate.

“Exchange Act Documents” means (a) the Annual Reports of the Company and the Borrowing Subsidiary to the SEC on Form 10-K for the fiscal year ended December 31, 2011, (b) the Quarterly Reports of the Company and the Borrowing Subsidiary to the SEC on Form 10-Q for the fiscal quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 and (c) all Current Reports of the Company and the Borrowing Subsidiary to the SEC on Form 8-K filed from January 1, 2012, to and including November 13, 2012.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to, or required to be withheld or deducted from a payment to, a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, such Lender’s applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by either Borrower under Section 2.22) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.5, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.5(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Commitment Termination Date” is defined in Section 2.23.

“Existing Genco Credit Agreement” means the Credit Agreement dated as of September 10, 2010, among the Company, American Energy Generating Company, the lenders party thereto and JPMCB, as administrative agent.

“Existing Missouri Credit Agreement” means the Credit Agreement dated as of September 10, 2010, among the Company, Union Electric Company, the lenders party thereto and JPMCB, as administrative agent.

“Existing Letter of Credit” means each letter of credit previously issued for the account of either Borrower by any of the Issuing Banks under or pursuant to the Existing Missouri Credit Agreement or, to the extent so designated by the Company, the Existing Genco Credit Agreement that is (a) outstanding on the Closing Date and (b) listed on the Existing Letter of Credit Schedule.

“Existing Letter of Credit Schedule” means the Schedule identifying each Existing Letter of Credit.

“Existing Maturity Date” is defined in Section 2.24.

“Existing UE Indenture” means the Indenture of Mortgage and Deed of Trust dated as of June 15, 1937, as heretofore or from time to time hereafter supplemented and amended, between the Borrowing Subsidiary and The Bank of New York Mellon, as Trustee.

“Facility Fee” is defined in Section 2.8.1.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a

Business Day, the average of the quotations at approximately 11:00 a.m. (New York time) on such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by the Agent in its sole discretion.

“FERC” means the Federal Energy Regulatory Commission.

“First Mortgage Bonds” means bonds or other indebtedness issued (including for pledge to secure other Indebtedness) pursuant to the Existing UE Indenture.

“Fitch” means Fitch Ratings and any successor to its rating agency business.

“Fixed Rate” means, with respect to any Competitive Loan (other than a Eurodollar Rate Advance), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

“Fixed Rate Advance” means an Advance consisting of Competitive Loans bearing interest at a Fixed Rate.

“Fixed Rate Loan” means a Competitive Loan bearing interest at a Fixed Rate.

“Floating Rate” means, for any day, with respect to a Borrower, a rate per annum equal to the sum of (i) the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes, plus (ii) the then Applicable Margin applicable to such Borrower, changing as and when the Applicable Margin changes.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.14, bears interest at the Floating Rate.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Genco” means Ameren Energy Generating Company, an Illinois corporation and a subsidiary of the Company.

“Hybrid Securities” means, on any date, any securities, other than common stock, issued by the Company or a Hybrid Vehicle that meet the following criteria: (a) such securities are classified as possessing a minimum of “intermediate equity content” by S&P, Basket B equity credit by Moody’s, and 50% equity credit by Fitch (or the equivalent classifications then in effect by such agencies), (b) such securities require no repayments or prepayments and no mandatory redemptions or repurchases, in each case prior to a date at least 91 days after the Commitment Termination Date and (c) the claims of holders of any such securities that are Indebtedness are subordinated to the claims of the Lenders in respect of the Obligations of the Company on terms reasonably satisfactory to the Agent. As used in this definition, “mandatory redemption” shall not include conversion of a security into common stock of the Company or the applicable Hybrid Vehicle.

“Hybrid Vehicle” means a special purpose subsidiary directly owned by the Company, or a trust formed by the Company, in each case for the sole purpose of issuing Hybrid Securities and which conducts no business other than the issuance of Hybrid Securities and activities incidental thereto.

“Illinois Credit Agreement” means the Credit Agreement to be entered into on or about the date hereof among the Company, Ameren Illinois, the lenders party thereto and JPMCB, as administrative agent.

“Inactive Subsidiary” means any Subsidiary of a Borrower that (a) does not conduct any business operations, (b) has assets with a total book value not in excess of $1,000,000 and (c) does not have any Indebtedness outstanding.

“Indebtedness” of a Person means, at any time, without duplication, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than current accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) Indebtedness of any other Person, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person; provided, however that so long as such Person has no direct or contingent obligation in respect of such Indebtedness (apart from Property of such Person being subject to such Lien), the amount of such Indebtedness shall for all purposes of this Agreement be deemed to be the lesser of (a) any contractual limit on the maximum amount recoverable from such Lien by the holder thereof and (b) the fair market value of the property that is subject to such Lien, (iv) obligations which are evidenced by notes, bonds, debentures, acceptances, or other instruments, (v) obligations to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations (other than Capitalized Lease Obligations in respect of the Audrain Project or the Peno Creek Project), (vii) Contingent Obligations of such Person with respect to Indebtedness of any other Person, (viii) reimbursement obligations under letters of credit, bankers acceptances, surety bonds and similar instruments issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable, (ix) Off-Balance Sheet Liabilities, (x) Attributable Indebtedness under Sale and Leaseback Transactions, (xi) Net Mark-to-Market Exposure under Rate Management Transactions and (xii) any other obligation for borrowed money which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person (other than current accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of either Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Interest Period” means (a) with respect to a Eurodollar Advance, a period of one, two, three or six months (or such other period as may be agreed by each Lender), commencing on the date of such Advance and ending on but excluding the day which corresponds numerically to such date one, two, three or six months (or such other period as each Lender shall have agreed)

thereafter and (b) with respect to any Fixed Rate Advance, the period (which shall not be less than 7 days or more than 360 days) commencing on the date of such Advance and ending on the date specified in the applicable Competitive Bid Request; provided, however, that (i) in the case of Eurodollar Advances, if there is no such numerically corresponding day in such next, second, third or sixth succeeding month (or in the last calendar unit of such other period as each Lender shall have agreed), such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month (or of such calendar unit of such other approved period), (ii) if an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day and (iii) no Interest Period in respect of an Advance to either Borrower may end after the then effective Availability Termination Date for such Borrower. For purposes hereof, the date of an Advance initially shall be the date on which such Advance is made and, in the case of an Advance comprising Revolving Loans, thereafter shall be the effective date of the most recent conversion or continuation of such Loans.

“Investment” of a Person means any loan, advance, extension of credit (other than (i) accounts receivable arising in the ordinary course of business on terms customary in the trade and (ii) commissions, loans and advances to officers, directors and employees in the ordinary course of business) to any other Person, any undertaking of any Contingent Obligation in respect of any obligation of any other Person, any contribution of capital to any other Person, or any acquisition or ownership of any stocks, bonds, mutual fund shares, partnership interests, notes, debentures or other securities of or issued by any other Person.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means, at any time, JPMCB, Barclays, BTMU, BofA, RBS and each other person that, with the consent of the Borrowers, shall have become an Issuing Bank hereunder as provided in Section 2.6(j), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Agreement” is defined in Section 2.6(j).

“JPMCB” means JPMorgan Chase Bank, N.A.

“LC Commitment” means, as to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.6. The initial amount of each Issuing Bank’s LC Commitment is set forth on the LC Commitment Schedule, or in the case of any additional Issuing Bank, as provided in Section 2.6(j).

“LC Commitment Schedule” means the Schedule identifying each Issuing Bank’s LC Commitment as of the Closing Date and identified as such.

“LC Commitment Termination Date” means, as to each Issuing Bank, the Commitment Termination Date; provided, that if the Commitment Termination Date shall have been extended pursuant to Section 2.23 but such Issuing Bank, in its capacity as a Lender, shall have been a Declining Lender, then the LC Commitment Termination Date shall, as to such Issuing Bank, mean the Commitment Termination Date in effect immediately prior to such extension.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum, without duplication, of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrower at such time. The LC Exposure of any Lender (including any Lender which is an Issuing Bank) at any time shall be its Pro Rata Share of the total LC Exposure at such time.

“LC Participation Fee” is defined in Section 2.8.2.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns as well as any Person that becomes a “Lender” hereunder pursuant to Sections 2.22 or 2.26, in each case until such time as such Person ceases to be a Lender hereunder. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lending Installation” means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on the signature pages hereof or on the administrative information sheets provided to the Agent in connection herewith or on a Schedule or otherwise selected by such Lender or the Agent pursuant to Section 2.20.

“Letter of Credit” means, in respect of either Borrower, any standby letter of credit issued pursuant to this Agreement and any Existing Letter of Credit, in each case, issued for the account of such Borrower.

“Leveraged Lease Sales” means sales by the Company or any Subsidiary of investments, in existence on the date hereof, in assets leased to an unaffiliated lessee under leveraged lease arrangements in existence on the date hereof, including any transactions between and among the Company and/or subsidiaries that are necessary to effect the sale of such investments to a Person other than the Company or any of its Subsidiaries.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement, or, in the case of stock, under any stockholders agreement, voting trust agreement or any similar arrangement).

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Loan Documents” means this Agreement, the Notes, if any, issued pursuant to Section 2.16, the fee letters dated as of September 21, 2012, and any other operative agreements executed and delivered by either of the Borrowers in connection herewith or therewith or contemplated hereby or thereby, as the same may be amended, restated or otherwise modified and in effect from time to time.

“Margin” means, with respect to any Competitive Loan bearing interest at a rate based on the Eurodollar Base Rate, the marginal rate of interest, if any, to be added to or subtracted from the Eurodollar Base Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

“Material Adverse Effect” means, with respect to either Borrower, a material adverse effect on (a) the business, Property, condition (financial or otherwise), operations or results of operations of such Borrower and its subsidiaries taken as a whole, (b) the ability of such Borrower to perform its material obligations under the Loan Documents, or (c) the validity or enforceability of any of the Loan Documents against such Borrower or the rights or remedies of the Agent or the Lenders thereunder; provided, that in any event none of (i) any litigation, arbitration, governmental investigation, proceeding, case, contest, hearing or inquiry that is a Disclosed Matter with respect to such Borrower, (ii) the inability of such Borrower to issue commercial paper or (iii) any Merchant Generation Sale will, individually or collectively, constitute a Material Adverse Effect or, insofar as they result from or relate to any other event or condition, be taken into consideration in determining whether such other event or condition constitutes a Material Adverse Effect.

“Material Indebtedness” means any Indebtedness (other than any Indebtedness incurred as part of any Permitted Securitization or obligations in respect of any Rate Management Transaction) in an outstanding principal amount of $50,000,000 or more in the aggregate (or the equivalent thereof in any currency other than Dollars).

“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

“Maturity Date” means (a) in the case of the Company, the Commitment Termination Date, and (b) in the case of the Borrowing Subsidiary, November 13, 2013, or any date to which the Borrowing Subsidiary’s Maturity Date shall have been extended as provided in Section 2.24.

“Maturity Date Extension Request” is defined in Section 2.24.

“Merchant Generation Sale” means any Disposition, in one or more related or unrelated transactions, of all or any portion of the Property or operations of or the equity interests in Resources and its subsidiaries.

“MNPI” means material information concerning the Borrowers or their Affiliates or their securities that could reasonably be expected to be material for purposes of the United States federal and state securities laws and that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act of 1933 and the Securities Exchange Act of 1934.

“Money Pool Agreements” means, collectively, (i) that certain Third Amended Ameren Corporation System Utility Money Pool Agreement, dated as of September 30, 2004, by and among the Company, Ameren Services Company, Ameren Illinois, the Borrowing Subsidiary and AERG, as amended, supplemented, restated or substituted from time to time (including the addition of any of their Affiliates as parties thereto), (ii) that certain Ameren Corporation System Amended and Restated Non-Regulated Subsidiary Money Pool Agreement, dated as of March 1, 2008, by and among the Company, Ameren Services Company, Genco and certain subsidiaries of the Company excluding the Borrowing Subsidiary and Ameren Illinois, as amended, supplemented, restated or substituted from time to time (including the addition of any of their Affiliates, other than the Borrowing Subsidiary and Ameren Illinois and their subsidiaries, as parties thereto) and (iii) any similar agreements that may be entered into by the Company and/or any of its subsidiaries from time to time.

“Moody’s” is defined in the Pricing Schedule.

“Moody’s Rating” is defined in the Pricing Schedule.

“Multiemployer Plan” means, with respect to a Borrower or a Commonly Controlled Entity of such Borrower, a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which either is required to contribute.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

“Non-Material Subsidiary” means, with respect to either Borrower, (i) any Inactive Subsidiary and (ii) any other Subsidiary of such Borrower (a) the consolidated assets of which shall have represented less than 5% of the consolidated total assets of such Borrower and its subsidiaries and (b) the consolidated revenues of which shall have represented less than 5% of the consolidated revenues of such Borrower and its subsidiaries, in each case as of the end of or for the most recent fiscal year covered by annual financial statements of such Borrower referred to in Section 5.4 or delivered pursuant to Section 6.1 (including by the filing of such financial statements with the SEC in accordance with the provisions of such Section); provided that if at the end of such most recent fiscal year the combined consolidated assets or combined consolidated revenues of all Subsidiaries of such Borrower that under clauses (a) and (b) above would constitute Non-Material Subsidiaries shall have exceeded 10% of the consolidated total assets or 10% of the consolidated revenues of such Borrower and its subsidiaries, then such Borrower agrees, within 10 Business Days, by written notice to the Agent executed by an Authorized Officer of such Borrower or an Authorized Officer of the Company acting on behalf of such Borrower, to designate one or more of such excluded Subsidiaries with consolidated assets or consolidated revenues, as the case may be, at least equal to such excess, and the Subsidiaries so designated shall for all purposes of this Agreement be deemed not to be

Non-Material Subsidiaries with respect to such Borrower; provided, further that, if since the end of such most recent fiscal year a Borrower shall have acquired or created any Subsidiary, or transferred material assets to a Subsidiary that prior to such transfer was a Non-Material Subsidiary, the status of such Subsidiary under this definition shall be determined on a pro forma basis in accordance with the provisions preceding this further proviso as if such Subsidiary had been acquired or created, or such assets had been transferred to such Subsidiary, on the last day of such most recent fiscal year.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Note” is defined in Section 2.16.

“Obligations” means, with respect to either Borrower, all Loans, reimbursement obligations in respect of LC Disbursements, advances, debts, liabilities, obligations, covenants and duties owing by such Borrower to the Agent, any Issuing Bank, the Swingline Lender, any other Lender, the Arrangers, any affiliate of the foregoing or any indemnitee under the provisions of Section 9.6 or any other provisions of the Loan Documents, in each case of any kind or nature, present or future, arising under this Agreement or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, foreign exchange risk, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes all interest, charges, expenses, fees, attorneys’ fees and disbursements, paralegals’ fees (in each case whether or not allowed), and any other sum chargeable to either Borrower under this Agreement or any other Loan Document.

“Off-Balance Sheet Liability” of a Person means the principal component of (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” or “tax ownership operating lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person, but excluding from this clause (iv) Operating Leases.

“Operating Lease” of a Person means any lease of Property (other than, subject to Section 9.8, a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more; it being acknowledged and agreed that references herein to “Operating Lease” shall include any lease (whether now existing or hereafter entered into) which, based on the Agreement Accounting Principles as in effect as of the Closing Date, would have been characterized as an Operating Lease, notwithstanding any subsequent change in accounting principles pursuant that would otherwise result in such lease being characterized as a Capitalized Lease.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or (except in the case of a Recipient that is a Defaulting Lender) sold or assigned pursuant to Section 2.22 an interest in any Loan, Letter of Credit, Commitment or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22).

“Outstanding Credit Exposure” means, as to any Lender at any time, the aggregate principal amount of its (i) outstanding Revolving Loans, (ii) outstanding Competitive Loans, (iii) LC Exposure and (iv) Swingline Exposure at such time.

“Participant Register” is defined in Section 12.1.

“Participants” is defined in Section 12.1.

“Payment Date” means the last day of each March, June, September and December and, in respect of either Borrower, the Availability Termination Date for such Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Peno Creek Project” means the Chapter 100 financing transaction and agreements related thereto entered into between the Borrowing Subsidiary and the City of Bowling Green, Missouri (the “City”) pursuant to which (i) the Borrowing Subsidiary conveyed to and leased from the City certain land and improvements including four combustion turbine generating units, and (ii) the City issued indebtedness (which was purchased by the Borrowing Subsidiary) to finance the acquisition of such Property.

“Permitted Securitization” means any sale, grant and/or contribution, or series of related sales, grants and/or contributions, by the Borrowing Subsidiary or any other subsidiary of the Company of Receivables to a trust, corporation or other entity, where the purchase of such Receivables is funded or paid for in whole or in part by the incurrence or issuance by the purchaser, grantee or any successor entity of Indebtedness or securities that are to receive payments from, or that represent interests in, the cash flow derived primarily from such Receivables (provided, however, that “Indebtedness” as used in this definition shall not include Indebtedness incurred by an SPC or another subsidiary of the Company owed to the Borrowing Subsidiary or any other subsidiary of the Company which represents all or a portion of the purchase price or other consideration paid by the SPC or other subsidiary of the Company for such Receivables or interest therein, except for such Indebtedness that at the time it is incurred is expected to be refinanced within 30 days with the proceeds of investments by non-Affiliates in the Indebtedness or securities of an SPC, or which is of a nature and amount that is customarily owed by SPCs to sellers of Receivables in the context of true-sale securitization transactions), where (a) any recourse, repurchase, hold harmless, indemnity or similar obligations of the Borrowing Subsidiary or any other subsidiary of the Company (other than any SPC that is a party to such transaction) in respect of Receivables sold, granted or contributed, or payments made in respect thereof, are customary for transactions of this type, and do not prevent the characterization of the transaction as a true sale under applicable laws (including debtor relief laws), (b) any recourse, repurchase, hold harmless, indemnity or similar obligations of any SPC in respect of Receivables sold, granted or contributed or payments made in respect thereof, are customary for transactions of this type and (c) such securitization transaction is, if required by applicable law, authorized pursuant to state legislation specifically authorizing such securitizations and, if such legislation so requires, by an order of the Missouri Public Service Commission.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means, with respect to either Borrower or a Commonly Controlled Entity of such Borrower at a particular time, any employee benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or Section 412 of the Code and in respect of which such Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pricing Schedule” means the Schedule identifying the Applicable Margin and Applicable Fee Rate attached hereto and identified as such.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment at such time and the denominator of which is the Aggregate Commitment at such time (in each case, as such Commitments and Aggregate Commitment are adjusted from time to time in accordance with the provisions of this Agreement); provided that for purposes of Section 2.25 when a Defaulting Lender shall exist, “Pro Rata Share” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Aggregate Commitment has been terminated, each Lender’s Pro Rata Share shall be a fraction the numerator of which is such Lender’s Outstanding Credit Exposure at such time and the denominator of which is the Aggregate Outstanding Credit Exposure at such time (and if there shall be no Outstanding Credit Exposures at such time, the Lenders’ Pro Rata Shares shall be determined on the basis of the Outstanding Credit Exposures then most recently in effect).

“Project Finance Subsidiary” means any Subsidiary created for the purpose of obtaining non-recourse financing for any operating asset that is the sole and direct obligor of Indebtedness incurred in connection with such financing. A Subsidiary shall be deemed to be a Project

Finance Subsidiary only from and after the date on which such Subsidiary is expressly designated as a Project Finance Subsidiary to the Agent by written notice executed by an Authorized Officer; provided that in no event shall the Borrowing Subsidiary be designated or deemed a Project Finance Subsidiary.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Projections” is defined in Section 5.10.

“Rate Management Transaction” means any transaction linked to one or more interest rates, foreign currencies, or equity prices (including an agreement with respect thereto) now existing or hereafter entered by a Borrower or a Subsidiary (other than a Project Finance Subsidiary) which is a rate swap, basis swap, forward rate transaction, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof.

“RBS” means The Royal Bank of Scotland plc.

“Receivables” shall mean any (i) accounts receivable, (ii) payment intangibles, (iii) notes receivable, (iv) rights to receive future payments and related rights of the Borrowing Subsidiary or any other subsidiary of the Company in respect of the recovery of deferred power supply costs and/or other costs through charges applied and invoiced to customers of the Borrowing Subsidiary or any other subsidiary of the Company, as authorized by an order of a public utilities commission pursuant to state legislation specifically authorizing the securitization thereof, or (v) any interests in any of the foregoing.

“Recipient” means (a) the Agent (and any Lending Installation with respect thereto), (b) any Lender (and any Lending Installation with respect thereto) and (c) any Issuing Bank, as applicable.

“Register” is defined in Section 12.1.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, trustees, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued under Section 4043 of ERISA, other than those events as to which the thirty day notice period is waived under Sections .21, .22, .23, .26, .27 or .28 of PBGC Reg. § 4043.

“Required Lenders” means Lenders in the aggregate having greater than fifty percent (50%) of the Aggregate Commitment (excluding the Commitments of any Defaulting Lenders); provided that for purposes of declaring the Loans to be due and payable pursuant to Article VIII and for all purposes after the Loans have become due and payable pursuant to Article VIII and the Aggregate Commitment has been terminated, “Required Lenders” shall mean Lenders in the aggregate holding greater than fifty percent (50%) of the Aggregate Outstanding Credit Exposure (excluding the Outstanding Credit Exposures of any Defaulting Lenders).

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on “Eurocurrency liabilities” (as defined in Regulation D).

“Resources” means Ameren Energy Resources Company, LLC, a Delaware limited liability company and a subsidiary of the Company.

“Restricted Affiliate” means (a) in the case of the Borrowing Subsidiary or any Subsidiary of the Borrowing Subsidiary, any Affiliate of such Person other than the Borrowing Subsidiary or a Subsidiary of the Borrowing Subsidiary, and (b) in the case of the Company or any subsidiary of the Company (other than the Borrowing Subsidiary or a Subsidiary of the Borrowing Subsidiary), any Affiliate of such Person other than the Company or a subsidiary of the Company.

“Revolving Advance” means an Advance comprised of Revolving Loans.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and such Lender’s LC Exposure and Swingline Exposure at such time.

“Revolving Loan” means, with respect to a Lender, such Lender’s loan made pursuant to its commitment to lend set forth in Section 2.1 (and any conversion or continuation thereof).

“S&P” is defined in the Pricing Schedule.

“S&P Rating” is defined in the Pricing Schedule.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent thereafter to lease such Property as lessee. The amount of any Sale and Leaseback Transaction shall be deemed to equal the Attributable Indebtedness in respect thereof.

“SEC” means the Securities and Exchange Commission.

“SPC” means (i) a special purpose, bankruptcy-remote Person formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, sale and financing of Receivables in connection with and pursuant to a Permitted Securitization and (ii) any Hybrid Vehicle.

“Specified Officer” of either Borrower means any of the chief executive officer, the president, the chief operating officer, the chief financial officer, the treasurer or any assistant treasurer of such Borrower.

“subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its subsidiaries or by such Person and one or more of its subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Subsidiary” means, with respect to each Borrower, any subsidiary of such Borrower; provided that, in the case of the Company, “Subsidiary” means only the Borrowing Subsidiary and each other subsidiary of the Company (other than Ameren Illinois and its subsidiaries). Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary (as defined above) of the Company.

“Substantial Portion” means, with respect to the Property of a Borrower and its Subsidiaries, Property which represents more than 10% of the consolidated assets of such Borrower and its subsidiaries or property which is responsible for more than 10% of the consolidated net sales or of the consolidated net income of such Borrower and its subsidiaries, in each case, as would be shown in the consolidated financial statements of such Borrower and its subsidiaries as at the end of the four fiscal quarter period ending with the fiscal quarter immediately prior to the fiscal quarter in which such determination is made (or if financial statements have not been delivered hereunder for that fiscal quarter which ends the four fiscal quarter period, then the financial statements delivered hereunder for the quarter ending immediately prior to that quarter).

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender (including the Lender acting as the Swingline Lender) at any time shall be its Pro Rata Share of the total Swingline Exposure at such time.

“Swingline Lender” means JPMCB, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.5.

“Syndication Agent” means each of Barclays and BTMU.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Type” means, with respect to any Advance, its nature as a Fixed Rate Advance, Floating Rate Advance or Eurodollar Advance.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.5(e)(ii)(B)(3).

1.2. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as including all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply). Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any governmental authority, any other governmental authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

ARTICLE II

THE CREDITS

2.1. Commitment. Subject to the satisfaction of the conditions precedent set forth in Sections 4.1 and 4.2, as applicable, each Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make Revolving Loans to each Borrower from time to time from and including the Closing Date and prior to the Availability Termination Date for such Borrower in an amount not to exceed its Pro Rata Share of the Available Aggregate Commitment; provided that after giving effect thereto and to any repayments of outstanding Obligations made with proceeds of such Revolving Loans, (i) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment, (ii) the Revolving Credit Exposure of any Lender shall not exceed its Commitment and (iii) the Borrower Credit Exposure of the Borrower requesting any such Revolving Loan shall not exceed the Borrower Sublimit of such Borrower. Subject to the terms of this Agreement, each Borrower may, severally and not jointly with the other Borrower, borrow, repay and reborrow Revolving Loans at any time prior to the Availability Termination Date for such Borrower. The commitment of each Lender to lend to a Borrower hereunder shall automatically expire on the Availability Termination Date for such Borrower (as the same may from time to time be extended pursuant to the terms hereof).

2.2. Required Payments; Termination. Each Borrower, severally and not jointly with the other Borrower, hereby unconditionally promises to pay (i) to the Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made by such Lender to such Borrower on the Availability Termination Date for such Borrower, (ii) to the Agent for the account of each Lender the then unpaid principal amount of each Competitive Loan made by such Lender to such Borrower on the last day of the Interest Period applicable to such Loan, which shall not be later than the Maturity Date for such Borrower and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Availability Termination Date for such Borrower and the tenth (10th) day after such Swingline Loan is made; provided that on each date that a Revolving Advance is made to a Borrower that has a Swingline Loan outstanding, such Borrower shall repay all Swingline Loans owing by it that are outstanding on the date of such Revolving Advance. Notwithstanding the termination of the Commitments under this Agreement, until all the Obligations of each Borrower (other than contingent indemnity obligations) shall have been fully paid and satisfied and all financing arrangements between each Borrower and the Lenders hereunder and under the other Loan Documents shall have been terminated, all of the rights and remedies with respect to such Borrower and its Obligations under this Agreement and the other Loan Documents shall survive.

2.3. Loans. Each Advance hereunder shall consist of (a) Revolving Loans made by the Lenders ratably in accordance with their Pro Rata Shares of the Aggregate Commitment, (b) Competitive Loans or (c) Swingline Loans.

2.4. Competitive Bid Procedure.

(a) Subject to the terms and conditions set forth herein, each Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans from time to time prior to the Availability Termination Date for such

Borrower; provided that after giving effect thereto and to any repayments of outstanding Obligations made with proceeds of such Competitive Loans (i) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment and (ii) the Borrower Credit Exposure of the Borrower requesting any such Competitive Loan shall not exceed the Borrower Sublimit of such Borrower. Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may, severally and not jointly with the other Borrowers, borrow, repay and reborrow Competitive Loans.

(b) To request Competitive Bids, the applicable Borrower shall notify the Agent of such request by telephone, in the case of a Eurodollar Rate Advance, not later than 11:00 a.m., New York time, four Business Days before the date of the proposed Advance and, in the case of a Fixed Rate Advance, not later than 10:00 a.m., New York time, one Business Day before the date of the proposed Advance; provided that each Borrower may submit up to (but not more than) two Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Agent of a written Competitive Bid Request in a form approved by the Agent and signed by the applicable Borrower. Each such telephonic and written Competitive Bid Request shall specify the following information:

(i)	the Borrower requesting an Advance;

(ii)	the aggregate amount of the requested Advance;

(iii)	the date of such Advance, which shall be a Business Day;

(iv)	whether such Advance is to be a Eurodollar Rate Advance or a Fixed Rate Advance; and

(v)	the Interest Period to be applicable to such Advance, which shall be a period contemplated by the definition of the term “Interest Period”.

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.

(c) Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the applicable Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Agent and must be received by the Agent by telecopy, in the case of a Eurodollar Rate Advance, not later than 10:30 a.m., New York time, three Business Days before the proposed date of such Advance, and in the case of a Fixed Rate Advance, not later than 10:30 a.m., New York time, on the proposed date of such Advance. Competitive Bids that do not conform substantially to the form approved by the Agent may be rejected by the Agent, and the Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be a minimum of $5,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the Advance requested by such Borrower) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.

(d) The Agent shall promptly notify the applicable Borrower by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

(e) Subject only to the provisions of this paragraph, the applicable Borrower may accept or reject any Competitive Bid. Such Borrower shall notify the Agent by telephone, confirmed by telecopy in a form approved by the Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Eurodollar Rate Advance, not later than 10:30 a.m., New York time, three Business Days before the date of the proposed Advance, and in the case of a Fixed Rate Advance, not later than 10:30 a.m., New York time, on the proposed date of the Advance; provided that (i) the failure of a Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the aggregate amount of the Competitive Bids accepted by a Borrower shall not exceed the aggregate amount of the requested Advance specified in the related Competitive Bid Request and (iii) no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000 in excess thereof. A notice given by a Borrower pursuant to this paragraph shall be irrevocable.

(f) The Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

(g) If the Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the applicable Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Agent pursuant to paragraph (c) of this Section.

2.5. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to each Borrower from time to time during the period from and including the Closing Date and prior to the Availability Termination Date for such Borrower; provided that after giving effect thereto and to any repayments of outstanding Obligations made with proceeds of such Swingline Loans (i) the aggregate principal amount of the outstanding Swingline Loans shall not exceed $40,000,000, (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment, (iii) the Revolving Credit Exposure of any Lender shall not exceed its Commitment and (iv) the Borrower Credit Exposure of the Borrower requesting any such Swingline Loan shall not exceed the Borrower Sublimit for such Borrower; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may, severally and not jointly with the other Borrower, borrow, prepay and reborrow Swingline Loans at any time prior to the Availability Termination Date for such Borrower.

(b) To request a Swingline Loan, a Borrower shall notify the Agent of such request by telephone not later than 3:00 p.m., New York City time, on the day of the proposed Swingline Loan. Each such telephonic notice shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Agent of an executed written notice. Each such telephonic and written notice shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan and the location and number of the account of the Borrower to which funds are to be disbursed or, in the case of any Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.6(e), the identity of the Issuing Bank that has made such LC Disbursement. Promptly following the receipt of a notice in accordance with this Section, the Agent shall advise the Swingline Lender of the details thereof. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a wire transfer to the account specified in such notice or to the applicable Issuing Bank, as the case may be.

(c) The Swingline Lender may by written notice given to the Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of the Swingline Loans in which the Lenders will be required to participate. Promptly upon receipt of such notice, the Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Pro Rata Share of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees to pay, upon receipt of notice as provided above, to the Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Share of such Swingline Loan or Loans. Each Lender acknowledges and agrees that, in making any Swingline Loan, the Swingline Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the applicable Borrower deemed made pursuant to Section 4.2, unless, at least one Business Day prior to the time such Swingline Loan was made, the Required Lenders shall have notified the Swingline Lender (with a copy to the Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.2.1 or 4.2.2 would not be satisfied if such Swingline Loan were then made (it being understood and agreed that, in the event the Swingline Lender shall have received any such notice, it shall have no obligation to make any Swingline Loan until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist). Each Lender further acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of any Default or Unmatured Default or any reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.11 with respect to Loans made by such Lender (and Section 2.11 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Lenders. The Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the applicable Borrower (or other Person on behalf of such Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Agent; any such amounts received by the Agent shall be promptly remitted by the Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Agent, as applicable, if and to the extent such payment is required to be refunded to the applicable Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to repay such Swingline Loan.

2.6. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, (i) the Borrowing Subsidiary may request the issuance of Letters of Credit for its own account or jointly for its own account and the account of any of its subsidiaries (in which case the Borrowing Subsidiary shall be solely responsible for all payments due hereunder in respect of such Letters of Credit notwithstanding any listing of any subsidiary of the Borrowing Subsidiary as an account party or applicant with respect to such Letters of Credit) and (ii) the Company may request the issuance of Letters of Credit for its own account or jointly for its own account and the account of any of its subsidiaries other than the Borrowing Subsidiary and its subsidiaries (in which case the Company shall be solely responsible for all payments due hereunder in respect of such Letters of Credit notwithstanding any listing of any subsidiary of the Company as an account party or applicant with respect to such Letters of Credit), in each case in a form reasonably acceptable to the Agent and the applicable Issuing Bank, at any time and from time to time prior to the earlier of the Availability Termination Date for such Borrower and the LC Commitment Termination Date for such Issuing Bank. Each Existing Letter of Credit shall be deemed, for all purposes of this Agreement (including paragraphs (d) and (e) of this Section), to be a Letter of Credit issued hereunder for the account of the applicable Borrower thereunder. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Borrowing Subsidiary, in the case of clause (i) above, and the Company, in the case of clause (ii) above, unconditionally and irrevocably agrees that, in connection with any Letter of Credit referred to in the applicable clause, it will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of LC Participation Fees and other fees due under Section 2.8.2 to the same extent as if it were the sole account party in respect of such Letter of Credit (the Borrowing Subsidiary and the Company each hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor of the obligations of any of its subsidiaries that shall be a joint account party with it in respect of any such Letter of Credit).

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the account party or account parties with respect to such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit, together, in the case of a request for an issuance of a Letter of Credit, with draft language for such Letter of Credit reasonably acceptable to the applicable Issuing Bank. If requested by the applicable Issuing Bank, such Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, such Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Aggregate Outstanding Credit Exposure will not exceed the Aggregate Commitment, (ii) the Revolving Credit Exposure of any Lender will not exceed its Commitment, (iii) the Borrower Credit Exposure of the Borrower requesting such Letter of Credit will not exceed the Borrower Sublimit of such Borrower, (iv) the portion of the LC Exposure attributable to Letters of Credit issued by the applicable Issuing Bank will not, unless such Issuing Bank shall so agree, exceed the LC Commitment of such Issuing Bank and (v) the LC Exposure will not exceed the greater of (A) $250,000,000 and (B) 25% of the Aggregate Commitment as then in effect. Notwithstanding the foregoing, no Issuing Bank shall be required to issue any Letter of Credit if (x) any order, judgment or decree of any governmental authority shall enjoin or restrain, or by its terms purport to enjoin or restrain, such Issuing Bank from issuing such Letter of Credit, (y) any applicable law or any order, request or directive (whether or not having the force of law) of any governmental authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or impose upon such Issuing Bank any restriction, reserve or capital requirement with respect to such Letter of Credit not in effect on the Closing Date for which such Issuing Bank is not otherwise compensated (or assured to its satisfaction that it will be compensated) hereunder or any unreimbursed loss, cost or expense not applicable to such Issuing Bank on the Closing Date, which such Issuing Bank deems in good faith to be material to it and for which such Issuing Bank is not otherwise compensated (or assured to its satisfaction that it will be compensated) hereunder or (z) for Letters of Credit to be issued jointly for the account of either Borrower and any of its subsidiaries in accordance with Section 2.6(a), the applicable Issuing Bank has not received documentation that it shall have reasonably requested in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, with respect to such subsidiaries. If the Required Lenders notify the Issuing Banks that a Default exists with respect to a requesting Borrower and instruct the Issuing Banks to suspend the issuance, amendment, renewal or extension of Letters of Credit for the account of such Borrower, no Issuing Bank shall issue, amend, renew or extend any Letter of Credit for the account of such Borrower or the Company without the consent of the Required Lenders until such notice is withdrawn by the Required Lenders (and each Lender that shall have delivered such notice agrees promptly to withdraw it at such time as no Default exists).

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to earlier of the Maturity Date for the applicable Borrower and the LC Commitment Termination Date for the applicable Issuing Bank; provided that any Letter of Credit may contain customary automatic renewal provisions agreed upon by the applicable Borrower and the applicable Issuing Bank pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 12 months (but not to a date later than the date that is five Business Days prior to the earlier of the Maturity Date for the applicable Borrower and the LC Commitment Termination Date for such Issuing Bank, unless otherwise permitted pursuant to the immediately succeeding proviso), subject to a right on the part of such Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary in advance of any such renewal; provided, further that, with the prior consent of the Agent and the applicable Issuing Bank, a Letter of Credit may be issued or extended with an expiration date beyond the fifth Business Day prior to the earlier of the Maturity Date for the applicable Borrower and the LC Commitment Termination Date for such Issuing Bank, in which case the applicable Borrower shall deposit on or prior to the date 90 days prior to the earlier of the Maturity Date for the applicable Borrower and the LC Commitment Termination Date for such Issuing Bank, in an account with such Issuing Bank, for the benefit of the Lenders and such Issuing Bank, as cash collateral pursuant to documentation reasonably satisfactory to the Agent and such Issuing Bank, an amount in cash equal to 101% of the aggregate amount of all outstanding Letters of Credit issued for its account by such Issuing Bank that have an expiration date later than the fifth Business Day prior to the earlier of the Maturity Date for the applicable Borrower and the LC Commitment Termination Date for such Issuing Bank.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, such Lender’s Pro Rata Share of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower for the account such Letter of Credit was issued, severally and not jointly with the other Borrower, shall reimburse such LC Disbursement by paying to the Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if such Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by such Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that such Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that such Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $1,000,000, such Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.1 or 2.5 that such payment be financed with a Floating Rate Advance or a Swingline Loan to such Borrower in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Floating Rate Advance or Swingline Loan. If such Borrower fails to make such payment when due, the Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Lender’s Pro Rata Share thereof. Promptly following receipt of such notice, each Lender shall pay to the Agent its Pro Rata Share of the payment then due from such Borrower, in the same manner as provided in Section 2.11 with respect to Loans made by such Lender (and Section 2.11 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Agent of any payment from such Borrower pursuant to this paragraph, the Agent shall distribute such payment to such Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of a Floating Rate Advance or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve such Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section in respect of Letters of Credit issued for its account shall be several and not joint with the other Borrower, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, such Borrower’s obligations hereunder. None of the Agent, the Lenders or the Issuing Banks, or any of their respective affiliates, directors, officers or employees, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to a Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s wrongful honor or rejection of any drawing under such Letter of Credit to the extent arising out of the Issuing Bank’s gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction). In furtherance of the foregoing and without limiting the generality thereof, but subject to any non-waivable provisions of the laws and/or other rules to which a Letter of Credit is subject, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Agent and the applicable Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement in respect of any Letter of Credit, then, unless the Borrower for the account of which such Letter of Credit was issued shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Floating Rate Advances; provided that, if such Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.14 shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Cash Collateralization. If (i) a Default under Section 7.2 with respect to a Borrower shall occur and be continuing or (ii) any other Default with respect to a Borrower shall occur and be continuing and the Required Lenders shall have terminated the Commitments insofar as they are available to such Borrower or accelerated the maturity of any Loans of such Borrower, in either case as a result of such Default (and unless and until any such termination or acceleration has been rescinded), then on the Business Day that such Borrower receives notice from the Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposures representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, such Borrower shall deposit in an account with the Agent, in the name of the Agent and for the benefit of the Lenders, an amount in cash equal to 101% of the portion of the LC Exposure as of such date attributable to Letters of Credit issued for the account of such Borrower; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Default with respect to such Borrower described in Section 7.6 or 7.7. Such deposit shall be held by the Agent as collateral for the payment and performance of the Obligations of such Borrower under this Agreement. The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made only if and to the extent requested by such Borrower and then only at the option and sole discretion of the Agent, and all at such Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Agent to reimburse each Issuing Bank for LC Disbursements under outstanding Letters of Credit issued for the account of such Borrower for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of future reimbursement obligations under Letters of Credit issued for the account of such Borrower or, if the maturity of the Loans has been accelerated (but subject to the consent of such Lenders with LC Exposures representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of such Borrower under this Agreement. If either Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of any event specified in clause (i) or (ii) above with respect to such Borrower, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Defaults with respect to such Borrower have been cured or waived and, if Loans or other Obligations (other than any unasserted contingent indemnity claims) of such Borrower have been accelerated, all such Loans and other Obligations of such Borrower have been repaid (or such acceleration has been rescinded). If at any time the cash collateral of either Borrower shall exceed 101% of such portion of the LC Exposure as of such date attributable to Letters of Credit issued for the account of such Borrower, the Agent shall apply such excess funds to the payment of such Borrower’s Obligations or (x) if no such Obligations are then due and owing and no Default with respect to such Borrower shall exist, shall release such excess funds to such Borrower or (y) if no such Obligations are outstanding (other than contingent Obligations in respect of Letters of Credit which are fully collateralized and unasserted contingent indemnification claims), such excess amount shall be released to such Borrower notwithstanding the existence of a Default in respect of such Borrower.

(j) Designation of Additional Issuing Banks; Termination of Appointment of Issuing Banks. From time to time, the Borrowers may by notice to the Agent and the Lenders designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of any appointment as an Issuing Bank hereunder shall be evidenced by an agreement (an “Issuing Bank Agreement”), which shall be in a form satisfactory to the Borrowers and the Agent, shall set forth the LC Commitment of such Lender and shall be executed by such Lender, the Borrowers and the Agent and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an Issuing Bank. If the Commitment Termination Date shall be extended beyond the

LC Commitment Termination Date of any Issuing Bank that is a Declining Lender, the appointment of such Issuing Bank shall be terminated effective as of the Existing Commitment Termination Date, at which time the Borrowers shall pay any unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.8.2. Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all rights as an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.

(k) Issuing Bank Reports to the Agent. Unless otherwise agreed by the Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Agent (i) upon the reasonable request of the Agent, periodic activity (for such period or recurrent periods as shall be requested by the Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the Borrower for the account of which such Letter of Credit is to be issued, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it for the account of each Borrower and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement and the Letter of Credit to which it relates and (iv) on any Business Day on which a Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement.

(l) LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

2.7. Types of Advances. Revolving Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the applicable Borrower in accordance with Sections 2.11 and 2.12. Competitive Loans may be Eurodollar Rate Advances or Fixed Rate Advances, or a combination thereof, selected by the applicable Borrower in accordance with Section 2.4. Each Swingline Loan shall be a Floating Rate Advance.

2.8. Facility Fee; Letter of Credit Fees; Reductions in Aggregate Commitment and Borrower Sublimits.

2.8.1 Facility Fee. Subject to Section 2.25, each Borrower agrees, severally and not jointly with the other Borrower, to pay to the Agent for the account of each Lender a facility fee (the “Facility Fee”) at a per annum rate equal to such Borrower’s Applicable Fee Rate on its Contribution Percentage of such Lender’s Commitment (whether used or unused) from and including the Closing Date to and including the Availability

Termination Date for such Borrower, payable quarterly in arrears on each Payment Date hereafter and on the Availability Termination Date for such Borrower; provided, that if any Lender continues to have Revolving Credit Exposure attributable to such Borrower hereunder after the Availability Termination Date for such Borrower (excluding any Revolving Credit Exposure in respect of LC Exposure which is cash collateralized hereunder), then the Facility Fee shall continue to accrue on the aggregate principal amount of such Revolving Credit Exposure until such Lender ceases to have any such Revolving Credit Exposure, and shall be payable on demand.

2.8.2 Letter of Credit Fees. Each Borrower agrees, severally and not jointly with the other Borrower, to pay (i) to the Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit issued for the account of such Borrower (the “LC Participation Fee”), which shall accrue at the Applicable Fee Rate on the average daily amount of that portion of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued for the account of such Borrower during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any such LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between such Borrower and such Issuing Bank on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank for the account of such Borrower (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of such Issuing Bank’s LC Commitment and the date on which there ceases to be any such LC Exposure attributable to Letters of Credit issued by such Issuing Bank for such Borrower, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued by such Issuing Bank for the account of such Borrower or processing of drawings thereunder. LC Participation Fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees accrued for the account of such Borrower shall be payable on the Availability Termination Date for such Borrower and any such fees accruing after the Availability Termination

Date for such Borrower shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable promptly upon receipt of an invoice therefor in reasonable detail.

2.8.3 Termination of and Reductions in Aggregate Commitment and Borrower Sublimits. The Commitments will automatically terminate on the Commitment Termination Date. The Company (on behalf of itself and the Borrowing Subsidiary) may permanently reduce the Aggregate Commitment (with or without reducing either Borrower Sublimit), and (without limiting the foregoing) the Borrowing Subsidiary or the Company, as applicable, may permanently reduce its respective Borrower Sublimit (with or without reducing the Aggregate Commitment), in each case, in whole or in part and without penalty or premium, ratably among the Lenders in integral multiples of $5,000,000, upon at least three (3) Business Days’ written notice to the Agent, which notice shall specify, as applicable (a) the aggregate amount of any such reduction and/or (b) the individual amount by which the applicable Borrower Sublimit shall be reduced, provided, however, that (i) the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure and (ii) the Borrower Sublimit of either Borrower may not be reduced below the Borrower Credit Exposure of such Borrower. Any reduction of the Aggregate Commitment under this Section (other than the first sentence hereof) shall reduce ratably the Commitments of all the Lenders.

2.9. Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $5,000,000 (and in a multiple of $1,000,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $5,000,000 (and in a multiple of $1,000,000 if in excess thereof); provided, however, that (i) any Floating Rate Advance to a Borrower may be in the amount of the Available Aggregate Commitment and (ii) any Floating Rate Advance to a Borrower may be in the amount equal to the lesser of the Available Aggregate Commitment and the amount by which the Borrower Sublimit of such Borrower exceeds the Borrower Credit Exposure of such Borrower. Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000.

2.10. Optional Principal Payments. Each Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances of such Borrower, or any portion of such outstanding Floating Rate Advances, in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof (or, if less, the remaining outstanding principal amount of such Borrower’s Floating Rate Advances), upon at least one (1) Business Day’s prior notice to the Agent. Each Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances of such Borrower, or any portion of such outstanding

Eurodollar Advances, in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof (or, if less, the remaining outstanding principal amount of such Borrower’s Eurodollar Advances), upon at least three (3) Business Days’ prior notice to the Agent; provided that no Competitive Loan may be prepaid without the consent of the applicable Lender. Each Borrower may from time to time pay, without penalty or premium, any outstanding Swingline Loan upon giving notice thereof to the Swingline Lender not later than 12:00 noon, New York City time, on the date of prepayment. Any optional payment of Advances (other than Competitive Loans and Swingline Loans) under this Section shall be applied ratably to the Advances (other than Competitive Loans and Swingline Loans) of all the Lenders.

2.11. Method of Selecting Types and Interest Periods for New Revolving Advances; Funding of Loans. The applicable Borrower shall select the Type of each Revolving Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto; provided that there shall be no more than five (5) Interest Periods in effect with respect to all of the Revolving Loans of any single Borrower at any time, unless such limit has been waived by the Agent in its sole discretion. The applicable Borrower shall give the Agent irrevocable notice (a “Borrowing Notice”) not later than 11:30 a.m. (New York time) on the Borrowing Date of each Floating Rate Advance or on the third Business Day before the Borrowing Date for each Eurodollar Advance, specifying:

(i)	the Borrower requesting such Advance,

(ii)	the Borrowing Date, which shall be a Business Day, of such Advance,

(iii)	the aggregate amount of such Advance,

(iv)	the Type of Advance selected, and

(v)	in the case of each Eurodollar Advance, the Interest Period applicable thereto.

The Agent shall provide written notice of each request for borrowing under this Section 2.11 by 12:30 p.m. (New York time) on the Borrowing Date for each Floating Rate Advance or on the third Business Day prior to the Borrowing Date for each Eurodollar Advance, as applicable. Not later than 2:00 p.m. (New York time) on each Borrowing Date, each Lender shall make available its Revolving Loan or Revolving Loans in Federal or other funds immediately available in New York to the Agent at its address specified pursuant to Article XIII. The Agent will promptly make the funds so received from the Lenders available to such Borrower at the Agent’s aforesaid address.

2.12. Conversion and Continuation of Outstanding Revolving Advances; No Conversion or Continuation of Eurodollar Advances After Default. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.12 or are repaid in accordance with Section 2.10. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Eurodollar Advance with an Interest Period of 30 days (unless such conversion would otherwise be prohibited hereunder, in which case such Eurodollar

Advance shall be converted into a Floating Rate Advance) unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.10 or (y) the applicable Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance either continue as a Eurodollar Advance for the same or another Interest Period or be converted to a Floating Rate Advance. Subject to the terms of Section 2.9, a Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances; provided that any conversion of any Eurodollar Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. Notwithstanding anything to the contrary contained in this Section 2.12, during the continuance of a Default with respect to a Borrower, the Agent may (or shall at the direction of the Required Lenders), by notice to such Borrower, declare that no Advance of such Borrower may be made, converted or continued as a Eurodollar Advance. The applicable Borrower shall give the Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance to a Eurodollar Advance, continuation of a Eurodollar Advance, or conversion of a Eurodollar Advance to a Floating Rate Advance not later than 11:00 a.m. (New York time) at least three (3) Business Days prior to the date of the requested conversion or continuation, specifying:

(i)	the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)	the aggregate amount and Type of the Advance to be converted or continued, and

(iii)	the amount of the Advance to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

This Section shall not apply to Competitive Loans and Swingline Loans, which may not be converted or continued.

2.13. Interest Rates, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made, to, but excluding, the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.12, as applicable, at a rate per annum equal to the Floating Rate applicable to such Borrower for such day. Each Swingline Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Loan is made to but excluding the date it is paid, at a rate per annum equal to the Floating Rate applicable to such Borrower for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance and on any Swingline Loan will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of each Interest Period applicable thereto to (but not including) the earlier of the last day of such Interest Period or the date it is paid in accordance with Section 2.10, at the applicable Eurodollar Rate as determined by the Agent as applicable to such Borrower’s Eurodollar Advance based upon the applicable Borrower’s selections under Sections 2.11 and 2.12 and otherwise in accordance with the terms hereof. Each Fixed Rate Advance shall bear interest at the Fixed Rate applicable thereto.

2.14. Rates Applicable After Default. Notwithstanding the foregoing, if any principal of any Loan is not paid when due, or if any interest on any Loan or any fee or other amount payable by either Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise (in each case, after giving effect to any applicable grace period with respect to such payment), such overdue amount shall bear interest, commencing on the day after such amount shall have become due in the case of principal and on the second Business Day after such amount shall have become due (in each case, after giving effect to any applicable grace period with respect to such payment) in the case of other amounts, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in Section 2.13 or (ii) in the case of any other amount, 2% per annum plus the rate applicable to Floating Rate Advances as provided in Section 2.13.

2.15. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to the Agent at the Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent reasonably in advance of the date any such payment is required to be made, by 12:00 noon (New York time) on the date when due and shall be applied ratably by the Agent among the Lenders to which such Obligations are owing. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized, at any time when a Default shall have occurred and be continuing, to charge the respective accounts of each Borrower maintained with JPMCB for each payment of principal, interest and fees owed by such Borrower as such payment becomes due hereunder.

2.16. Noteless Agreement; Evidence of Indebtedness. (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender to such Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii)	The Agent shall also maintain accounts in which it will record (a) the date and the amount of each Loan made to each Borrower hereunder, the Type thereof and the Interest Period (in the case of a Eurodollar Advance) with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder, (c) the effective date and amount of each Assignment and Assumption delivered to and accepted by it pursuant to Section 12.1 and the parties thereto, (d) the amount of any sum received by the Agent hereunder from each Borrower and each Lender’s share thereof, and (e) all other appropriate debits and credits as provided in this Agreement, including all fees, charges, expenses and interest.

(iii)

The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence absent manifest error of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of such Borrower to repay the Obligations in accordance with their terms.

(iv)	Any Lender may request that its Loans be evidenced by a promissory note in substantially the form of Exhibit E (a “Note”). In such event, the applicable Borrower shall prepare, execute and deliver to such Lender such Note payable to the order of such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.1) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

2.17. Telephonic Notices. Each Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of such Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. Each Borrower agrees to deliver promptly to the Agent a written confirmation, signed by an Authorized Officer, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.18. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable in arrears on each Payment Date, commencing with the first such date to occur after the Closing Date, on any date on which such Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance shall be payable on the last day of each applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on each Fixed Rate Loan shall be payable on the last day of the Interest Period applicable to the Advance of which such Loan is a part and, in the case of a Fixed Rate Advance with an Interest Period of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as dates for payment of interest with respect to such Advance. Interest accrued on each Swingline Loan shall be payable in arrears on the day that such Loan is repaid or is required to be paid. Interest accrued on any Advance that is not paid when due shall be payable on demand and on the date of payment in full. Interest on Eurodollar Advances, Fixed Rate Loans and fees hereunder shall be calculated for actual days elapsed on the basis of a 360-day year. Interest on Floating Rate Advances and Swingline Loans shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon (New York time) at the place of payment. If any payment of principal of or interest on an Advance, any fees or any other amounts payable to the Agent or any Lender hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

2.19. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions; Availability of Loans. Promptly after receipt thereof, the Agent will notify each Lender in writing of the contents of each Aggregate Commitment or Borrower Sublimit reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Agent will notify the applicable Borrower and each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Borrower and each Lender prompt notice of each change in the Alternate Base Rate.

2.20. Lending Installations. Each Lender may, subject to its obligations under Section 3.7, book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Agent and the Borrowers in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

2.21. Non-Receipt of Funds by the Agent. Unless the applicable Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or any payment under Section 2.6(e) or (ii) in the case of a Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or such Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by a Borrower, the interest rate applicable to the relevant Loan.

2.22. Replacement of Lender. If (a) either Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender, (b) any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.3, (c) any Lender is a Declining Lender, (d) any Lender is a Defaulting Lender or has a direct or indirect parent company that is the subject of a Bankruptcy Event, (e) any Lender invokes Section 9.2 or (f) any Lender has advised that it will not consent to any waiver or amendment of this Agreement that requires the approval of all the Lenders or all affected Lenders and, upon the replacement of such non-consenting Lender, the Lender replacing such non-consenting Lender shall consent to any such waiver or amendment and such approval (as to all Lenders or as to all affected Lenders, as applicable) shall be obtained (any Lender subject to any of the foregoing clauses (a), (b), (c), (d), (e) or (f) being an “Affected Lender”), the Borrowers may elect (i) in the case of the foregoing clauses (a), (b), (d) or (e) (but only if such additional payment continues to be required, such suspension continues to be effective, such Lender continues to be a Defaulting Lender or the direct or indirect parent company of such Lender continues to be the subject of a Bankruptcy Event or Section 9.2 continues to be invoked), to terminate the Commitment of such Affected Lender (without affecting the Commitments of the other Lenders), or (ii) in all cases, to replace such Affected Lender and its Commitment (including with one or more Lenders (which may be current Lenders) having lesser, equivalent or greater aggregate Commitments than those of the Affected Lenders being so replaced); provided that (A) in the case of any termination of the Commitment of an Affected Lender, no Default or Unmatured Default shall have occurred and be continuing at the time of such termination, (B) in the case of any replacement of an Affected Lender, one or more banks or other entities which are approved by the Borrowers, the Agent, each Issuing Bank and the Swingline Lender (such approval not to be unreasonably withheld or delayed) shall purchase for cash at face amount the Outstanding Credit Exposure of the Affected Lender pursuant to an Assignment and Assumption substantially in the form of Exhibit C (and, if not already a Lender, shall become a Lender for all purposes under this Agreement) and assume the Commitment and all obligations of the Affected Lender as of the time of such replacement and comply with the requirements of Section 12.1 applicable to assignments, and (C) in the case of any termination or replacement of the Commitment of an Affected Lender, each Borrower shall pay to such Affected Lender in immediately available funds on the day of termination or replacement, to the extent not paid by a replacement Lender pursuant to the preceding clause (B), all principal, interest, fees and other amounts (other than unasserted contingent indemnity obligations) then outstanding or accrued but unpaid for the account of such Affected Lender to the extent constituting Obligations of such Borrower hereunder, including payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and, except in the case of a Defaulting Lender, an amount, if any, equal to the payment which would have been due to such Lender on the day of such termination or replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date pursuant to Section 2.10. Notwithstanding the foregoing, the Borrowers may not terminate the Commitment of an Affected Lender if, after giving effect to such termination, (x) the Aggregate Outstanding Credit Exposure would exceed the Aggregate Commitment (as then in effect giving effect to any increases thereof effected in accordance with the terms hereof) or (y) the Borrower Credit Exposure of either Borrower would exceed the Borrower Sublimit of such Borrower.

2.23. Extension of Commitment Termination Date. The Company, on behalf of both Borrowers, may, on not more than two occasions during the term of this Agreement, by written notice to the Agent (which shall promptly deliver a copy to each of the Lenders) delivered not fewer than 45 days, and not more than 60 days, before any anniversary of the Closing Date, request that the Lenders extend the then effective Commitment Termination Date (the “Existing Commitment Termination Date”) for an additional period of one year, effective as of a date specified in such notice. Each Lender shall, by notice to the Company and the Agent given not later than the 20th day after the date of the Agent’s receipt of the Company’s notice, advise the Company whether or not it agrees to the requested extension (each Lender agreeing to a requested extension being called a “Consenting Lender” and each Lender declining to agree to a requested extension being called a “Declining Lender”). Any Lender that has not so advised the Company and the Agent by such day shall be deemed to have declined to agree to such extension and shall be a Declining Lender. If Lenders constituting the Required Lenders shall have agreed to a Commitment Termination Date extension request, then the Commitment Termination Date shall, as to the Consenting Lenders, be extended to the first anniversary of the Existing Commitment Termination Date. The decision of any Lender to agree or withhold agreement to any extension request shall be at the sole discretion of such Lender. The Commitment of any Declining Lender shall terminate on the Existing Commitment Termination Date. The principal amount of any outstanding Loans made by Declining Lenders, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the accounts of such Declining Lenders hereunder, shall be due and payable on the Existing Commitment Termination Date, and on the Existing Commitment Termination Date each Borrower shall also make such other prepayments of its Loans as shall be required in order that, after giving effect to such prepayments and to the termination of the Commitments of, and all payments to, Declining Lenders pursuant to this sentence, (a) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment, (b) the Revolving Credit Exposure of any Lender shall not exceed its Commitment and (c) the Borrower Credit Exposure of either Borrower shall not exceed the Borrower Sublimit of such Borrower. Notwithstanding the foregoing, no extension of the Commitment Termination Date shall become effective under this Section unless (i) on the effective date of such extension, the conditions set forth in Section 4.2 (it being understood and agreed that (A) all references to “Credit Extension Date” therein shall be deemed to refer to such effective date and (B) all references to the “Closing Date” in (x) Section 4.2.2 as it relates to Sections 5.5, 5.7 and 5.14(ii) and (y) in Sections 5.5, 5.7 and 5.14(ii) shall be deemed to refer to such effective date for purposes of determining satisfaction of the conditions set forth in Section 4.2 as of such date) shall be satisfied as of such date (as though the effectiveness of such extension were a Credit Extension) and (ii) the Agent shall have received a certificate to that effect dated such effective date and executed by an Authorized Officer of the Company.

2.24. Extension of Borrowing Subsidiary Maturity Date. The Borrowing Subsidiary may, by notice (a “Maturity Date Extension Request”) to the Agent (which shall promptly deliver a copy to each of the Lenders) given at any time (and from time to time without limitation) not more than 90 days and not less than 30 days prior to its then-current Maturity Date (the “Existing Maturity Date”), request an extension of such Maturity Date to a date not more than 364 days after the Existing Maturity Date specified in such notice, but in no event to a date later than the Commitment Termination Date. Each Lender shall, by notice to such Borrowing Subsidiary, the Company and the Agent given not later than the 20th day after the date of the Agent’s receipt of such Maturity Date Extension Request, advise such Borrowing Subsidiary and the Company whether or not it agrees to the requested extension (and, except as set forth in the following proviso, any Lender that has not so advised such Borrowing Subsidiary, the Company and the Agent by such day shall be deemed to have declined to agree to such extension); provided, that notwithstanding the foregoing, (i) so long as the Borrowing Subsidiary shall have received FERC authorization for short-term financings for the period through the requested Maturity Date, then upon written notice thereof to the Agent (either concurrently with the delivery of the Maturity Date Extension Request or at anytime thereafter but prior to the then effective Maturity Date) and satisfaction of the conditions set forth in the following sentence, each Lender shall be obligated to consent (and shall be deemed to have consented) to such extension and the Maturity Date for such Borrowing Subsidiary shall be deemed extended to the date requested by the Borrowing Subsidiary in such notice without any further consent or approval of any Lender, any Issuing Bank or the Agent and (ii) upon the Borrowing Subsidiary’s receipt of the necessary approvals from the Missouri Public Service Commission authorizing such Borrowing Subsidiary to borrow hereunder through the Commitment Termination Date, then upon written notice thereof to the Agent and satisfaction of the conditions set forth in the following sentence, the Maturity Date for such Borrowing Subsidiary shall automatically be extended to the Commitment Termination Date without the consent or approval of or any further action by any Lender, any Issuing Bank or the Agent. If requested by the Borrowing Subsidiary, the effectiveness of any such extension shall be confirmed by the Agent in writing to the Borrowing Subsidiary. Unless otherwise consented to by the Required Lenders, no extension of such Maturity Date pursuant to this Section 2.24 shall become effective unless the Agent shall have received (1) copies of any approvals by FERC and/or the Missouri Public Service Commission, as applicable, required for such extension and (2) legal opinions (including from Borrowing Subsidiary’s in-house counsel) in substantially the form of those delivered pursuant to Section 4.1.7 solely as to the fact that any and all FERC, Missouri Public Service Commission and/or other regulatory approvals, as applicable, required to permit borrowings by and Credit Extensions to the Borrowing Subsidiary in the amount of its Borrower Sublimit through the extended Maturity Date have been obtained (to be in form and substance (to the extent of the limited scope thereof set forth above) reasonably satisfactory to the Agent).

2.25. Defaulting Lenders. (a) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply:

(i)	Facility Fees shall cease to accrue on the unused portion of such Defaulting Lender’s Commitment.

(ii)	The Commitment and Outstanding Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.2); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender shall require the consent of such Defaulting Lender (in such case, to the extent such Defaulting Lender is an affected Lender).

(iii)	Unless a Default or an Unmatured Default shall have occurred and be continuing, all or any part of such Defaulting Lender’s Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their Pro Rata Shares of the Aggregate Commitment, but only to the extent the sum of all non-Defaulting Lenders’ Outstanding Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments.

(iv)	If the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (iii) above, then the LC Participation Fees payable to the Lenders pursuant to Section 2.8.2 shall be adjusted in accordance with such reallocation.

(v)	If (or to the extent) the reallocation described in clause (iii) above cannot, or can only partially, be effected, each Borrower shall within one Business Day following notice by the Agent (x) first, prepay the Defaulting Lender’s non-reallocated portion of the Swingline Exposure attributable to Swingline Loans made to such Borrower and (y) second, cash collateralize for the benefit of the Issuing Banks such Borrower’s obligations corresponding to the portion of such Defaulting Lender’s non-reallocated LC Exposure that is attributable to Letters of Credit issued for the account of such Borrower (in each case, as determined after giving effect to any partial reallocation pursuant to clause (iii) above) in accordance with the procedures set forth in Section 2.6(i) for so long as such LC Exposure is outstanding.

(vi)	If a Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (v) above, such Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.8.2 with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized.

(vii)	The Agent shall adjust the allocation of payments hereunder to ensure that a Defaulting Lender does not receive payment in respect of any Loan or LC Disbursement that it did not fund or to reflect any of the actions or adjustments referred to in this Section 2.25.

(b) If (i) a Bankruptcy Event with respect to the parent company of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or any Issuing Bank shall have a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the applicable Borrower or such Lender reasonably satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to mitigate the risk to it in respect of such Lender failing to satisfy its participating interest therein.

(c) In the event that the Agent, each Borrower, the Swingline Lender and each Issuing Bank agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans (other than Competitive Loans and Swingline Loans) and participations in LC Disbursements of the other Lenders as the Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share.

(d) Except as expressly provided in this Section 2.25 in connection with the obligations of the Swingline Lender or the Issuing Banks, the obligation of each Lender, Issuing Bank and Swingline Lender to fund the full amount of its Commitment and to make Loans, Advances and other extensions of credit hereunder shall not be released or diminished in any respect by any other Lender becoming a Defaulting Lender.

(e) None of the foregoing provisions of this Section 2.25 shall be deemed to effect, diminish or release any rights, claims or causes of action the Borrowers may have against any Lender that becomes a Defaulting Lender.

2.26. Commitment Increases. (a) The Borrowers may from time to time (and more than one time), by written notice to the Agent (which shall promptly deliver a copy to each of the Lenders), executed by the Borrowers and one or more financial institutions (any such financial institution referred to in this Section being called an “Augmenting Lender”), which may include any Lender, cause new Commitments to be extended by the Augmenting Lenders or cause the existing Commitments of the Augmenting Lenders to be increased, as the case may be (the aggregate amount of such increase for all Augmenting Lenders on any single occasion being referred to as a “Commitment Increase”), in an amount for each Augmenting Lender set forth in such notice; provided that (i) the amount of each Commitment Increase shall be not less than $10,000,000, except to the extent necessary to utilize the remaining unused amount of increase permitted under this Section 2.26(a) and (ii) the Aggregate Commitment shall not exceed $1,200,000,000 after giving effect to the effectiveness of any Commitment Increase. The decision of any Lender to become an Augmenting Lender shall be at the sole discretion of such Lender. Each Augmenting Lender shall be subject to the approval of the Agent, each Issuing Bank and the Swingline Lender (which approval shall not be unreasonably withheld or delayed) and shall not be subject to the approval of any other Lenders, and the Company and each Augmenting Lender shall execute all such documentation as the Agent shall reasonably specify to evidence the Commitment of such Augmenting Lender and/or its status as a Lender hereunder (such documentation in respect of any Commitment Increase together with the notice of such Commitment Increase being referred to collectively as the “Commitment Increase Amendment” in respect of such Commitment Increase).

(b) Upon each Commitment Increase pursuant to this Section, (i) each Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Augmenting Lender providing a portion of such Commitment Increase, and each such Augmenting Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to such Commitment Increase and each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Swingline Loans and Letters of Credit held by each Lender (including each such Augmenting Lender) will (subject to Section 2.25) equal such Lender’s Pro Rata Share and (ii) if, on the date of such Commitment Increase, there are any Revolving Loans outstanding, the parties hereto shall, at the request of the Agent, take actions agreed upon by the Agent and the Company that will result, within a period acceptable to the Agent and the Company, in the outstanding Revolving Loans being held by the Lenders ratably in accordance with their Commitments. In determining the actions to be taken (which may include the prepayment and reborrowing of all or a portion of such Revolving Loans and/or the making of Revolving Loans on a non-pro-rata basis by Augmenting Lenders for the balance of Interest Periods in progress and at rates reflecting the Eurodollar Base Rate at the time for loans of such duration), the Agent and the Lenders will endeavor to minimize breakage costs for which the Borrowers must compensate the Lenders to the extent practicable without undue complexity or administrative burdens on the Agent or the Lenders. The Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(c) Commitment Increases and new Commitments created pursuant to this Section 2.26 shall become effective on the date specified in the notice delivered by the Company pursuant to the first sentence of paragraph (a) above or on such other date as agreed upon by the Company, the Agent and the applicable Augmenting Lenders.

(d) Notwithstanding the foregoing, no increase in the Commitments (or in any Commitment of any Lender) or addition of an Augmenting Lender shall become effective under this Section unless (i) on the date of such increase, the conditions set forth in Section 4.2 (it being understood and agreed that (A) all references to “Credit Extension Date” therein shall be deemed to refer to the date of such Commitment Increase and (B) all references to the “Closing Date” in Sections 5.5, 5.7 and 5.14(ii) shall be deemed to refer to the date of such Commitment Increase) shall be satisfied as of such date (as though the effectiveness of such increase were a Credit Extension) and the Agent shall have received a certificate to that effect dated such date and executed by an Authorized Officer of the Company, and (ii) the actions referred to in paragraph (b)(ii) of this Section 2.26 shall have been agreed upon by the Agent and the Company (provided, however, that the prepayment and reborrowing on the date of such Commitment Increase of all Revolving Loans then outstanding shall be deemed to satisfy the condition specified in this clause (ii)).

ARTICLE III

YIELD PROTECTION; TAXES

3.1. Yield Protection. If any Change in Law:

3.1.1 subjects any Recipient to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its Loans, Loan principal, Letters of Credit, Commitment or other obligations hereunder, or its deposits, reserves, other liabilities or capital attributable thereto, or

3.1.2 imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit, compulsory loan or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Issuing Bank, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

3.1.3 impose on any Lender, any Issuing Bank or any applicable Lending Installation or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or such Lending Installation or any Letter of Credit or participation therein, and the result of any of the foregoing is to increase the cost to the Agent, such Lender or Issuing Bank or such Lending Installation of making, converting to, continuing or maintaining its Commitment, any Loan or Letter of Credit or any participation therein or to reduce the amount of any sum received or receivable by the Agent, such Lender or Issuing Bank or such Lending Installation hereunder, then, within fifteen (15) days after the submission of the written statement required by Section 3.6 by the Agent or such Lender or Issuing Bank or such Lending Installation, the Borrowers shall pay the Agent or such Lender or Issuing Bank or such Lending Installation such additional amount or amounts as will compensate it for such increased cost or reduction in amount received.

3.2. Changes in Capital Adequacy and Liquidity Requirements. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any Lending Installation of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy or liquidity), then, within fifteen (15) days after the submission of the written statement required by Section 3.6 by such Lender or Issuing Bank, the Borrowers shall pay such Lender or Issuing Bank the amount applicable to such Borrower necessary to compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

3.3. Availability of Types of Advances. If prior to the first day of any Interest Period, the Agent shall give telecopy or telephonic notice thereof to the Borrowers and the Lenders that:

(a) the Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the interest rate applicable to Eurodollar Advances for such Interest Period, or

(b) the Agent shall have received notice from the Required Lenders that the interest rate for Eurodollar Advances determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively determined by such Lenders) of making or maintaining their affected Eurodollar Advances during such Interest Period, then (x) any Eurodollar Advances requested to be made on the first day of such Interest Period shall be made as Floating Rate Advances, (y) any Floating Rate

Advances that were to have been converted on the first day of such Interest Period to Eurodollar Advances shall be continued as Floating Rate Advances and (z) any outstanding Eurodollar Advances shall be converted, on the last day of the then-current Interest Period, to Floating Rate Advances. Until such notice has been withdrawn by the Agent, no further Eurodollar Advances shall be made or continued as such, nor shall any Borrower have the right to convert Floating Rate Advances to Eurodollar Advances.

3.4. Funding Indemnification. If any payment of a Eurodollar Advance or a Fixed Rate Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made or continued, a Fixed Rate Loan is not made or a Floating Rate Advance is not converted into a Eurodollar Advance on the date specified by the applicable Borrower for any reason other than default by the Lenders, a Eurodollar Advance or Fixed Rate Loan is not prepaid on the date specified by such Borrower for any reason, or a Eurodollar Advance is prepaid by such Borrower without such Borrower providing at least three (3) Business Days’ prior notice to the Agent for any reason, such Borrower will severally, and not jointly with the other Borrower, indemnify each Lender for any loss or cost incurred by such Lender resulting therefrom, including any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance or Fixed Rate Loan as determined by such Lender (if and to the extent such Lender, in its sole discretion, elects to impose such a charge). Such loss or cost to any Lender in liquidating or employing deposits acquired to fund or maintain any such Eurodollar Advance or Fixed Rate Loan shall be an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan (but not including the Applicable Margin applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit at the commencement of such period for a comparable period with leading banks in the London interbank eurodollar market. Notwithstanding the foregoing, a Defaulting Lender required to assign its Loans pursuant to Section 2.22 shall not be entitled to compensation under this Section 3.4 in connection with any such assignment.

3.5. Taxes.

(a) Any and all payments by or on account of any obligation of each Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by each Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.5) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. As soon as practicable after any payment of Taxes by either Borrower to a governmental authority pursuant to this Section 3.5, such Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(b) The Borrowers shall timely pay to the relevant governmental authority in accordance with applicable law, or at the option of the Agent timely reimburse it for, Other Taxes.

(c) The Borrowers shall jointly and severally indemnify each Recipient, within 20 days after written demand therefor (in each case setting forth the basis therefor and the manner of determination thereof), for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.5) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to either Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Agent, within 20 days after written demand therefor (in each case setting forth the basis therefor and the manner of determination thereof), for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.1(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Lender, as applicable, by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to such Lender from any other source against any amount due to the Agent under this Section 3.5(d)

(e) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the applicable Borrower and the Agent, at the time or times set forth herein or as are reasonably requested by such Borrower or the Agent, such properly completed and executed documentation reasonably requested by such Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the applicable Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Agent as will enable such Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation

(other than such documentation set forth in Sections 3.5(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)	Without limiting the generality of the foregoing, in the event that either Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to such Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as set forth herein or upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter as set forth herein or upon the reasonable request of such Borrower or the Agent), whichever of the following is applicable:

(1) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to each Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter as set forth herein or upon the reasonable request of either Borrower or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers and the Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to each Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by either Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by either Borrower or the Agent as may be necessary for Borrowers and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(f) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.5(f) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this Section 3.5(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.5(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 3.5(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Each party’s obligations under this Section 3.5 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender and the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(h) For purposes of this Section 3.5, (i) the term “Lender” includes any applicable Lending Installation and any Issuing Bank and (ii) the term “applicable law” includes FATCA.

3.6. Statements as to Claims; Survival of Indemnity. The Agent, each Lender or each Issuing Bank, as the case may be, shall deliver a written statement to the applicable Borrower (with a copy to the Agent) as to each amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth an explanation in reasonable detail of the manner in which such Lender determined such amount and shall be final, conclusive and binding on such Borrower in the absence of manifest error, and upon the reasonable request of such Borrower, such Lender shall promptly provide supporting documentation describing and/or evidencing the applicable event giving rise to such amount to the extent not inconsistent with such Lender’s policies or applicable law. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable within fifteen (15) days (or, in the case of Section 3.5, twenty (20) days) after receipt by the applicable Borrower of such written statement, unless subject to a good faith dispute by such Borrower, notice and details of which were provided to the affected Lender prior to such due date. The obligations of each Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement. Notwithstanding the foregoing, (a) the Borrowers shall not be responsible for any reimbursement of any such amount under Section 3.1, 3.2, 3.4 or 3.5 which shall have accrued and of which the Agent or the applicable Lender or Issuing Bank, as the case may be, shall have become aware more than 180 days prior to its delivery to the Borrower of notice requesting reimbursement thereof and (b) none of the Agent, any Lender or any Issuing Bank will make any claim (nor shall any Borrower have any liability) under Section 3.1, 3.2 or 3.5 unless the Agent, such Lender or such Issuing Bank, as applicable, shall have determined that the making of such claim is consistent with its general practices under similar circumstances in respect of similarly situated borrowers under credit agreements entitling it to make such claims.

3.7. Alternative Lending Installation. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrowers to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. A Lender’s designation of an alternative Lending Installation shall not affect the Borrowers’ rights under Section 2.22 to replace a Lender.

3.8. Allocation of Amounts Payable Among Borrowers. Each amount payable by “the Borrowers” under this Article shall be an obligation of, and shall be discharged by (a) to the extent arising out of acts, events and circumstances related to a particular Borrower, such Borrower and (b) otherwise, both Borrowers, with each Borrower being severally liable for such Borrower’s Contribution Percentage of such amount, provided that the Company agrees that, if the Borrowing Subsidiary shall fail to pay any amount owed by it under clause (b) of this Section after a demand shall have been made by the Person to which such amount is owed, the Company shall promptly pay such amount (the Company hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor of the obligations of such Borrowing Subsidiary under this Section).

ARTICLE IV

CONDITIONS PRECEDENT

4.1. Closing Date. This Agreement shall become effective, and the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder to each Borrower shall become effective on the Closing Date upon the satisfaction of each of the following conditions precedent with respect to each Borrower are satisfied (or waived in accordance with Section 8.2) and each Borrower delivers to the Agent the items specified below:

4.1.1 Either (a) a counterpart of this Agreement signed on behalf of each party hereto or (b) written evidence reasonably satisfactory to the Agent (which may include a facsimile transmission or electronic image of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

4.1.2 Evidence satisfactory to the Agent that the commitments under the Existing Missouri Credit Agreement and the Existing Genco Credit Agreement shall have been (or will, concurrently with the effectiveness of this Agreement, be) terminated, all amounts outstanding thereunder shall have been (or will, concurrently with the effectiveness of this Agreement, be) paid, all letters of credit issued thereunder shall have been (or will, concurrently with the effectiveness of this Agreement, be) terminated or become Existing Letters of Credit or “Existing Letters of Credit” under and as defined in the Illinois Credit Agreement.

4.1.3 Copies of the articles or certificate of incorporation of each Borrower, together with all amendments thereto, certified by the secretary or an assistant secretary of such Borrower, and a certificate of good standing with respect to each Borrower from the appropriate governmental officer in its jurisdiction of incorporation.

4.1.4 Copies, certified by the Secretary or Assistant Secretary of each Borrower, of its by-laws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which such Borrower is a party.

4.1.5 An incumbency certificate, executed or certified by the Secretary or Assistant Secretary of each Borrower, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of such Borrower authorized to sign the Loan Documents to which such Borrower is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Borrower.

4.1.6 A certificate, signed by an Authorized Officer of each Borrower, stating that on the Closing Date (a) no Default or Unmatured Default has occurred and is continuing and (b) all of the representations and warranties contained in Article V are true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case as of such date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

4.1.7 Written opinions of the Borrowers’ in-house counsel, in each case in form and substance satisfactory to the Agent and addressed to the Lenders, in substantially the form of Exhibit A.

4.1.8 Delivery of copies of the required regulatory authorizations identified on Schedule 4.

4.1.9 Any Notes requested by Lenders pursuant to Section 2.16 payable to the order of each such requesting Lender.

4.1.10 Written money transfer instructions, in substantially the form of Exhibit D, addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

4.1.11 All documentation and other information that any Lender shall reasonably have requested in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

4.1.12 Such other documents as any Lender or its counsel may have reasonably requested.

4.2. Each Credit Extension. The Lenders and the Issuing Banks shall not be required to make any Credit Extension to a Borrower unless on the applicable Credit Extension Date the following conditions are satisfied (it being acknowledged and agreed that conversions and continuations of Loans and Advances that do not result in an increase in the Aggregate Outstanding Credit Exposure shall not be deemed to constitute Credit Extensions for purposes of this Section 4.2, including the last sentence hereof):

4.2.1 There exists no Default or Unmatured Default with respect to such Borrower and no Default or Unmatured Default with respect to such Borrower will result from such Credit Extension or from the use of the proceeds thereof.

4.2.2 The representations and warranties of such Borrower contained in Article V (other than the representations and warranties set forth in Sections 5.5, 5.7, 5.14(ii) and 5.16, which shall only be made on the Closing Date) are true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

4.2.3 All required regulatory authorizations of FERC and/or the Missouri Public Service Commission in respect of such Credit Extension to the Borrowing Subsidiary shall have been obtained and shall be effective.

Each Borrowing Notice or request for the issuance of a Letter of Credit with respect to each such Credit Extension to a Borrower shall constitute a representation and warranty by the applicable Borrower that the conditions contained in Sections 4.2.1, 4.2.2 and, with respect to a Credit Extension to the Borrowing Subsidiary, 4.2.3 have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Borrower severally, as to itself and, as applicable, its Subsidiaries, and not jointly with the other Borrower or its Subsidiaries, hereby represents and warrants to each Lender, each Issuing Bank and the Agent:

5.1. Existence and Standing. Such Borrower and each of its Subsidiaries (other than any Project Finance Subsidiary, Non-Material Subsidiary or SPC) is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, other than the failure of any such Borrower or any of its Subsidiaries to so be in good standing or to be qualified to transact business in any such jurisdiction to the extent such failure could not reasonably be expected to result in a Material Adverse Effect with respect to such Borrower.

5.2. Authorization and Validity. Such Borrower has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by such Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper proceedings, and the Loan Documents to which such Borrower is a party constitute legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their terms, except as enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) requirements of reasonableness, good faith and fair dealing.

5.3. No Conflict. The execution and delivery by such Borrower of the Loan Documents, the consummation of the transactions therein contemplated and compliance with the provisions thereof (i) do not require any consent or approval of, registration or filing with or any other action by any governmental authority, except such as have been obtained or made and are in full force and effect or the failure to have obtained or made which could not reasonably be expected to result in a Material Adverse Effect and (ii) will not violate (a) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Borrower or any of its Subsidiaries the violation of which is known to, or could reasonably be expected to, have a Material Adverse Effect with respect to such Borrower, (b) such Borrower’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating agreement or other management agreement, as the case may be, or (c) the provisions of the Illinois Credit Agreement or any indenture or the material provisions of any material instrument or any material agreement to which such Borrower or any of its Subsidiaries is a party or is subject, or by which it or its Property is bound, or result in or require the creation or imposition of any Lien in, of or on the Property of such Borrower or any of its Subsidiaries pursuant to the terms of the Illinois Credit Agreement or any such indenture, instrument or agreement.

5.4. Financial Statements. The consolidated financial statements of such Borrower, audited by PricewaterhouseCoopers LLP, as of and for the fiscal year ended December 31, 2011, and the unaudited consolidated balance sheets of such Borrower as of March 31, 2012, and June 30, 2012, and the related unaudited statement of income and statement of cash flows for the periods then ended, copies of which have been furnished to each Lender, were prepared in accordance with generally accepted accounting principles in effect on the dates such statements were prepared (subject in the case of such balance sheets and statements of income for the periods ended March 31, 2012, and June 30, 2012, to the absence of footnotes and to year-end audit adjustments) and fairly present in all material respects the consolidated financial condition and results of the operations of such Borrower and its subsidiaries, taken as a whole, at such dates and the consolidated results of its operations for the periods then ended. Except as disclosed in the financial statements referred to above or in the notes thereto or on Schedule 5 hereto, neither such Borrower nor any of its Subsidiaries has as of the Closing Date any material contingent liabilities.

5.5. Material Adverse Change. As of the Closing Date, since December 31, 2011, there has been no change in the business, Property, condition (financial or otherwise) or results of operations of such Borrower and its Subsidiaries (other than any Project Finance Subsidiary), taken as a whole, that could reasonably be expected to have a Material Adverse Effect with respect to such Borrower, except for the Disclosed Matters.

5.6. Taxes. Such Borrower and each of its Subsidiaries has timely filed complete and correct U.S. federal and all other applicable material foreign, state and local tax returns required by law and has paid when due all U.S. federal and all other applicable material foreign, state and local taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except (a) those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been recorded in accordance with Agreement Accounting Principles or (b) where the failure to make any such filings or payments could not reasonably be expected to result in a Material Adverse Effect with respect to such Borrower.

5.7. Litigation and Contingent Obligations. As of the Closing Date, other than the Disclosed Matters, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of its officers, threatened against or affecting such Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect with respect to such Borrower or that seeks to prevent, enjoin or delay the making of any Loans to such Borrower.

5.8. Subsidiaries. Schedule 1 contains an accurate list of all Subsidiaries (other than Non-Material Subsidiaries) of such Borrower as of the Closing Date, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by such Borrower or other Subsidiaries of such Borrower.

5.9. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events that have occurred or are reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect with respect to such Borrower.

5.10. Accuracy of Information. The written information, exhibits or reports (other than budgets, forecasts, projections and forward looking statements (collectively, “Projections”)) with respect to such Borrower furnished to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents as of the date prepared, and the information with respect to such Borrower communicated by responsible officers of such Borrower to attendees generally at any meeting or conference call of Lenders or prospective Lenders (including any due diligence meeting or call) scheduled or arranged by the Agent as of the date communicated, do not, when taken as a whole, contain any material misstatement of any material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not materially misleading as of such date. The Projections with respect to such Borrower furnished to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents as of the date furnished have been prepared in good faith based upon assumptions believed by such Borrower to be reasonable at the time such Projections were prepared.

5.11. Regulation U. Neither such Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (as defined in Regulation U), and after applying the proceeds of each Advance, margin stock (as defined in Regulation U) will constitute less than 25% of the value of those assets of such Borrower and its Subsidiaries that are subject to any limitation on sale or pledge or any other restriction hereunder.

5.12. Compliance With Laws. Except for the Disclosed Matters, such Borrower and its Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, the non-compliance with which could reasonably be expected to result in a Material Adverse Effect with respect to such Borrower.

5.13. Ownership of Properties. Such Borrower and its Subsidiaries have good title to or rights to use (except for minor defects in title that do not interfere with their ability to conduct their business as currently conducted or to utilize such properties for the intended purposes), free of all Liens other than those permitted by Section 6.12, all of the assets material to the business of such Borrower and its Subsidiaries, taken as a whole, except where the failure to have such title or right could not reasonably be expected to result in a Material Adverse Effect with respect to such Borrower.

5.14. Environmental Matters. Other than the Disclosed Matters, (i) there exists no violation of, no liability known to such Borrower, whether or not asserted, under, and no requirement under, any Environmental Laws, and (ii) as of the Closing Date, neither Borrower nor any Subsidiary has received any written notice alleging any such violation, liability or requirement under any Environmental Laws, that, in the case of either clause (i) or clause (ii), could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to such Borrower.

5.15. Investment Company Act. Neither such Borrower nor any Subsidiary of such Borrower is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.16. Resources Obligations. As of the Closing Date, other than the Disclosed Matters, the obligations and liabilities set forth on Schedule 7 (to the extent such obligations or liabilities are not solely among Resources and its subsidiaries), ordinary course trade obligations and obligations arising in the ordinary course under and in connection with the Money Pool Agreements, there are no material obligations or liabilities of such Borrower or its Subsidiaries (other than Resources and its subsidiaries), existing or contingent, to or in respect of Resources or its subsidiaries or their businesses or obligations.

5.17. Genco Obligations. Except as set forth in Schedule 7, there are no material obligations or liabilities of such Borrower or its Subsidiaries (other than Genco and its subsidiaries), existing or contingent, to or in respect of Genco or its subsidiaries or their businesses or obligations.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1. Financial Reporting. Each Borrower will maintain, for itself and each of its subsidiaries, a system of accounting established and administered in accordance with generally accepted accounting principles, and deliver to the Agent, and the Agent shall promptly deliver to each of the Lenders:

6.1.1 Within 75 days after the close of each fiscal year, such Borrower’s audited consolidated financial statements prepared in accordance with Agreement Accounting Principles on a consolidated basis, including balance sheets as of the end of such period, statements of income and statements of cash flows, accompanied by (a) an audit report, unqualified as to scope, of a nationally recognized firm of independent public accountants and (b) any management letter prepared by said accountants.

6.1.2 Within 45 days after the close of the first three quarterly periods of each of its fiscal years, such Borrower’s consolidated unaudited balance sheets as at the close of each such period and consolidated statements of income and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified as to fairness of presentation, compliance with Agreement Accounting Principles (except for the absence of footnotes and year-end adjustments) and consistency by its chief financial officer, controller or treasurer.

6.1.3 Together with the financial statements required under Sections 6.1.1 and 6.1.2, a compliance certificate in substantially the form of Exhibit B signed by such Borrower’s chief financial officer, controller, treasurer or assistant treasurer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default with respect to such Borrower exists, or if any such Default or Unmatured Default exists, stating the nature and status thereof.

6.1.4 As soon as possible and in any event within 10 days after such Borrower knows that any ERISA Event has occurred and has determined that such event, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect with respect to such Borrower, a statement, signed by the chief financial officer, controller or treasurer of such Borrower, describing said ERISA Event and the action which such Borrower proposes to take with respect thereto.

6.1.5 As soon as possible and in any event within 10 days after receipt by such Borrower, a copy of (a) any notice or claim to the effect that such Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by such Borrower, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by such Borrower or any of its Subsidiaries, if, in the case of either clause (a) or (b) above, such Borrower has determined that such liability or violation could reasonably be expected to have a Material Adverse Effect with respect to such Borrower.

6.1.6 Promptly upon becoming aware thereof, notice of any upgrading or downgrading of such Borrower’s S&P Rating or Moody’s Rating or the rating (if any) of such Borrower’s Obligations hereunder, senior unsecured debt, commercial paper or First Mortgage Bonds or of such Borrower’s corporate, issuer or issuer default rating by Moody’s, S&P or Fitch.

6.1.7 Within five (5) Business Days after an Authorized Officer of either Borrower becomes aware thereof, notice of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, that such Borrower has determined could reasonably be expected to have a Material Adverse Effect with respect to such Borrower.

6.1.8 Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

Information required to be delivered pursuant to clause 6.1.1 or 6.1.2 of this Section shall be deemed to have been delivered if such information, or one or more annual, quarterly or current reports containing such information, shall be available on the website of the SEC at http://www.sec.gov. Any information required to be delivered pursuant to this Section shall be deemed to have been delivered to the Lenders if such information shall have been posted by the Agent on an IntraLinks or similar site to which the Lenders have been granted access. Information required to be delivered by the Borrowers pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Agent.

6.2. Use of Proceeds and Letters of Credit. Each Borrower will, and will cause each of its Subsidiaries to, use the proceeds of the Advances for general corporate purposes, including for working capital and other funding needs, to repay or refinance amounts owing under the Existing Missouri Credit Agreement and, to the extent applicable, the Existing Genco Credit Agreement (including by way of assumption of letters of credit outstanding thereunder) and any other Indebtedness from time to time outstanding, to fund loans under and pursuant to the Money Pool Agreements or other intercompany loan arrangements and to pay fees and expenses incurred in connection with this Agreement. Each Borrower shall use the proceeds of Advances in compliance with all applicable contractual, legal and regulatory requirements and any such use shall not result in a violation of any such requirements, including, Regulation U and Regulation X, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder. Each Borrower shall, and shall cause its subsidiaries to, use the Letters of Credit for general corporate purposes.

6.3. Conduct of Business. Each Borrower will, and will cause each of its Subsidiaries (other than any Project Finance Subsidiary, Non-Material Subsidiary or SPC) to, obtain, preserve, renew and keep in full force and effect its legal existence and, except where the loss of any of the following could not reasonably be expected to result in a Material Adverse Effect with respect to such Borrower, the rights, licenses, permits, privileges and franchises material to the conduct of its business. No Borrower shall, or shall permit any of its Subsidiaries (other than any Project Finance Subsidiary, Non-Material Subsidiary or SPC) to, engage in business other than the businesses conducted by it on the date hereof and other businesses reasonably related thereto or that constitute reasonable extensions thereof. Notwithstanding the foregoing, no Borrower or Subsidiary shall be prohibited from (i) dissolving any Inactive Subsidiary or Non-Material Subsidiary, (ii) consummating any merger or consolidation permitted under Section 6.9, (iii) selling, transferring or otherwise disposing of any Subsidiary or assets to the extent permitted pursuant to Section 6.10 or 6.11.2 or (iv) terminating any right, privilege or franchise or the corporate or legal existence of any Subsidiary (other than, except as expressly permitted hereunder, the Borrowing Subsidiary) or changing the form of organization of a Borrower or any Subsidiary if such Borrower determines in good faith that such termination or change is in the best interest of such Borrower or such Subsidiary and is not materially disadvantageous to the Agent or the Lenders and, in the case of a change in form of organization of a Borrower, the Agent has consented thereto.

6.4. Taxes. Each Borrower will, and will cause each of its Subsidiaries to, timely file complete and correct U.S. federal and all other applicable material foreign, state and local tax returns required by law and pay when due all U.S. federal and all other applicable material foreign, state and local taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except (i) those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been recorded in accordance with Agreement Accounting Principles or (ii) where the failure to make any such filings or payments could not reasonably be expected to result in a Material Adverse Effect with respect to such Borrower.

6.5. Insurance. Each Borrower will, and will cause each of its Subsidiaries (other than any Project Finance Subsidiary, Non-Material Subsidiary or SPC) to, maintain with financially sound and reputable insurance companies insurance on all its Property in such amounts, subject to such deductibles and self-insurance retentions and covering such risks as are consistent with sound business practice, and such Borrower will furnish to any Lender upon request full information as to the insurance carried.

6.6. Compliance with Laws. Each Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, including all Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect with respect to such Borrower or the applicability thereof is being contested in good faith and in a diligent manner by appropriate proceedings.

6.7. Maintenance of Properties. Subject to Sections 6.3 and 6.10, each Borrower will, and will cause each of its Subsidiaries (other than any Project Finance Subsidiary, Non-Material Subsidiary or SPC) to, maintain, preserve, protect and keep its Property material to the conduct of the business of such Borrower and such Subsidiaries, taken as a whole, in good repair, working order and condition (ordinary wear and tear excepted), so that its business carried on in connection therewith may be properly conducted at all times, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect with respect to such Borrower.

6.8. Inspection; Keeping of Books and Records. Each Borrower will, and will cause each of its Subsidiaries (other than any Project Finance Subsidiary, Non-Material Subsidiary or SPC) to, permit the Agent and the Lenders, by their respective representatives and agents, during normal business hours and upon reasonable advance notice, to inspect any of the Property, books and financial records of such Borrower and such Subsidiaries, to examine and make copies of the books of accounts and other financial records of such Borrower and such Subsidiaries, and to discuss the affairs, finances and accounts of such Borrower and each of its Subsidiaries with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Agent or any Lender may designate; provided that unless a Default or Unmatured Default shall have occurred and be continuing, such inspections and examinations shall occur not more than once in any calendar year on a date approved by the Agent. Each Borrower shall keep and maintain, and cause each of its Subsidiaries (other than any Project Finance Subsidiary, Non-Material Subsidiary or SPC) to keep and maintain, in all material respects, proper books of record and account in which entries in conformity in all material respects with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities.

6.9. Merger. No Borrower will, or will permit any of its Subsidiaries (other than any Project Finance Subsidiary, Non-Material Subsidiary or SPC) to, merge or consolidate with or into any other Person, except that (i) any Subsidiary other than the Borrowing Subsidiary may merge or consolidate with a Borrower if such Borrower is the Person surviving such merger, (ii) any Subsidiary other than the Borrowing Subsidiary may merge or consolidate with any other Subsidiary (other than any Project Finance Subsidiary or SPC), provided that, except as permitted under Section 6.10 (with any transfer of direct or indirect ownership of any asset or any interest therein as a result of any such merger being deemed to be a Disposition of assets), the fair market value of each Borrower’s aggregate direct and indirect ownership interest in the survivor thereof shall not be less than the fair market value of such Borrower’s direct and indirect ownership interests in both of such Subsidiaries prior to such merger, and provided, further, that any Subsidiary may merge or consolidate with any Project Finance Subsidiary or SPC if the corporation surviving such merger or consolidation is a Subsidiary that is not a Project Finance Subsidiary or an SPC (and, if the Borrowing Subsidiary is a party thereto, the surviving Person is the Borrowing Subsidiary) and, after giving effect thereto, no Default or Unmatured Default will be in existence, (iii) any Project Finance Subsidiary or SPC may merge or consolidate with any other Project Finance Subsidiary or SPC, respectively, if the survivor of such merger or consolidation is a Project Finance Subsidiary or an SPC, respectively, and (iv) either Borrower or any Subsidiary may merge or consolidate with any Person other than a Borrower or a Subsidiary if (a) such Person was organized under the laws of the United States of America or one of its States and (b) such Borrower (if a party thereto) or such Subsidiary is the Person surviving such merger or, except in the case of a merger or consolidation of a Borrower, the Person surviving such merger is or becomes a Subsidiary and, in either case, after giving effect thereto, no Default or Unmatured Default with respect to such Borrower or any Borrower that is a direct or indirect parent of such Subsidiary, as the case may be, will result therefrom or be outstanding.

6.10. Dispositions of Property. No Borrower will, or will permit any of its Subsidiaries (other than any Project Finance Subsidiary, Non-Material Subsidiary or SPC) to, Dispose of its Property (including through any merger or consolidation of such Borrower or Subsidiary) to any other Person, including any of its Subsidiaries or other Affiliates, whether existing on the date hereof or hereafter created, except:

6.10.1 Sales of electricity, natural gas, emissions credits and other commodities in the ordinary course of business.

6.10.2 Dispositions (including by way of Investments or liquidations) of assets by a Borrower or a Subsidiary of a Borrower, in each case to such Borrower or a subsidiary of such Borrower, other than Dispositions by the Borrowing Subsidiary or any of its Subsidiaries to the Company or to any subsidiary of the Company that is not the Borrowing Subsidiary or a Subsidiary of the Borrowing Subsidiary.

6.10.3 The payment of dividends in cash or common equity by the Company or any Subsidiary to holders of its equity interests.

6.10.4 Advances of cash in the ordinary course of business pursuant to the Money Pool Agreements or other intercompany borrowing arrangements substantially similar to those of the Money Pool Agreements.

6.10.5 A Disposition of obsolete property or property no longer used in the business of such Borrower or its Subsidiaries.

6.10.6 The transfer, pursuant to a requirement of law or any regulatory authority having jurisdiction, of functional and/or operational control of (but not of title to) transmission facilities of such Borrower or its Subsidiaries to an Independent System Operator, Regional Transmission Organization or other entity which has responsibility for operating and planning a regional transmission system.

6.10.7 Dispositions pursuant to Leveraged Lease Sales.

6.10.8 Contributions of capital or Investments, directly or indirectly, in the form of cash, debt, equity or other property, by the Company to any subsidiary, or by any subsidiary (including the Borrowing Subsidiary) to any of its subsidiaries.

6.10.9 Transactions under which the Borrower, or its Subsidiary, that disposes of its Property receives in return consideration (i) in a form other than equity, other ownership interests or indebtedness and (ii) of which at least 75% is cash, assets to be used by such Borrower or such Subsidiary in the business conducted by such Borrower or such Subsidiary and/or assumption of debt; provided that any such cash consideration so received, unless retained by such Borrower or its Subsidiary at all times prior to the repayment of all Obligations under this Agreement, shall be used (x) within twelve months of the receipt thereof for investment or reinvestment by such Borrower or its Subsidiary in its existing business or (y) within six months of the receipt thereof to reduce Indebtedness of such Borrower or its Subsidiary.

6.10.10 Transfers of Receivables (and rights ancillary thereto) pursuant to, and in accordance with the terms of, a Permitted Securitization.

6.10.11 Any Merchant Generation Sale.

6.10.12 Redemptions or repayments by such Borrower and/or its subsidiaries of their Indebtedness, preferred equity or other obligations.

6.10.13 Charitable contributions reasonably consistent with its ordinary course of business.

6.10.14 Sale or liquidation of cash equivalents and investment securities owned by a Borrower or any of its Subsidiaries (other than Indebtedness or equity of any subsidiary of either of the foregoing) for market value at such time (as reasonably determined by such Borrower or such Subsidiary).

6.10.15 In the case of Genco, direct loans to its railroad subsidiary up to a maximum principal amount of $25,000,000 outstanding at any time.

6.10.16 Dispositions by such Borrower or any of its Subsidiaries of its Property that, together with all other Property of such Borrower and its Subsidiaries previously Disposed of (other than in Dispositions otherwise permitted by other provisions of this Section 6.10) since the Closing Date, do not represent more than twenty-five percent (25%) of the Consolidated Tangible Assets (exclusive of the assets of Resources and its subsidiaries) of such Borrower and its subsidiaries as at the end of the fiscal year ended immediately prior to the date of any such lease, sale or other disposition; provided that in the case of the Company, each reference in this Section 6.10.16 to a “Subsidiary” of the Company shall be deemed to be a reference to a “subsidiary” of the Company.

Notwithstanding any of the foregoing exceptions in this Section 6.10, (a) the Company will not, and the Borrowing Subsidiary will not permit the Company to, cease to own, directly or indirectly, outstanding shares representing 100% of the issued and outstanding common stock of the Borrowing Subsidiary, (b) the Company will not cease to own, directly or indirectly, outstanding shares representing 100% of the issued and outstanding common stock of Ameren Illinois, (c) the Borrowing Subsidiary will not, and will not permit its Subsidiaries (other than any Project Finance Subsidiary, Non-Material Subsidiary or SPC) to, Dispose of, in one or more transactions, Property representing all or substantially all the Property of the Borrowing Subsidiary or of the Borrowing Subsidiary and its Subsidiaries taken as a whole, (d) the Company will not permit Ameren Illinois and its subsidiaries (other than any Project Finance Subsidiary, Non-Material Subsidiary or SPC) to Dispose of, in one or more transactions, Property representing all or substantially all the Property of Ameren Illinois and its Subsidiaries taken as a whole and (e) the Company will not, and will not permit its subsidiaries (other than any Project Finance Subsidiary, Non-Material Subsidiary or SPC) to, Dispose of, in one or more transactions, Property representing all or substantially all the Property of the Company and its subsidiaries taken as a whole; provided that (x) nothing in this paragraph or this Section 6.10 shall be deemed to prohibit (i) any Disposition of Property by a Subsidiary of the Borrowing Subsidiary to the Borrowing Subsidiary or another Subsidiary of the Borrowing Subsidiary, (ii) any Disposition of Property by a subsidiary of Ameren Illinois to Ameren Illinois or another subsidiary of Ameren Illinois, (iii) any Disposition of Property by the Company to a subsidiary of the Company or by a subsidiary of the Company (other than the Borrowing Subsidiary or Ameren Illinois or any subsidiary of either) to the Company or another subsidiary of the Company, (iv) any Permitted Securitization or (v) any Merchant Generation Sale, and (y) nothing in this Section 6.10 shall be deemed to prohibit, restrict, limit, diminish or otherwise impair the right of either Borrower or any Subsidiary to make or maintain any Investment or Acquisition for consideration consisting of cash or capital stock of the Company or a combination thereof (it being understood that Investments and Acquisitions may also be made for consideration consisting of (i) other assets to the extent transfers of such assets are not prohibited by this Section 6.10, and (ii) Indebtedness or Contingent Obligations to the extent such Indebtedness or Contingent Obligations are not prohibited by other Sections of this Article VI).

6.11. Investments in Project Finance Subsidiaries and SPCs. No Borrower will, or will permit any of its Subsidiaries to, make or suffer to exist Investments in Project Finance Subsidiaries or, other than as part of Permitted Securitizations, SPCs in excess of $100,000,000 in the aggregate for all the Borrowers and Subsidiaries at any time outstanding (net of return of capital (but not return on capital) in respect of each such Investment and valued at the time of the making of such Investment).

6.12. Liens. No Borrower will, or will permit any of its Subsidiaries (other than any Project Finance Subsidiary, Non-Material Subsidiary or SPC) to, create, incur, or suffer to exist any Lien in, of or on the Property of such Borrower or any of its Subsidiaries (other than any Project Finance Subsidiary, Non-Material Subsidiary or SPC), except:

6.12.1 Liens, if any, securing the Loans and other Obligations hereunder.

6.12.2 Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

6.12.3 Liens imposed by law, such as landlords’, wage earners’, carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

6.12.4 Liens arising out of pledges or deposits under workers’ compensation laws, unemployment insurance, pensions, or other social security or retirement benefits, or similar legislation.

6.12.5 Liens existing as of the Closing Date and described in Schedule 2.

6.12.6 Deposits securing liability to insurance carriers under insurance or self-insurance arrangements.

6.12.7 Liens, deposits or accounts to secure the performance of bids, trade, exchange, transmission or similar contracts or obligations (other than for borrowed money),

vendor and service provider arrangements, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business.

6.12.8 Easements, reservations, rights-of-way, restrictions, survey exceptions and other similar encumbrances as to real property of such Borrower and its Subsidiaries which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not materially interfere with the conduct of the business of such Borrower or any such Subsidiary conducted at the property subject thereto.

6.12.9 Liens arising out of judgments or awards not constituting Defaults under Section 7.8.

6.12.10 Liens, securing obligations constituting neither obligations nor Contingent Obligations of the Borrower or any Subsidiary nor on account of which the Borrower or any Subsidiary customarily pays interest, upon real estate upon which the Borrower or any Subsidiary has a right-of-way, easement, franchise or other servitude or of which the Borrower or any Subsidiary is the lessee of the whole thereof or any interest therein, including, but not limited to, for the purpose of locating transmission and distribution lines and related support structures, pipe lines, substations, measuring stations, tanks, pumping or delivery equipment or similar equipment.

6.12.11 Liens arising by virtue of any statutory, contractual or common law provision relating to banker’s liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a depository institution.

6.12.12 Liens created pursuant to the Existing UE Indenture securing First Mortgage Bonds; provided that the Liens of such Existing UE Indenture shall extend only to the property of the Borrowing Subsidiary (including, to the extent applicable, after acquired property) that is or would be covered by the Liens of the Existing UE Indenture as in effect on the date hereof.

6.12.13 Liens on assets of AERG securing AERG Permitted Debt.

6.12.14 Liens incurred in connection with the Peno Creek Project and the Audrain Project.

6.12.15 Liens existing on any capital assets of any Subsidiary of such Borrower at the time such Subsidiary becomes a Subsidiary and not created in contemplation of such event.

6.12.16 Liens on any capital assets securing Indebtedness incurred or assumed for the purpose of financing or refinancing all or any part of the cost of acquiring, constructing or repairing such asset (including under any Capitalized Lease or any Operating Lease characterized or which should be characterized as a Capitalized Lease pursuant to generally accepted accounting principles as in effect at such time); provided that such Lien attaches to such asset concurrently with or within eighteen (18) months after the acquisition or completion of construction or repair thereof.

6.12.17 Liens existing on any capital assets (including under any Capitalized Lease or any Operating Lease characterized or which should be characterized as a Capitalized Lease pursuant to generally accepted accounting principles as in effect at such time) of any Subsidiary of such Borrower at the time such Subsidiary is merged or consolidated with or into such Borrower or merged with or consolidated into any Subsidiary and not created in contemplation of such event.

6.12.18 Liens existing on any assets prior to the acquisition thereof by such Borrower or any of its Subsidiaries and not created in contemplation thereof; provided that such Liens do not encumber any other property or assets other than additions to or proceeds from the sale of such property.

6.12.19 Undetermined Liens and charges incidental to construction.

6.12.20 Liens on Property or assets of a Subsidiary of a Borrower in favor of such Borrower or a Subsidiary (other than a Project Finance Subsidiary, Non-Material Subsidiary or SPC) that is directly or indirectly wholly owned by such Borrower.

6.12.21 Liens representing the ownership interests or rights of a lessor or lessee in a Property leased or owned by a Borrower or any of its Subsidiaries.

6.12.22 Liens arising in connection with sales or transfers of, or financings secured by, Receivables, including Liens granted by an SPC to secure Indebtedness arising under a Permitted Securitization.

6.12.23 Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of Section 6.12.12 through 6.12.22 provided that (a) such Indebtedness is not secured by any additional assets, and (b) the amount of such Indebtedness secured by any such Lien is not increased.

6.12.24 Liens, including Liens imposed by Environmental Laws, arising in the ordinary course of its business that (i) do not secure Indebtedness, (ii) do not secure obligations in an aggregate amount exceeding $50,000,000 at any time, and (iii) do not in the aggregate impair the use of the assets subject thereto in the operation of its business in any manner which could reasonably be expected to result in a Material Adverse Effect with respect to such Borrower.

6.12.25 Liens not described in Sections 6.12.1 through 6.12.24 inclusive, securing Indebtedness or other liabilities or obligations of a Borrower or its Subsidiaries in an aggregate principal amount outstanding for all such Liens not to exceed 10% of the Consolidated Tangible Assets of such Borrower at the time of the incurrence of any such Lien; provided that (i) in the case of the Company, each reference in this Section 6.12.25 to a “Subsidiary” of the Company shall be deemed to be a reference to a “subsidiary” of the Company and (ii) any Liens permitted under this Section 6.12.25 on assets of the Company or its subsidiaries (including Equity Interests in subsidiaries) to secure Indebtedness of the Company shall secure the Obligations of the Company on an equal and ratable basis under documentation (including one or more intercreditor agreements) reasonably satisfactory to the Agent (it being understood that this clause (ii) shall not apply to unsecured Contingent Obligations of the Company in respect of Indebtedness of subsidiaries).

6.13. Affiliates. Each Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction (including the purchase, sale, lease or other disposition of any Property or service) with, or make any Investment in, or make any payment or transfer to, any Restricted Affiliate except to the extent that the terms and consideration of any such transaction are mandated, limited or otherwise subject to conditions imposed by any regulatory or government body, upon fair and reasonable terms no less favorable to such Borrower or such Subsidiary than such Borrower or such Subsidiary would obtain in a comparable arm’s-length transaction; provided, however, that this Section 6.13 shall not prohibit or restrict:

(i)	transactions that provide for the purchase or sale of Property or services at cost that are entered into with any services company that is a Subsidiary of the Company,

(ii)	Investments pursuant to cash management and money pool arrangements among the Company and its subsidiaries (consistent with past practices and subject to compliance with record-keeping arrangements sufficient to allow at any time the identification of cash to owners thereof at such time (it being understood that compliance with FERC or other applicable regulatory requirements to such effect shall be deemed sufficient)),

(iii)	customary sale and servicing transactions with an SPC pursuant to, and in accordance with the terms of, a Permitted Securitization,

(iv)	transactions permitted under Section 6.10.1, 6.10.2, 6.10.3, 6.10.4, 6.10.8, 6.10.10 or 6.10.15,

(v)	loans by the Company to Restricted Affiliates of the Company in an aggregate amount outstanding, together with any amounts outstanding pursuant to clause (vi) below and the principal amount outstanding of promissory notes issued pursuant to clause (vii) below, at any time not to exceed $1,000,000,000,

(vi)	equity Investments by the Company in Restricted Affiliates of the Company in an aggregate amount outstanding (net of return of capital (but not return on capital) in respect of each such Investment and valued at the time of the making of such Investment), together with the principal amount outstanding under any loans made pursuant to clause (v) above and the principal amount outstanding of promissory notes issued pursuant to clause (vii) below, at any time not to exceed $1,000,000,000,

(vii)	transfers of assets by the Company to Restricted Affiliates of the Company for fair market value (or, to the extent obligatory under applicable regulatory requirements, book value) paid in the form of promissory notes of the transferees in an aggregate principal amount outstanding, together with the principal amount of any loans outstanding made pursuant to clause (v) above and any amounts outstanding pursuant to clause (vi) above, at any time not to exceed $1,000,000,000,

(viii)	(a) a Disposition by a Subsidiary to a Restricted Affiliate of such Subsidiary of Property received by such Subsidiary after the Closing Date from the Company, directly or indirectly through another subsidiary or Affiliate of the Company, specifically for disposition to such Restricted Affiliate, provided that such Investment by the Company in such Restricted Affiliate would be permitted pursuant to the provisions of this Section 6.13, (b) a Disposition to any Restricted Affiliate of assets, property or cash received from an Affiliate (other than a Borrower or a Subsidiary of a Borrower) specifically for transfer to such Restricted Affiliate, or (c) an Investment in a Restricted Affiliate (other than a Restricted Affiliate that owns equity of the Company) by the Company or a Hybrid Vehicle of proceeds received by the Company or such Hybrid Vehicle from any issuance permitted hereunder of equity securities of the Company or Hybrid Securities, in each case, sold or issued specifically for the purpose of funding such Investment in such Restricted Affiliate,

(ix)	Loans and advances to officers and employees made in the ordinary course of business, or

(x)	any other Investment by a Borrower or a Subsidiary in, or any other Disposition by a Borrower or a Subsidiary to, a Restricted Affiliate of such Borrower or Subsidiary, provided that the aggregate book value of all such Investments made and assets Disposed of in reliance on this clause (x) after the Closing Date by the Borrowing Subsidiary and its Subsidiaries, or by the Company and its subsidiaries other than the Borrowing Subsidiary and its Subsidiaries, does not in each case exceed $50,000,000 at any time outstanding (net of return of capital (but not return on capital) in respect of each such Investment, with each such Investment being valued at the time of the making of such Investment).

Notwithstanding the foregoing, nothing in this Section 6.13 shall be deemed to permit any Disposition of assets to one or more Affiliates by the Company, the Borrowing Subsidiary or any subsidiary of either that would be prohibited by the final paragraph of Section 6.10.

6.14. Subsidiary Covenants. No Borrower will, or will permit any of its Subsidiaries other than a Project Finance Subsidiary, a Non-Material Subsidiary or an SPC to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary other than a Project Finance Subsidiary or Non-Material Subsidiary or SPC (i) to pay dividends or make any other distribution on its common stock, (ii) to pay any Indebtedness or other obligation owed to such Borrower or any other Subsidiary of such Borrower, or (iii) to make loans or advances or other Investments in such Borrower or any other Subsidiary of such Borrower, in each case, other than (a) restrictions and conditions imposed by law or by this Agreement or the Illinois Credit Agreement (or restrictions and conditions imposed under refinancings or replacements of the Illinois Credit Agreement that are substantially the same as those imposed by the Illinois Credit Agreement) or the documents governing AERG Permitted Debt (or restrictions and conditions imposed under refinancings or replacements of AERG Permitted Debt that are substantially the same as those imposed by such documents), (b) restrictions and conditions existing as of the Closing Date, in each case as identified on Schedule 3 (without giving effect to any amendment or modification expanding the scope of any such restriction or condition), (c) customary restrictions and conditions relating to an SPC contained in agreements governing a Permitted Securitization, (d) restrictions and conditions in agreements or arrangements entered into by Electric Energy, Inc. regarding the payment of dividends or the making of other distributions with respect to shares of its capital stock (without giving effect to any amendment or modification expanding the scope of any such restrictions or conditions) and (e) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder.

6.15. Leverage Ratio. No Borrower will permit the ratio of (a) its Consolidated Indebtedness to (b) its Consolidated Total Capitalization to be greater than 0.65 to 1.00 at any time; provided that (i) Consolidated Indebtedness shall not include (A) Indebtedness of any

Project Finance Subsidiary in respect of which no Borrower or other Subsidiary (other than another Project Finance Subsidiary) has any Contingent Obligation, or (B) solely as such term is used in, and solely for the purpose of, clause (a) of this Section 6.15, (x) subordinated Indebtedness which, by it terms, is subordinated to the Obligations on terms not less favorable to the Lenders than those set forth in Exhibit F (it being understood that any such subordinated indebtedness will be expressly subordinated to all Obligations, including Obligations in respect of Letters of Credit), or (y) Hybrid Securities, and (ii) for purposes of this Section 6.15, the Consolidated Total Capitalization of a Borrower shall exclude that portion of the Consolidated Net Worth of such Borrower that is attributable to the Consolidated Net Worth of any of its Project Finance Subsidiaries, unless at the time Consolidated Total Capitalization is to be determined (x) the Consolidated Net Worth of such Project Finance Subsidiary shall equal or exceed 25% of its Consolidated Total Capitalization and (y) no event of default in respect of Indebtedness of such Project Finance Subsidiary shall have occurred and be continuing.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events (i) in respect of a particular Borrower or, to the extent provided below, any of its Subsidiaries shall constitute a Default with respect to such Borrower and (ii) in respect of the Borrowing Subsidiary or, to the extent provided below, any of its Subsidiaries shall also constitute a Default with respect to the Company; provided that, for the avoidance of doubt, a Default or Unmatured Default solely with respect to the Company or any of its subsidiaries (other than the Borrowing Subsidiary and its Subsidiaries) will not constitute a Default or Unmatured Default with respect to the Borrowing Subsidiary if and to the extent no such Default or Unmatured Default otherwise exists with respect to the Borrowing Subsidiary or any of its Subsidiaries:

7.1. Any representation or warranty made or deemed made by or on behalf of such Borrower (including any representation or warranty deemed made by such Borrower as to one of its Subsidiaries) to the Lenders, the Issuing Banks or the Agent in or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall, in each case, be false in any material respect on the date as of which made or deemed made.

7.2. Such Borrower shall fail to pay (i) principal of any Loan when due, or (ii) interest on any Loan or any Facility Fee or other Obligation under any of the Loan Documents within five (5) Business Days after such interest, fee or other Obligation becomes due.

7.3. The breach by such Borrower of any of the terms or provisions of Section 6.1.7 (solely as such provision relates to a Default), 6.2, 6.3 (solely with respect to the preservation of the legal existence of such Borrower), 6.9, 6.10, 6.11, 6.12, 6.13, 6.14 or 6.15.

7.4. The breach by such Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after the earlier to occur of (i) written notice from the Agent or any Lender to such Borrower or (ii) a Specified Officer receiving actual knowledge of any such breach of any of the terms or provisions of this Agreement.

7.5. Failure of such Borrower or any of its Subsidiaries (other than Project Finance Subsidiaries or Non-Material Subsidiaries or an SPC) to pay when due (after the expiration of any applicable grace or cure periods) any principal of or interest on any of their Material Indebtedness; or the default by such Borrower or any of its Subsidiaries (other than Project Finance Subsidiaries or Non-Material Subsidiaries or an SPC) in the performance (beyond the applicable grace period with respect thereto, if any) of any other term, provision or condition contained in any of their respective Material Indebtedness Agreements or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any such Material Indebtedness Agreement to cause, such Material Indebtedness to become due, or to be required to be prepaid or repurchased (other than by a regularly scheduled payment or a mandatory prepayment of a corresponding receipt by such Borrower or such Subsidiary (such as from the proceeds of sale, transfer, loss or other disposition of property or the issuance of Indebtedness, equity or other securities)) prior to its stated maturity or, solely with respect to the Company with respect to the Illinois Credit Agreement, any commitment to lend to such Borrower thereunder to be terminated prior to its stated expiration date; or, as a result of any of the foregoing, any Material Indebtedness of such Borrower or any of its Subsidiaries (other than Project Finance Subsidiaries or Non-Material Subsidiaries or an SPC) shall be declared to be due and payable or the remaining outstanding principal amount thereof to be required to be prepaid or repurchased (other than by a regularly scheduled payment or a mandatory prepayment of a corresponding receipt by such Borrower or such Subsidiary (such as from the proceeds of sale, transfer, loss or other disposition of property or the issuance of Indebtedness, equity or other securities)) prior to the stated maturity thereof; provided that no Default shall occur under this Section 7.5 as a result of (i) any notice of voluntary prepayment delivered by such Borrower or any Subsidiary with respect to any Indebtedness, (ii) any voluntary Disposition of assets by such Borrower or any Subsidiary permitted hereunder as a result of which any Indebtedness secured by such assets is required to be prepaid or (iii) any other transaction which would otherwise be prohibited under any such Material Indebtedness Agreement if and to the extent that concurrently with the consummation of such transaction the Material Indebtedness thereunder is repaid in full with respect to the Borrower or Subsidiary which would otherwise have been in default of such Material Indebtedness Agreement (and, if such Material Indebtedness Agreement is the Illinois Credit Agreement, the commitments available thereunder to such Borrower or Subsidiary are terminated); and provided further that any “Default” of the Company under the Illinois Credit Agreement that consists solely of, or termination of any commitment to lend under the Illinois Credit Agreement that results solely from, a default by the “Borrowing Subsidiary” or any of its “Subsidiaries” thereunder and as defined therein (an “Ameren Illinois Default”) shall not constitute a Default under this Section 7.5.

7.6. Such Borrower or any of its Subsidiaries (other than Project Finance Subsidiaries or Non-Material Subsidiaries or an SPC) shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, (v) take any formal corporate or partnership action to effect any of the foregoing actions set forth in this Section 7.6, (vi) fail within the statutorily mandated time period therefor (or any extension thereof) to contest in good faith any appointment or proceeding described in Section 7.7, or (vii) become unable, admit in writing its inability or fail generally to pay its debts as they become due.

7.7. Without the application, approval or consent of such Borrower or any of its Subsidiaries (other than Project Finance Subsidiaries or Non-Material Subsidiaries or an SPC ), a receiver, trustee, examiner, liquidator or similar official shall be appointed for such Borrower or any of its Subsidiaries (other than Project Finance Subsidiaries or Non-Material Subsidiaries or an SPC) or any Substantial Portion of its Property or the Property of any of its Subsidiaries (other than a Project Finance Subsidiary or a Non-Material Subsidiary or an SPC), or a proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors shall be instituted against such Borrower or any of its Subsidiaries (other than Project Finance Subsidiaries or Non-Material Subsidiaries or an SPC) and such appointment shall continue undischarged or such proceeding shall continue undismissed or unstayed for a period of 60 consecutive days.

7.8. Such Borrower or any of its Subsidiaries (other than Project Finance Subsidiaries or Non-Material Subsidiaries or an SPC), shall fail within 45 days to pay, bond, stay, vacate or otherwise discharge one or more judgments or orders for the payment of money in excess of $50,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate (net of any amount covered by insurance).

7.10. An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in monetary liability resulting in a Material Adverse Effect on such Borrower.

7.11. Nonpayment when due (after giving effect to any applicable grace period) by such Borrower or any of its Subsidiaries (other than Project Finance Subsidiaries or Non-Material Subsidiaries or an SPC), of obligations or settlement amounts under Rate Management Transactions in an aggregate amount of $50,000,000 or more (after giving effect to all netting arrangements and agreements), or the breach (beyond any grace period applicable thereto) by such Borrower or any of its Subsidiaries (other than Project Finance Subsidiaries or Non-Material Subsidiaries or an SPC) of any term, provision or condition contained in any Rate Management Transaction the effect of which is to cause, or to permit the counterparty(ies) thereof to cause, the termination of such Rate Management Transaction resulting in liability of such Borrower or such Subsidiaries for obligations and/or settlement amounts under such Rate Management Transactions in an aggregate amount of $50,000,000 or more (after giving effect to all netting arrangements and agreements); provided that no Default shall occur under this Section 7.11 as a result of (i) any notice of voluntary termination delivered by such Borrower or any Subsidiary with respect to any such Rate Management Transaction, or (ii) any other transaction which would otherwise be prohibited under any such Rate Management Transaction if and to the extent that concurrently with the consummation of such transaction the settlement amounts thereunder are repaid in full with respect to the Borrower or Subsidiary which would otherwise have been in default of such Rate Management Transaction.

7.12. Any Change in Control with respect to such Borrower shall occur.

7.13. Such Borrower or any of its Subsidiaries, shall (i) be the subject of any proceeding or investigation pertaining to the release by such Borrower (or, in the case of the Company, any of its Subsidiaries) or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law; which, in the case of an event described in clause (i) or clause (ii), has resulted in a Material Adverse Effect on such Borrower or in monetary liability (in excess of any amount covered by insurance) that has not within 45 days been bonded, vacated, stayed pending appeal or discharged and could reasonably be expected to have a Material Adverse Effect on such Borrower.

7.14. Any material provision of any Loan Document shall fail to remain in full force or effect with respect to such Borrower or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any material provision of any Loan Document with respect to such Borrower.

Notwithstanding any other provision of this Article VII, for purposes of determining whether any event constitutes a Default with respect to the Company (at the election of the Company), Genco and its subsidiaries will not be deemed to be “Subsidiaries” of the Company if and for so long as each of the conditions set forth in clauses (a) through (c) below shall be satisfied:

(a)	The Company’s Borrower Sublimit shall have been permanently reduced from the maximum amount thereof in effect on or after the date hereof by not less than $150,000,000, and the Company’s Borrower Credit Exposure shall not exceed its Borrower Sublimit as so reduced;

(b)	The representation set forth in Section 5.17 shall continue to be true and correct; and

(c)	Such event shall not have resulted, and could not reasonably be expected to result, in a Material Adverse Effect on the Company (it being agreed that an event referred to in Section 7.6 or 7.7 with respect to Genco or any of its subsidiaries will in no event be deemed to constitute a Material Adverse Effect on the Company if the conditions set forth in the preceding clauses (a) and (b) shall have been satisfied).

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1. Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to a Borrower, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder to such Borrower (and, if such Borrower is the Borrowing

Subsidiary, the Company) shall automatically terminate and the Obligations of such Borrower (and, if such Borrower is the Borrowing Subsidiary, the Company) shall immediately become due and payable without any election or action on the part of the Agent, any Issuing Bank or any Lender. If any other Default occurs with respect to a Borrower, the Required Lenders (or the Agent at the direction of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder to such Borrower, or declare the Obligations of such Borrower (and, in the case of a Default with respect to a Borrowing Subsidiary, of the Company) to be due and payable, or both, whereupon the Obligations of such Borrower (and, in the case of a Default with respect to the Borrowing Subsidiary, of the Company) shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which such Borrower hereby expressly waives.

If, after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to such Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to such Borrower, rescind and annul such acceleration and/or termination.

8.2. Amendments. None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by each Borrower, the Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agent and the other party or parties thereto, in each case with the consent of the Required Lenders; provided that (i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by each Borrower and the Agent to correct any administrative or other manifest error, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least seven Business Days’ prior written notice thereof and the Agent shall not have received, within seven Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender, (B) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (C) except as expressly otherwise provided herein, postpone the scheduled maturity date of any Loan or LC Disbursement or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (D) change Section 11.2 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (E) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender; provided that no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Agent, any Issuing Bank or the Swingline Lender without the prior written consent of the Agent, such Issuing Bank or the Swingline Lender, as the case may be.

Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the applicable Borrower, the Required Lenders and the Agent if, by the terms of such agreement, (i) the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) upon the effectiveness of such amendment, each Lender not consenting to such amendment shall receive payment in full of the principal of and interest accrued on each Advance made by it and all other amounts owing to it or accrued for its account under this Agreement.

8.3. Preservation of Rights. No omission of the Lenders, the Agent or the Issuing Banks to exercise or delay in exercising any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or Unmatured Default or the inability of a Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by, or by the Agent with the consent of, the requisite number of Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent, the Issuing Banks and the Lenders until all of the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1. Survival of Representations. All representations and warranties of the Borrowers contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to either Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Agent, each Issuing Bank and the Lenders, and between the Agent, each Issuing Bank and the Lenders on one hand, and the Borrowers individually on the other hand, and supersede all prior agreements and understandings among and between such parties, as the case may be, relating to the subject matter thereof (but do not supersede (a) any provisions of the fee letters related to the credit facilities established hereby or (b) the indemnification and reimbursement provisions of any commitment letter related to the credit facilities established hereby to the extent applicable to the Arrangers and the Initial Lenders (as such terms are defined therein) in their capacities as such, that in each case do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect).

9.5. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders and the Issuing Banks hereunder are several and not joint and no Lender or Issuing Bank shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of the Agent, any Lender or any Issuing Bank to perform any of its obligations hereunder shall not relieve the Agent, any other Lender or any Issuing Bank of any of its obligations hereunder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.1(c)), and, with respect to Sections 9.6, 9.10 and 10.11, the Arrangers, the Syndication Agents, the Documentation Agents and the Related Parties of any of the Agent, any Arranger, any Syndication Agent, any Documentation Agent, any Issuing Bank and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

9.6. Expenses; Indemnification.

(i)	Subject to paragraph (iii) below, the Borrowers shall reimburse the Agent and each Arranger (but not the Lenders) for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ and paralegals’ fees and time charges of one outside legal counsel for the Agent and the Arrangers, and reasonable out-of-pocket expenses of and reasonable fees for other advisors and professionals engaged by the Agent or any Arranger) paid or incurred by the Agent or the Arrangers in connection with the investigation, preparation, negotiation, documentation, execution, delivery, syndication, distribution (including via the internet), review, amendment, modification and administration of the Loan Documents. Subject to paragraph (iii) below, the Borrowing Subsidiary and the Company also agree to reimburse the Agent, each Arranger, the Issuing Banks, the Swingline Lender and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ and paralegals’ fees and time charges and expenses of attorneys and paralegals for the Agent, the Arrangers, the Issuing Banks, the Swingline Lender and the Lenders, which attorneys and paralegals may be employees of the Agent, the Arrangers, the Issuing Banks, the Swingline Lender or the Lenders) paid or incurred by the Agent, such Arranger, any Issuing Bank, the Swingline Lender or any Lender in connection with the collection of the Obligations and enforcement of the Loan Documents.

(ii)

Subject to paragraph (iii) below, the Borrowers hereby further agree to indemnify the Agent, each Arranger, each Issuing Bank, the Swingline Lender, each Lender and their Related Parties against all losses, claims, damages, penalties, judgments, liabilities and expenses (including all expenses or liabilities related to or resulting from litigation or preparation therefor, whether commenced by the Borrowers or their Affiliates or by any third party and whether or not the Agent, any Arranger, any Issuing Bank, the Swingline Lender, any Lender or any Affiliate is a party thereto, and all attorneys’ and paralegals’ fees, time charges and expenses of attorneys and paralegals of the party seeking indemnification, which attorneys and paralegals may or may not be employees of such party seeking indemnification) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder, except to the extent that they have resulted, as determined in a final non-appealable judgment by a court of competent jurisdiction, (a) from the gross negligence or willful misconduct of the party seeking indemnification or (b) from the material breach by the party seeking indemnification of its agreements hereunder or under the other Loan Documents (it being agreed, however, that no such breach shall be deemed to occur as a result of any reasonable assertion in good faith by any indemnified party that any condition to any of its obligations hereunder has not been satisfied).

(iii)	Each amount payable under paragraph (i) or (ii) of this Section shall be an obligation of, and shall be discharged by (a) to the extent arising out of acts, events and circumstances related to a particular Borrower, such Borrower, and (b) otherwise, both Borrowers, with each of them being severally, but not jointly, liable for its Contribution Percentage of such amount; provided that the Company agrees that, if the Borrowing Subsidiary shall fail to pay any amount owed by it under clause (b) of this paragraph (iii) after a demand shall have been made by the Person to which such amount is owed, the Company shall promptly pay such amount (the Company hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor of the obligations of the Borrowing Subsidiary under this Section).

(iv)	To the extent that the Borrowers fail to pay any amount required to be paid by them to the Agent, any Arranger, the Swingline Lender or any Issuing Bank under paragraph (i) or (ii) of this Section, each Lender severally agrees to pay to the Agent, the Arrangers, the Swingline Lender or such Issuing Bank, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent, the Arrangers, the Swingline Lender or such Issuing Bank in its capacity as such.

(v)	The obligations of the Borrowers under this Section 9.6 shall survive the termination of this Agreement and, as to each Borrower, the Availability Termination Date of such Borrower.

9.7. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders, to the extent that the Agent deems necessary.

9.8. Accounting. Except as provided to the contrary herein, all accounting terms used in the calculation of any financial covenant or test shall be interpreted and all accounting determinations hereunder in the calculation of any financial covenant or test shall be made in accordance with Agreement Accounting Principles. If any changes in generally accepted accounting principles are hereafter required or permitted and are adopted by any Borrower or any of its Subsidiaries with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, tests, restrictions or standards herein or in the related definitions or terms used therein (“Accounting Changes”), the parties hereto agree, at the request of such Borrower, the Agent or the Required Lenders, to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating such Borrower’s and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made; provided, however, until such provisions are amended in a manner reasonably satisfactory to the Company, the Agent and the Required Lenders, no Accounting Change shall be given effect in such calculations. In the event such amendment is entered into, all references in this Agreement to Agreement Accounting Principles shall mean generally accepted accounting principles as of the date of such amendment. Notwithstanding the foregoing, all financial statements to be delivered by such Borrower pursuant to Section 6.1 shall be prepared in accordance with generally accepted accounting principles in effect at such time (subject in the case of interim financial statements, to the absence of footnotes and year-end adjustments). Notwithstanding the foregoing, for purposes of all accounting or financial calculations made under this Agreement and for purposes of defining and calculating Indebtedness hereunder, leases that would have been classified as operating leases in accordance with Agreement Accounting Principles as in effect on June 30, 2010, whether entered into before or after the Closing Date, will be treated in a manner consistent with the treatment of such leases under Agreement Accounting Principles as in effect on June 30, 2010, notwithstanding any modifications or interpretive changes in Agreement Accounting Principles that may occur thereafter.

9.9. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10. Nonliability. The relationship between the Borrowers individually on the one hand and the Lenders, each Issuing Bank and the Agent on the other hand shall be solely that of borrower and lender. No provision in any Loan Document, the transactions contemplated thereby, any relationships established thereby, any communications pursuant thereto or the nature of services provided by the Lenders, each Issuing Bank and the Agent shall create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders, each Issuing Bank and the Agent on the one hand and the Borrowers and their subsidiaries, Affiliates or equityholders on the other hand. None of the Agent, any Arranger, any Issuing Bank or any Lender undertakes any responsibility to the Borrowers to review or inform the Borrowers of any matter in connection with any phase of the Borrowers’ businesses or operations. The Borrowers agree that none of the Agent, any Arranger, any Issuing Bank or any Lender shall have liability to the Borrowers (whether sounding in tort, contract or otherwise) for losses suffered by the Borrowers in connection with, arising out of or in any way related to the transactions contemplated and the relationship established by the Loan Documents or any act, omission or event occurring in connection therewith unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from (a) the gross negligence or willful misconduct of the party from which recovery is sought or (b) the material breach by the party from which recovery is sought of its agreements hereunder or under the other Loan Documents (it being agreed, however, that no such breach shall be deemed to occur as a result of any reasonable assertion in good faith by the Agent, any Arranger, any Issuing Bank or any Lender that any condition to any of its obligations hereunder has not been satisfied). None of the Borrowers, the Agent, any Arranger, any Issuing Bank or any Lender shall have any liability for, and each of the Agent, each Arranger, each Issuing Bank, each Lender and each Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages in connection with, arising out of or in any way related to the Loan Documents or the transactions contemplated thereby; provided, that each Borrower shall be obligated as, and subject to the limitations, provided in Section 9.6 to indemnify the Agent, each Arranger, each Issuing Bank, the Swingline Lender, each Lender and their Related Parties against any special, indirect, consequential or punitive damages that may be awarded against them.

9.11. Confidentiality. Each Lender and each Issuing Bank agrees to hold any confidential information which it may receive from either Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Borrowers, Lenders or Issuing Banks and their respective Affiliates, for use solely in connection with the transactions contemplated hereby, (ii) to legal counsel, accountants, and other professional advisors to, and agents, officers and employees of, such Lender or Issuing Bank, in each case which have been informed as to the confidential nature of such information, for use solely in connection with the transactions contemplated hereby, (iii) to regulatory officials having jurisdiction over it or its Affiliates, (iv) to any Person as required by law, regulation, or legal process (provided that, to the extent legally permitted, such Lender or Issuing Bank shall provide each Borrower with notice of such required disclosure to permit the Borrowers to contest the necessity thereof), (v) to any Person in connection with any legal proceeding arising under or in connection with this Agreement, the Loan Documents or the transactions contemplated hereby to which such Lender or Issuing Bank is a party (provided that, to the extent legally permitted, such Lender or Issuing Bank shall provide the Borrowers with notice of such required disclosure to permit the Borrowers to contest the necessity thereof), (vi) to any assignee of or participant in, or prospective assignee of or participant in, any of its rights or obligations under this Agreement, if and to the extent such Person has been informed as to the confidential nature of such information and has agreed to treat such information in accordance with the terms of this Section 9.11, (vii) to such Lender’s or Issuing Bank’s direct or indirect contractual counterparties in swap agreements or credit insurance providers with respect to the credit facilities established hereunder, or to legal counsel, accountants and other professional advisors to any of the foregoing, in each case which have been informed as to the confidential nature of such information and have agreed to treat such information in accordance with the terms of this Section 9.11, (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to this Agreement or the Advances hereunder, (ix) with the consent of such Borrower, (x) to any other party to this Agreement, (xi) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder and (xii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities established hereunder.

9.12. Lenders Not Utilizing Plan Assets. Each Lender represents and warrants that none of the consideration used by such Lender to make its Loans constitutes for any purpose of ERISA or Section 4975 of the Code assets of any “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Code and the rights and interests of such Lender in and under the Loan Documents shall not constitute such “plan assets” under ERISA.

9.13. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for herein.

9.14. Disclosure. Each Borrower, Lender and Issuing Bank hereby acknowledges and agrees that each Lender, each Issuing Bank and their Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrowers and their Affiliates.

9.15. USA Patriot Act. Each Lender and each Issuing Bank hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with its requirements. The Borrowers shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations including the USA Patriot Act.

9.16. Non-Public Information. Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Borrowers or the Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to the Borrowers and the Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

ARTICLE X

THE AGENT

10.1. Appointment; Nature of Relationship. JPMCB is hereby appointed by each of the Lenders and each of the Issuing Banks as its contractual representative (herein referred to as the

“Agent”) hereunder and under each other Loan Document, and each of the Lenders and the each of the Issuing Banks irrevocably authorizes the Agent to act as the contractual representative of such Lender and such Issuing Bank with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender or any Issuing Bank by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders and the Issuing Banks with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ and the Issuing Banks’ contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders or the Issuing Banks, (ii) is a “representative” of the Lenders and the Issuing Banks within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders and the Issuing Banks hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2. Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties or fiduciary duties to the Lenders or the Issuing Banks, or any obligation to the Lenders or the Issuing Banks to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent. Without limiting any other power granted under any Loan Document, each Lender authorizes and directs the Agent to vote all the interests of the Lenders as a single bloc based upon the direction of the Required Lenders as contemplated by any Loan Document.

10.3. General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrowers, the Lenders or any Lender or any Issuing Bank for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final, non-appealable judgment by a court of competent jurisdiction to have arisen from (i) the gross negligence or willful misconduct of the party from which recovery is sought or (ii) the material breach by such party of its agreements hereunder or under the other Loan Documents (it being agreed, however, that no such breach shall be deemed to occur as a result of any reasonable assertion in good faith by the Agent, any Arranger, any Issuing Bank or any Lender that any condition to any of its obligations hereunder has not been satisfied).

10.4. No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including any agreement by an obligor to furnish information directly to each Lender and each Issuing Bank; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrowers or any guarantor of any of the Obligations or of any of the Borrowers’ or any such guarantor’s respective Subsidiaries. The Agent shall have no duty to disclose to the Lenders or the Issuing Banks information that is not required to be furnished by the Borrowers to the Agent at such time, but is voluntarily furnished by the Borrowers to the Agent (either in its capacity as Agent or in its individual capacity).

10.5. Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and each Issuing Bank. The Lenders and each Issuing Bank hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such). The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction in writing by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders or the Issuing Banks, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and the Issuing Banks and all matters pertaining to the Agent’s duties hereunder and under any other Loan Document.

10.7. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

10.8. Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent, severally and not jointly, ratably in proportion to the their Pro Rata Shares of the Aggregate Commitment (or, if the Aggregate Commitment has been terminated, of the Aggregate Outstanding Credit Exposure) (determined as of the date of any such request by the Agent) (i) for any amounts not reimbursed by the Borrowers for which the Agent is entitled to reimbursement by the Borrowers under the Loan Documents in its capacity as Agent, (ii) to the extent not paid by the Borrowers, for any other expenses incurred by the Agent on behalf of the Lenders or the Issuing Banks, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders or Issuing Banks) and (iii) to the extent not paid by the Borrowers, for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders or Issuing Banks), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent, (ii) any indemnification required pursuant to Section 3.5(d) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof and (iii) the Agent shall reimburse the Lenders for any amounts the Lenders have paid to the extent such amounts are subsequently recovered from the Borrowers. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations, termination and expiration of the Letters of Credit and termination of this Agreement.

10.9. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or a Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Borrowers, the Lenders and the Issuing Banks.

10.10. Rights as a Lender. In the event the Agent is a Lender or an Issuing Bank, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Credit Extensions as any Lender or any Issuing Bank and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” or “Issuing Bank” shall, at any time when the Agent is a Lender or an Issuing Bank, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with each Borrower or any of its Subsidiaries in which such Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender.

10.11. Independent Credit Decision. Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Agent, any Arranger or any other Lender or any other Issuing Bank and based on the financial statements prepared by the Borrowers and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent, any Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.12. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders, the Issuing Banks and the Borrowers, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders, with the consent of the Borrowers (which consent shall not be unreasonably withheld or delayed; provided that such consent shall not be required in the event and continuation of a Default), shall have the right to appoint, on behalf of the Borrowers and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders or consented to by the Borrowers within thirty days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrowers and the Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of the Borrowers or any Lender or any Issuing Bank, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned and no successor Agent has been appointed, the Required Lenders may perform all the duties of the Agent hereunder and the Borrowers shall make all payments in respect of the Obligations to the applicable Lenders and for all other purposes shall deal directly with the Lenders. If the Agent has resigned and, at such time, holds cash collateral under this Agreement, the Agent shall continue to hold such cash collateral for the benefit of the Lenders and the applicable Issuing Bank until a successor Agent has been appointed. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Unless otherwise agreed by the Company, any such successor Agent shall be a Lender or, if no Lender will accept such appointment, a commercial bank having capital and retained earnings of at least $1,000,000,000 (or such lower amount as shall be acceptable to the Company). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the effectiveness of the resignation of the Agent, the resigning Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of the Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

10.13. Agent and Arrangers Fees. Each Borrower severally and not jointly agrees to pay to the Agent and each Arranger, for their respective accounts, the agent and arrangers fees separately agreed to by such Borrowers, the Agent and such Arranger pursuant to and in accordance with those certain fee letters dated as of September 21, 2012 and as otherwise mutually agreed to in writing from time to time.

10.14. Delegation to Affiliates. The Borrowers, the Lenders and the Issuing Banks agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates (it being agreed that the Agent will remain responsible for the performance of all such duties). Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

10.15. Joint Arrangers, Joint Bookrunners, Syndication Agents and Documentation Agents. The Persons identified in this Agreement as “Joint Arrangers”, “Joint Bookrunners”, “Syndication Agents” and “Documentation Agents”, in such capacities, shall have no right, power, obligation, liability, responsibility or duty under this Agreement. Without limiting the foregoing, such Persons, in such capacities, shall not have or be deemed to have a fiduciary relationship with any other Person. Each Lender hereby makes the same acknowledgements with respect to such Persons as it makes with respect to the Agent in Section 10.11.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Borrower becomes insolvent or any payment Default pursuant to Section 7.2 occurs with respect to a Borrower, or any other Default with respect to a Borrower shall occur and be continuing and the Required Lenders shall have terminated any Commitments as to such Borrower or accelerated the maturity of any Loans to such Borrower, then any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender or any Issuing Bank to or for the credit or account of such Borrower may be offset and applied toward the payment of the Obligations owing by such Borrower to such Lender or such Issuing Bank, whether or not the Obligations, or any part thereof, shall then be due. Promptly upon the exercise of its right of setoff hereunder, each Lender and Issuing Bank shall deliver written notice thereof to the Agent and the Agent shall make such notice available to the other Lenders and Issuing Banks.

11.2. Ratable Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to either Borrower, any other Subsidiary or any Affiliate of any of the foregoing (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender (and any attempted assignment or transfer by either Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) Assignments.

(i)	Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Lenders, Affiliates of Lenders, Approved Funds or other Persons, other than, in each case, a natural person, a Borrower or a subsidiary or Affiliate of a Borrower (any such permitted assignee being called an “Eligible Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) each Borrower; provided that no consent of the Borrowers shall be required (1) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund and (2) if a Default has occurred and is continuing, for any other assignment; provided further, that each Borrower will be deemed to have consented to an assignment if it does not respond to a written request for a consent thereto within 10 Business Days after actual receipt of such request;

(B) the Agent; provided that no consent of the Agent shall be required for an assignment to a Lender or an Affiliate of a Lender;

(C) each Issuing Bank; and

(D) the Swingline Lender.

(ii)	Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 unless each Borrower and the Agent otherwise consent; provided that no such consent of the Borrowers shall be required if a Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this sentence shall not apply to rights in respect of outstanding Competitive Loans;

(C) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws.

(iii)	Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Article III and Section 9.6). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.1 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such Lender’s rights or obligations as provided in Section 12.1(c).

(iv)

The Agent shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrowers, the Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by either Borrower and, as to entries pertaining to it, any Issuing Bank or Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)	Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section and any written consent to such assignment required by this Section, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. Each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Agent that such assignee is an Eligible Assignee.

(c) Participations.

(i)	Any Lender may, without the consent of either Borrower, the Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agent, the Issuing Banks, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 8.2 that affects such Participant or requires the approval of all of the Lenders. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Article III to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.1 as though it were a Lender; provided such Participant agrees to be subject to Section 11.2 as though it were a Lender.

(ii)	A Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 3.5 unless each Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.5 as though it were a Lender.

(iii)	Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under any Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of any Loan Document notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent shall have no responsibility for maintaining a Participant Register.

(d) Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

ARTICLE XIII

NOTICES

13.1. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)	if to either Borrower, to it in care of Ameren Corporation, 1901 Chouteau Avenue, St. Louis, MO 63103, Attention of Jerre E. Birdsong, Vice President and Treasurer (Telecopy No. (314) 554-6328);

(ii)	if to the Agent, to JPMorgan Chase Bank N.A., Delaware Loan Operation, 500 Stanton Christiana Road, 3/Ops2, Newark, DE 19713, Attention of Evan Zacharias (Telephone No. (302) 634-1405, Telecopy No. (302) 634-1417, Electronic mail: evan.zacharias@jpmorgan.com), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, 24th Floor, New York, NY 10179, Attention of Bridget Killackey (Telecopy No. (212) 270-3308); and

(iii)	if to any other Lender or Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Agent and the applicable Lender. The Agent or either Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

13.2. Change of Address. Either Borrower, the Agent, any Issuing Bank and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrowers, the Agent, the Issuing Banks and the Lenders and each party has notified the Agent by facsimile transmission or telephone that it has taken such action. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

15.2. CONSENT TO JURISDICTION. EACH BORROWER, EACH LENDER, EACH ISSUING BANK AND THE AGENT HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN THE CITY AND COUNTY OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH SUCH PERSON HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER OR ISSUING BANK TO BRING PROCEEDINGS AGAINST EITHER BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY EITHER BORROWER AGAINST THE AGENT, ANY LENDER OR ANY ISSUING BANK OR ANY AFFILIATE OF THE AGENT, ANY LENDER OR ANY ISSUING BANK INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN THE CITY AND COUNTY OF NEW YORK.

15.3. WAIVER OF JURY TRIAL. EACH BORROWER, THE AGENT, EACH ISSUING BANK AND EACH LENDER HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrowers, the Lenders and the Agent have executed this Agreement as of the date first above written.

AMEREN CORPORATION,

by	/s/ Ryan J. Martin
Name: Ryan J. Martin
Title: Assistant Treasurer

UNION ELECTRIC COMPANY,

by	/s/ Ryan J. Martin
Name: Ryan J. Martin
Title: Assistant Treasurer

JPMORGAN CHASE BANK, N.A., as Agent, the Swingline Lender, an Issuing Bank and a Lender,

by	/s/ Bridget Killackey
Name: Bridget Killackey
Title: Vice President

LENDER:	BARCLAYS BANK PLC

by	/s/ Ann E. Sutton
Name: Ann E. Sutton
Title: Director

[Signature Page to the Ameren Corporation Missouri Credit Agreement]

LENDER:	The Bank of Tokyo-Mitsubishi UFJ, Ltd.

by	/s/ Chi-Cheng Chen
Name: Chi-Cheng Chen
Title: Vice President

by	*
Name:
Title:

*	For Lenders requiring a second signature line.

[Signature Page to the Ameren Corporation Missouri Credit Agreement]

LENDER:	Bank of America, N.A.

by	/s/ William A. Merritt, III
Name: William A. Merritt, III
Title: Vice President

[Signature Page to the Ameren Corporation Missouri Credit Agreement]

LENDER:	The Royal Bank of Scotland plc

by	/s/ Emily Freedman
Name: Emily Freedman
Title: Vice President

by	*
Name:
Title:

*	For Lenders requiring a second signature line.

[Signature Page to the Ameren Corporation Missouri Credit Agreement]

LENDER:	FIFTH THIRD BANK

by	/s/ Robert M. Sander
Name: Robert M. Sander
Title: Vice President

by	*
Name:
Title:

*	For Lenders requiring a second signature line.

[Signature Page to the Ameren Corporation Missouri Credit Agreement]

LENDER:	MORGAN STANLEY BANK, N.A.

by	/s/ Kelly Chin
Name: Kelly Chin
Title: Authorized Signatory

[Signature Page to the Ameren Corporation Missouri Credit Agreement]

LENDER:	Royal Bank of Canada

by	/s/ Kyle E. Hoffman
Name: Kyle E. Hoffman
Title: Authorized Signatory

by	*
Name:
Title:

*	For Lenders requiring a second signature line.

[Signature Page to the Ameren Corporation Missouri Credit Agreement]

LENDER:	SunTrust Bank

by	/s/ Andrew Johnson
Name: Andrew Johnson
Title: Director

[Signature Page to the Ameren Corporation Missouri Credit Agreement]

LENDER:	TD Bank, N.A.

by	/s/ Vijay Prasad
Name: Vijay Prasad
Title: Senior Vice President

by	*
Name:
Title:

*	For Lenders requiring a second signature line.

[Signature Page to the Ameren Corporation Missouri Credit Agreement]

LENDER:	The Bank of New York Mellon

by	/s/ Richard K. Fronapfel, Jr.
Name: Richard K. Fronapfel, Jr.
Title: Vice President

by	*
Name:
Title:

*	For Lenders requiring a second signature line.

[Signature Page to the Ameren Corporation Missouri Credit Agreement]

LENDER:	U.S. Bank National Association

by	/s/ John M. Eyerman
Name: John M. Eyerman
Title: Vice President

by	*
Name:
Title:

*	For Lenders requiring a second signature line.

[Signature Page to the Ameren Corporation Missouri Credit Agreement]

LENDER:	UBS LOAN FINANCE LLC

by	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

by	/s/ Joselin Fernandes *
Name: Joselin Fernandes
Title: Associate Director

*	For Lenders requiring a second signature line.

[Signature Page to the Ameren Corporation Missouri Credit Agreement]

LENDER:	KeyBank National Association

by	/s/ Sherrie I. Manson
Name: Sherrie I. Manson
Title: Senior Vice President

[Signature Page to the Ameren Corporation Missouri Credit Agreement]

LENDER:	PNC BANK, NATIONAL ASSOCIATION

by	/s/ Jeffrey S. Potts
Name: Jeffrey S. Potts
Title: Senior Vice President

by	*
Name:
Title:

*	For Lenders requiring a second signature line.

[Signature Page to the Ameren Corporation Missouri Credit Agreement]

LENDER:	BNP PARIBAS

by	/s/ Francis J. Delaney
Name: Francis J. Delaney
Title: Managing Director

by	/s/ Pasquale A. Perraglia IV *
Name: Pasquale A. Perraglia IV
Title: Vice President

*	For Lenders requiring a second signature line.

[Signature Page to the Ameren Corporation Missouri Credit Agreement]

LENDER:	COBANK, ACB

by	/s/ Josh Batchelder
Name: Josh Batchelder
Title: Vice President

by	*
Name:
Title:

*	For Lenders requiring a second signature line.

[Signature Page to the Ameren Corporation Missouri Credit Agreement]

LENDER:	National Cooperative Services Corporation

by	/s/ Ann Shankroff
Name: Ann Shankroff
Title: Assistant Secretary-Treasurer

[Signature Page to the Ameren Corporation Missouri Credit Agreement]

LENDER:	Regions Bank

by	/s/ John Holland
Name: John Holland
Title: Senior Vice President

by	*
Name:
Title:

*	For Lenders requiring a second signature line.

[Signature Page to the Ameren Corporation Missouri Credit Agreement]

LENDER:	The Northern Trust Company

by	/s/ Pritha Majumder
Name: Pritha Majumder
Title: Officer

by	*
Name:
Title:

*	For Lenders requiring a second signature line.

[Signature Page to the Ameren Corporation Missouri Credit Agreement]

LENDER:	Commerce Bank

by	/s/ Chris M. Steuterman
Name: Chris M. Steuterman
Title: Vice President

by	*
Name:
Title:

*	For Lenders requiring a second signature line.

[Signature Page to the Ameren Corporation Missouri Credit Agreement]

LENDER:	THE HUNTINGTON NATIONAL BANK

by	/s/ Lori Cummins-Meyer
Name: Lori Cummins-Meyer
Title: Vice President

[Signature Page to the Ameren Corporation Missouri Credit Agreement]

LENDER:	Bank of the West

by	/s/ Brad Conley
Name: Brad Conley
Title: Vice President

by	*
Name:
Title:

*	For Lenders requiring a second signature line.

[Signature Page to the Ameren Corporation Missouri Credit Agreement]

LENDER:	UMB Bank, N. A.

by	/s/ Cecil G. Wood
Name: Cecil G. Wood
Title: Executive Vice President

by	*
Name:
Title:

*	For Lenders requiring a second signature line.

[Signature Page to the Ameren Corporation Missouri Credit Agreement]

COMMITMENT SCHEDULE

Lender	Commitment
JPMorgan Chase Bank, N.A.	$59,047,619.04
Barclays Bank PLC	$59,047,619.05
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$59,047,619.05
Bank of America, N.A.	$59,047,619.05
The Royal Bank of Scotland plc	$59,047,619.05
Fifth Third Bank	$52,380,952.38
Morgan Stanley Bank, N.A.	$52,380,952.38
Royal Bank of Canada	$52,380,952.38
SunTrust Bank	$52,380,952.38
TD Bank, N.A.	$52,380,952.38
The Bank of New York Mellon	$52,380,952.38
U.S. Bank, National Association	$52,380,952.38
UBS Loan Finance LLC	$52,380,952.38
KeyBank National Association	$45,238,095.24
PNC Bank, National Association	$45,238,095.24
BNP Paribas	$40,476,190.48
CoBank, ACB	$30,952,380.95
National Cooperative Services Corporation	$23,809,523.81
Regions Bank	$23,809,523.81
The Northern Trust Company	$23,809,523.81
Commerce Bank, N.A.	$14,285,714.29
The Huntington National Bank	$14,285,714.29
Bank of the West	$11,904,761.90
UMB Bank, N.A.	$11,904,761.90

Total:	$1,000,000,000.00

[Missouri Facility]

EXISTING LETTERS OF CREDIT SCHEDULE

Account Party	Issuing Bank	Amount	GTY Issue Number

None.

[Missouri Facility]

LC COMMITMENT SCHEDULE

Issuing Bank	LC Commitment
JPMorgan Chase Bank, N.A.	$50,000,000
Barclays Bank PLC	$50,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$50,000,000
Bank of America, N.A.	$50,000,000
The Royal Bank of Scotland plc	$50,000,000

[Missouri Facility]

PRICING SCHEDULE

Applicable Margin or Fee	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status	Level VI Status
LIBOR Spread/LC Participation Fee	1.000%	1.075%	1.275%	1.475%	1.650%	2.050%
ABR Spread	0.000%	0.075%	0.275%	0.475%	0.650%	1.050%
Facility Fee	0.125%	0.175%	0.225%	0.275%	0.350%	0.450%

Level Status shall be determined based upon the applicable Ratings for the applicable Borrower provided by Moody’s and S&P. If the applicable Borrower is split-rated, then (a) if the Ratings differential is one level, each rating agency will be deemed to have a Rating corresponding to the higher level and (b) if the Ratings differential is two levels or more, then each rating agency will be deemed to have a Rating corresponding to the level one level above the level of the lower Rating.

The Applicable Margin shall be determined in accordance with the foregoing table based on the applicable Borrower’s Status as determined from its then-current Moody’s Rating and S&P Rating. The Applicable Fee Rate shall be determined with respect to Facility Fees and LC Participation Fees of each Borrower in accordance with the foregoing table based on such Borrower’s Status. The Rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date.

“Level I Status” exists at any date if, on such date, the applicable entity’s Moody’s Rating is A3 or better and the applicable entity’s S&P Rating is A- or better.

“Level II Status” exists at any date if, on such date, (i) the applicable entity has not qualified for Level I Status and (ii) the applicable entity’s Moody’s Rating is Baa1 or better and the applicable entity’s S&P Rating is BBB+ or better.

“Level III Status” exists at any date if, on such date, (i) the applicable entity has not qualified for Level I Status or Level II Status and (ii) the applicable entity’s Moody’s Rating is Baa2 or better and the applicable entity’s S&P Rating is BBB or better.

“Level IV Status” exists at any date if, on such date, (i) the applicable entity has not qualified for Level I Status, Level II Status or Level III Status and (ii) the applicable entity’s Moody’s Rating is Baa3 or better and the applicable entity’s S&P Rating is BBB- or better.

“Level V Status” exists at any date if, on such date, (i) the applicable entity has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status and (ii) the applicable entity’s Moody’s Rating is Ba1 or better and the applicable entity’s S&P Rating is BB+ or better.

“Level VI Status” exists at any date if, on such date, the applicable entity has not qualified for Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status. Level VI Status also exists on any date if, on such date, the applicable entity does not have at least two Ratings in effect.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status, or Level VI Status.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Moody’s Rating” means at any time, with respect to either Borrower, the public rating issued by Moody’s as then in effect with respect to such Borrower’s senior unsecured long-term debt securities without third-party credit enhancement or, if no such rating is then in effect, such Borrower’s issuer rating then in effect issued by Moody’s.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“S&P Rating” means, at any time with respect to either Borrower, the public rating issued by S&P as then in effect with respect to such Borrower’s senior unsecured long-term debt securities without third-party credit enhancement or, if no such rating is then in effect, such Borrower’s corporate credit rating then in effect issued by S&P.

“Rating” means a Moody’s Rating or an S&P Rating.

SCHEDULE 1

SUBSIDIARIES (OTHER THAN NON-MATERIAL SUBSIDIARIES)

(See Section 5.8)

SUBSIDIARIES OF AMEREN CORPORATION

Subsidiary		Jurisdiction of Organization	Owned By	Percent Ownership
1.	UnionElectric Company	Missouri	Ameren Corporation	100%

2.	AmerenEnergy Resources Company, LLC	Delaware	Ameren Corporation	100%

	a. Ameren Energy Generating Company	Illinois	Ameren Energy Resources Company, LLC	100%

	b. Ameren Energy Marketing Company	Illinois	Ameren Energy Resources Company, LLC	100%

	c. Ameren Energy Resources Generating Company	Illinois	Ameren Energy Resources Company, LLC	100%

SUBSIDIARIES OF UNION ELECTRIC COMPANY

None.

Schedule 1 Page 1

SCHEDULE 2

LIENS

(see Section 6.12.5)

None.

Schedule 2 Page 1

SCHEDULE 3

RESTRICTIVE AGREEMENTS

(see Section 6.14)

Union Electric Company

Union Electric Company Restated Articles of Incorporation: Dividend Restriction. Before any dividends on the Common Stock of Union Electric Company shall be paid or declared or set apart for payment, the holders of Union Electric Company’s outstanding Preferred Stock at such time shall have received, out of any funds legally available for the declaration of dividends, payment in cash of all accumulated dividends.

Genco

Genco Indenture dated November 1, 2000, as supplemented: Restricted/Conditional Payments. So long as any senior notes are outstanding, if Genco’s Senior Debt Service Coverage Ratio calculated on a Pro-Forma Basis (both as defined in Article I of this indenture) is below 1.75 to 1.0 for the most recently ended four fiscal quarters prior to the date of measurement or, based on projections prepared by Genco, below 1.75 to 1.0 (or 1.50 to 1.0 under circumstances described in Section 3.11(b) of this indenture) for any of the succeeding four six-month periods from the month including the date of measurement, Genco may not (i) pay dividends on or redeem or repurchase its capital stock or (ii) make payments of principal or interest on any subordinated indebtedness Genco has issued unless any such redemption or repurchase of capital stock or subordinated indebtedness is paid from proceeds received from the concurrent issuance of capital stock or other subordinated indebtedness. There are no restrictions or conditions in the Indenture limiting Genco’s ability to make repayments of borrowings under, or investments in, the Company’s Non-utility Money Pool Agreement.

Schedule 3 Page 1

SCHEDULE 4

REGULATORY AUTHORIZATIONS

(See Section 4.1.8)

Federal Energy Regulatory Commission Authorizations

•

Ameren Services Company, (April 9, 2012) (Docket ES12-26-000) (authorizing the incurrence of short-term indebtedness in an aggregate principal amount outstanding not to exceed $1,000,000,000 by Union Electric Company), terminates on March 31, 2014.

Schedule 4 Page 1

SCHEDULE 5

CONTINGENT OBLIGATIONS

(See Section 5.4)

None.

Schedule 5 Page 1

SCHEDULE 6

DISCLOSED MATTERS

(See Section 1.1)

Pending Electric Rate Case

In February 2012, Union Electric Company (“Ameren Missouri”) filed a request with the Missouri Public Service Commission (“MoPSC”) to increase its annual revenue for electric service. The currently pending request, as amended in October 2012, seeks an annual revenue increase of $323 million based on a 10.5% return on equity. The annual increase request includes $73 million related to an anticipated increase in normalized net fuel costs above the net fuel costs included in base rates previously authorized by the MoPSC in its 2011 electric rate order. The annual increase request also includes $80 million for recovery of the costs associated with energy efficiency programs under the Missouri Energy Efficiency Investment Act (“MEEIA”), which are discussed below. In this rate case, Ameren Missouri requested that the MoPSC approve the implementation of a storm cost tracking mechanism, as well as plant-in-service accounting treatment. The plant-in-service accounting proposal is designed to reduce the impact of regulatory lag on earnings and future cash flows related to assets placed in service between rate cases by both accruing a return on the assets and deferring depreciation expense from their in-service dates until those capitalized costs are included in rates.

The MoPSC staff is currently recommending an increase to Ameren Missouri’s annual revenues of $210 million based on a return on equity of 9%. The MoPSC staff opposed Ameren Missouri’s request to implement a storm cost tracking mechanism and Ameren Missouri’s plant-in-service accounting proposal. The MoPSC staff also recommended that all transmission costs currently recovered through the FAC (as defined below) be recovered through base rates. Other parties also made recommendations through testimony filed in this case.

Ameren Missouri has agreed to settlements of various issues, some of which have been approved by the MoPSC and some of which are still subject to approval by the MoPSC. One of the approved settlements will allow Ameren Missouri to retain the refund received in June 2012 from Entergy Arkansas, Inc. (“Entergy”) related to a power purchase agreement that existed prior to the implementation of the FAC, which did not impact Ameren Missouri’s pending request.

The MoPSC has several important issues to consider in this case. Those issues include determining the appropriate return on equity, Ameren Missouri’s request for the implementation of a storm cost tracking mechanism and plant-in-service accounting treatment, Ameren Missouri’s request for recovery of its 2011 severance costs, and whether Ameren Missouri should be able to continue to employ its existing FAC, including all of the transmission costs currently included within the FAC, at the current 95% sharing level.

A decision by the MoPSC in this proceeding is expected in December 2012, with rates becoming effective on January 2, 2013. Ameren Missouri cannot predict the level of any electric service rate change the MoPSC may approve or whether any rate increase that may eventually be approved will be sufficient for Ameren Missouri to recover its costs and earn a reasonable return on its investments when the increase goes into effect.

Schedule 6 Page 1

As used in this Schedule 6 “FAC” means a fuel and purchased power cost recovery mechanism that allows Ameren Missouri to recover, through customer rates, 95% of changes in fuel (coal, coal transportation, natural gas for generation, and nuclear), emission allowances and purchased power costs, net of off-system revenues, including MISO (Midwest Independent Transmission System Operator, Inc., a Regional Transmission Organization) costs and revenues, greater or less than the amount set in base rates, without a traditional rate proceeding.

MEEIA Filing

In August 2012, the MoPSC issued an order that approved a stipulation and agreement between Ameren Missouri, MoPSC staff, and other parties. The order includes megawatthour savings targets for Ameren Missouri's energy efficiency programs as well as associated cost recovery mechanisms and incentive awards. The order provides that, beginning in 2013, Ameren Missouri will invest approximately $147 million over three years for energy efficiency programs. The order allows for Ameren Missouri to collect, over the next three years, its program costs and 90% of its projected lost revenue from customers starting on the expected effective date for the pending electric service rate case, which is expected to be January 2, 2013. The remaining 10% of projected lost revenue is expected to be recovered as part of future rate proceedings.

Additionally, the order provides for an incentive award that would allow Ameren Missouri to earn additional revenues based on achievement of certain energy efficiency goals, including approximately $19 million if 100% of its energy efficiency goals are achieved during the three-year period, with the potential to earn more if Ameren Missouri’s energy savings exceed those goals. Ameren Missouri must achieve at least 70% of its energy efficiency goals before it earns any incentive award. The recovery of the incentive award from customers, if the energy efficiency goals are achieved, would begin after the three-year energy efficiency plan is complete and upon the effective date of an electric service rate case or potentially with the future adoption of a rider mechanism.

The MoPSC’s order will not affect Ameren Missouri rates until these rates are included in an electric service rate case. The impacts of the MoPSC’s order in this MEEIA filing are expected to be included in rates set under Ameren Missouri’s pending electric service rate case that was filed in February 2012. Ameren Missouri’s pending electric service rate case includes an annual revenue increase request of $80 million related to its planned portfolio of energy efficiency programs included in its MEEIA filing.

Schedule 6 Page 2

SCHEDULE 7

GENCO OBLIGATIONS

(See Sections 5.16 and 5.17)

Any and all obligations or liabilities arising out of, in connection with or in respect of:

a)	ordinary course intercompany borrowing obligations, including, but not limited to, money pool agreements;

b)	ordinary course intercompany payables and receivables;

c)	shared overhead and operating liabilities (including without limitation, employee benefits, taxes, insurance, licenses, intellectual property and other shared assets and services);

d)	ordinary course intercompany business transactions (including without limitation, equipment leasing; energy and resources purchasing, transmission, trading and supplying; and services and maintenance);

e)	customary and/or reasonable indemnification, reimbursement and purchase price adjustment provisions relating to any Merchant Generation Sale;

f)	indemnification or payment undertakings in favor of purchasers with respect to actual or contingent obligations or liabilities of Genco and/or its subsidiaries in existence or arising out of operations on or prior to the closing date of any Merchant Generation Sale in connection with such Merchant Generation Sale;

g)	Put Option Agreement dated March 28, 2012 between Genco and AmerenEnergy Resources Generating Company; and

h)	Guaranty dated March 28, 2012 made by Ameren Corporation in favor of Genco, relating to the Put Option Agreement referenced above,

as well as obligations or liabilities arising out of, in connection with or in respect of the following agreements, and any other agreements, documents or instruments of similar type or nature entered into after the Closing Date:

a)	Asset Transfer Agreement dated May 1, 2000 between Ameren Illinois Company, f/k/a Central Illinois Public Service Company, and Ameren Energy Generating Company;

b)	Ameren Corporation System Amended and Restated Non-Regulated Subsidiary Money Pool Agreement dated January 19, 2012 among Ameren Corporation and certain of its non-regulated subsidiaries including AmerenEnergy Resources Generating Company, Ameren Energy Fuels and Services Company, Coffeen and Western Railroad Company, Ameren Energy Marketing Company, Genco and AmerenEnergy Medina Valley Cogen, LLC; and

Schedule 7 Page 1

c)	Guarantee dated August 1, 2012 made by Ameren Corporation in favor of Peabody Colesales, LLC, Coalsales II, LLC, Peabody Coaltrade, LLC, Powder River Coal, LLC and Caballo Coal, LLC on behalf of Ameren Energy Generating Company and AmerenEnergy Resources Generating Company in the amount of $20,000,000 for a term ending August 31, 2013.

Schedule 7 Page 2

EXHIBIT A

November 14, 2012

To the Lenders and

JPMorgan Chase Bank, N.A., as Agent

383 Madison Avenue

New York, NY 10179

Dear Ladies and Gentlemen:

I, Gregory L. Nelson, am the Senior Vice President, General Counsel and Secretary of Ameren Corporation, a Missouri corporation (the “Company”), and its subsidiary Union Electric Company, d/b/a Ameren Missouri, a Missouri corporation (“UE” and together with the Company, the “Borrowers” and each a “Borrower”). I, or lawyers under my direction, have acted as counsel for each of the Borrowers in connection with the Credit Agreement dated as of November 14, 2012 (the “Credit Agreement”), among the Borrowers, the lenders from time to time party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Agent. Capitalized terms used and not otherwise defined herein have the meanings assigned to such terms in the Credit Agreement.

In rendering the opinion expressed below, I, or lawyers under my direction, have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion.

In making the examinations described above, I have assumed without independent investigation the capacity of natural persons (other than the office held by each representative of the Borrowers) as reflected adjacent to such individual’s signature on the Credit Agreement and the Notes (each a “Loan Document” and collectively, the “Loan Documents”), the genuineness of all signatures (other than those of representatives of the Borrowers appearing on the Loan Documents), the authenticity of all documents furnished to me as originals, the conformity to originals of all documents furnished to me as certified or photostatic copies and the authenticity of the originals of such documents. In addition, I have assumed without independent investigation that (i) the Loan Documents have been duly authorized, executed and delivered by the Lenders and the Agent, and constitute their valid, lawful and binding obligation and agreement, and (ii) there is no separate agreement, undertaking, or course of dealing modifying, varying or waiving any of the terms of the Loan Documents. As to matters of fact not independently established by me relevant to the opinions set forth herein, I have relied without independent investigation on the representations contained in the Loan Documents and in certificates of public officials and responsible representatives of each Borrower furnished to me; provided, however, that I advise that in the course of my representation of the Borrowers, I obtained no information that leads me to believe that any such representation or certificate is untrue or misleading in any material respect.

Upon the basis of and subject to the foregoing, I am of the opinion that:

1. Each of the Borrowers is a corporation, duly and properly incorporated, validly existing and in good standing under the laws of the State of Missouri and has all requisite authority to conduct its business as presently conducted in each jurisdiction in which its business is conducted, other than the failure of any such Borrower to be qualified to transact business in any such jurisdiction to the extent such failure could not reasonably be expected to result in a Material Adverse Effect.

2. Each of the Borrowers has the power and authority and legal right to execute and deliver, and to perform its obligations under, the Loan Documents. The execution and delivery by each of the Borrowers of the Loan Documents, and the performance by each of the Borrowers of its obligations under the Loan Documents, have been duly authorized by proper proceedings, and the Loan Documents to which such Borrower is a party constitute legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their terms, except as enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights generally; (ii) general equitable principles (whether considered in a proceeding in equity or at law); and (iii) requirements of reasonableness, good faith and fair dealing.

3. Neither the execution and delivery by the Borrowers of the Loan Documents, nor the consummation of the transactions contemplated therein, nor the performance by the Borrowers of the obligations thereunder, (x) violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Borrower or (ii) such Borrower’s articles or certificate of incorporation or by-laws, or (iii) the provisions of any indenture, any material instrument or any material agreement to which such Borrower is a party or is subject, or by which it, or its Property, is bound, or (y) conflict with, or constitute a default under, or result in, or require, the creation or imposition of any Lien in, of or on the Property of such Borrower pursuant to the terms of, any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by such Borrower, is required to be obtained by such Borrower in connection with the execution and delivery of the Loan Documents, the borrowings and issuances of Letters of Credit for account of such Borrower under the Loan Documents, the payment and performance by such Borrower of its Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents with respect to such Borrower.

4. Except for the Disclosed Matters, there is no litigation, arbitration, governmental investigation, proceeding or inquiry currently existing, or, to the best of my knowledge after due inquiry, pending or threatened against or affecting the Borrowers or any of their Subsidiaries, which, if determined adversely to such Borrower or any of its Subsidiaries, could reasonably be expected to have a Material Adverse Effect with respect to such Borrower or any of its Subsidiaries or which seeks to prevent, enjoin or delay the making of any Loans or would adversely effect the legality, validity or enforceability of the Loan Documents as to such Borrower or the ability of such Borrower to perform the transactions contemplated therein.

5. No Borrower is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

6. The Company is a “holding company” and UE is a “public utility,” as such terms are defined in the Public Utility Holding Company Act of 2005. The FERC, in accordance with Section 204 of the Federal Power Act, has issued a FERC Order dated April 9, 2012, with respect to UE, which is in full force and effect, authorizing the incurrence of short-term indebtedness by UE in an aggregate principal amount outstanding not to exceed $1 billion. The authorization under the April 9, 2012 FERC Order expires March 31, 2014. Unless such authorization is no longer required by applicable laws and regulations, additional authorization from the FERC (or any governmental agency that succeeds to the authority of the FERC) or the Missouri Public Service Commission will be necessary for UE to obtain any Advances under the Credit Agreement or to incur or issue short-term indebtedness, including Advances extended under the Credit Agreement, after March 31, 2014. No regulatory authorizations, approvals, consents, registrations, declarations or filings are required in connection with the borrowings by, and issuances of Letters of Credit for the account of, the Borrowers under the Credit Agreement or the performance by each Borrower of its Obligations under the Credit Agreement and under the other Loan Documents, except as set forth above or where the failure to have obtained, made or maintained any such authorizations, approvals, consents, registrations, declarations or filings could not reasonably be expected to result in a Material Adverse Effect with respect to such Borrower.

7. In a properly presented case, a Missouri court or a federal court applying Missouri choice of law rules should give effect to the choice of law provisions of the Loan Documents and should hold that the Loan Documents are to be governed by the laws of the State of New York rather than the laws of the State of Missouri. In rendering the foregoing opinion, I note that by their terms the Loan Documents expressly select New York law as the law governing their interpretation. The choice of law provisions of the Loan Documents are not voidable under the laws of the State of Missouri. Notwithstanding the foregoing, even if a Missouri court or a federal court holds that the Loan Documents are to be governed by the laws of the State of Missouri, the Loan Documents would constitute legal, valid and binding obligations of each of the Borrowers, enforceable under Missouri law (including usury provisions) against such Borrower in accordance with their terms, except as enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights generally; (ii) general equitable principles (whether considered in a proceeding in equity or at law); and (iii) requirements of reasonableness, good faith and fair dealing.

I express no opinion as to the compliance or noncompliance, or the effect of the compliance or noncompliance, of any addressee with any state or federal laws or regulations applicable to it by reason of its status as or affiliation with a federally insured depository institution.

I am a member of the Bar of the State of Missouri and the foregoing opinion is limited to the laws of the State of Missouri and the Federal laws of the United States of America. I note that the Loan Documents are governed by the laws of the State of New York and, for purposes of the opinion expressed in opinion paragraph 2 above and with your permission, I have assumed that the laws of the State of New York do not differ from the laws of the State of Missouri in any manner that would render such opinion incorrect. This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person (other than your successors and assigns as Lenders) without my prior written consent. Notwithstanding anything in this opinion letter to the contrary, you may disclose this opinion (i) to prospective successors and assigns of the addressees hereof, (ii) to regulatory authorities having jurisdiction over any of the addressees hereof or their successors and assigns, and (iii) pursuant to valid legal process, in each case without my prior consent.

[Remainder of Page Intentionally Left Blank]

This opinion is delivered as of the date hereof and I undertake no, and disclaim any, obligation to advise you of any change in matters of law or fact set forth herein or upon which this opinion is based.

Very truly yours,

Gregory L. Nelson Senior Vice President, General Counsel and Secretary Ameren Corporation

[Signature Page – Missouri Facility Opinion]

EXHIBIT B

[FORM OF] COMPLIANCE CERTIFICATE

To: The Agent and the Lenders under the Credit Agreement referred to below

This Compliance Certificate is furnished pursuant to the Credit Agreement dated as of November 14, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Ameren Corporation (the “Company”), Union Electric Company (the “Borrowing Subsidiary” and, together with the Company, the “Borrowers”), the lenders party thereto and JPMorgan Chase Bank, N.A., as Agent. Capitalized terms used but not otherwise defined herein shall have the meaning specified in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected [Title] of each of the Borrowers;1

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of each Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below; and

4. Schedule I attached hereto sets forth financial data and computations evidencing each Borrower’s compliance with certain covenants of the Credit Agreement as of the end of the most recent fiscal quarter for which such financial data and computations have been prepared.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the applicable Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

[1]	Must be the chief financial officer, controller, treasurer or assistant treasurer.

The foregoing certifications, together with the financial data and computations set forth in Schedule I hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this         day of                     ,             .

SCHEDULE I

TO COMPLIANCE CERTIFICATE

Compliance as of                     ,         with

Provisions of Section 6.15 of

the Credit Agreement

LEVERAGE RATIO

Company:

Line 1: Consolidated Indebtedness of the Company:	$

Line 2: Consolidated Total Capitalization of the Company:	$

Company’s Leverage Ratio (Ratio of Line 1 to Line 2):		to 1.00

Borrowing Subsidiary[2]:

Line 1: Consolidated Indebtedness of the Borrowing Subsidiary:	$

Line 2: Consolidated Total Capitalization of the Borrowing Subsidiary:	$

Borrowing Subsidiary’s Leverage Ratio (Ratio of Line 1 to Line 2):		to 1.00

[2]

If this Compliance Certificate is requested by a Lender or an Issuing Bank pursuant to Section 4.2 of the Credit Agreement in connection with a Credit Extension to the Borrowing Subsidiary, only the section with respect to the Borrowing Subsidiary is to be completed.

EXHIBIT C

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the facility identified below (including, without limitation, any letters of credit, guaranties and swingline loans included in such facility and (ii) to the extent permitted to be assigned under applicable law, all claims (including, without limitation,contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an [Affiliate]/[Approved Fund][3] of [identify Lender]

3.	Borrowers: Ameren Corporation and Union Electric Company

4.	Agent: JPMorgan Chase Bank, N.A., as Agent under the Credit Agreement

5.	Credit Agreement: The Credit Agreement dated as of November 14, 2012, among the Borrowers, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Agent

6.	Assigned Interest:[4]

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[5]		Type of Assignment
$	$		%

$	$		%

$	$		%

Effective Date:             , 20     [TO BE INSERTED BY THE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE AGENT IN THE REGISTER THEREFOR.]

The Assignee, if not already a Lender, agrees to deliver to the Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable law, including Federal, state and foreign securities laws.

[3]	Select as applicable.
[4]	Must comply with the minimum assignment amounts set forth in Section 12.1(b)(ii)(A) of the Credit Agreement, to the extent such minimum assignment amounts are applicable.
[5]	Set forth, to at least nine decimals, as a percentage of the Commitment/Loans of all Lenders.

The terms set forth in this Assignment and Assumption are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor,

By:
Title:

[NAME OF ASSIGNEE], as Assignee,

By:
Title:

Consented to and accepted:

JPMORGAN CHASE BANK, N.A., as [Agent,][6] an Issuing Bank and the Swingline Lender,
By:
Title:

Consented to:

[Name of Issuing Bank], as an Issuing Bank,

By:
Title:

[Consented to]:[7]

AMEREN CORPORATION,

By:
Title:

[Consented to]:[7]

UNION ELECTRIC COMPANY,

By:
Title:

[6]	To be added only if the consent of the Agent is required by Section 12.1(b)(i)(B) of the Credit Agreement.
[7]	To be added only if the consent of each Borrower is required by Section 12.1(b)(i)(A) of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENTS AND ASSUMPTIONS

1. Representations and Warranties.

1.1 Assignor. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, collectibility or value of the Loan Documents, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document, (v) inspecting any of the property, books or records of the Borrowers or (vi) any mistake, error of judgment or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, (vii) attached as Schedule 1 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (viii) it does not bear a relationship to any Borrower described in Section 108(e)(4) of the Code and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto on different counterparts), which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

2

ADMINISTRATIVE QUESTIONNAIRE

(Schedule to be supplied by Closing Unit or Trading Documentation Unit)

US AND NON-US TAX INFORMATION REPORTING REQUIREMENTS

(Schedule to be supplied by Closing Unit or Trading Documentation Unit)

EXHIBIT D

LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

To:	JPMorgan Chase Bank, N.A.,

as Agent (the “Agent”) under the Credit Agreement

Described Below.

Re:	Credit Agreement dated as of November 14, 2012 (the “Credit Agreement”) among Ameren Corporation and Union Electric Company (each a “Borrower” and collectively, the “Borrowers”), the Lenders named therein and JPMorgan Chase Bank, N.A., as Agent (the “Agent”).

Union Electric Company (“Union Electric”) hereby specifically authorizes and directs the Agent to act upon the following standing money transfer instructions with respect to the proceeds of Advances and other extensions of credit to Union Electric from time to time until receipt by the Agent of a specific written revocation of such instructions by Union Electric, provided, however, that the Agent may otherwise transfer funds as hereafter directed in writing by Union Electric in accordance with Section 13.1 of the Credit Agreement or based on any telephonic notice made in accordance with Section 2.17 of the Credit Agreement.

Facility Identification Number(s)

Customer/Account Name:	Union Electric Company

Transfer Funds To:	Bank Name/Location: Account Name: Ameren Missouri General ABA Routing & Transit: Account Number:

Authorized Officer (Customer Representative):	Date:

(Please Print)	Signature

Bank Officer Name:	Date:

(Please Print)	Signature

(Deliver Completed Form to Credit Support Staff For Immediate Processing)

LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

To:	JPMorgan Chase Bank, N.A.,

as Agent (the “Agent”) under the Credit Agreement

Described Below.

Re:	Credit Agreement dated as of November 14, 2012 (the “Credit Agreement”) among Ameren Corporation and Union Electric Company (each a “Borrower” and collectively, the “Borrowers”), the Lenders named therein and JPMorgan Chase Bank, N.A., as Agent (the “Agent”).

Ameren Corporation (“Ameren”) hereby specifically authorizes and directs the Agent to act upon the following standing money transfer instructions with respect to the proceeds of Advances and other extensions of credit to Ameren from time to time until receipt by the Agent of a specific written revocation of such instructions by Ameren, provided, however, that the Agent may otherwise transfer funds as hereafter directed in writing by Ameren in accordance with Section 13.1 of the Credit Agreement or based on any telephonic notice made in accordance with Section 2.17 of the Credit Agreement.

Facility Identification Number(s)

Customer/Account Name:	Ameren Corporation

Transfer Funds To:	Bank Name/Location: Account Name: Ameren Corporation General ABA Routing & Transit: Account Number:

Authorized Officer (Customer Representative):	Date:

(Please Print)	Signature

Bank Officer Name:	Date:

(Please Print)	Signature

(Deliver Completed Form to Credit Support Staff For Immediate Processing)

EXHIBIT E

[FORM OF] PROMISSORY NOTE

[Date]

            , a             corporation (the “Borrower”), promises to pay to the order of             (the “Lender”) on the Availability Termination Date             DOLLARS ($            ) or, if less, the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Credit Agreement referred to below, in immediately available funds at the main office of JPMorgan Chase Bank, N.A., in New York, New York, as Agent, together with accrued but unpaid interest thereon. The Borrower shall pay interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Credit Agreement.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of November 14, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Ameren Corporation, Union Electric Company, the lenders party thereto, including the Lender, and JPMorgan Chase Bank, N.A., as Agent, to which Credit Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used but not otherwise defined herein shall have the meaning specified in the Credit Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

By:
Print Name:
Title:

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

TO

NOTE OF             ,

DATED             ,

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

2

EXHIBIT F

SUBORDINATION TERMS

All subordinated indebtedness (hereinafter referred to as “Subordinated Debt”) of any Borrower incurred after the date of this Agreement that is not being included in the calculation of Consolidated Indebtedness pursuant to subclause (i)(B)(x) of the proviso in Section 6.15 shall be in the form of indebtedness of such Borrower to the Company or any of its Subsidiaries that is subordinate and junior to any and all indebtedness (hereinafter referred to as “Senior Debt”) of such Borrower, whether existing on the date of this Agreement or thereafter incurred, in respect of (i) all Obligations of such Borrower under this Agreement, including Obligations in respect of Letters of Credit, (ii) other borrowings of such Borrower from any one or more banks, insurance companies, pension or profit sharing trusts or other financial institutions whether secured or unsecured and (iii) all other borrowings incurred, assumed or guaranteed by such Borrower, at any time, evidenced by a note, debenture, bond or other similar instrument (including capitalized lease and purchase money obligations, and/or for the acquisition (whether by way of purchase, merger or otherwise) of any business, real property or other assets (except assets acquired in the ordinary course of business) but excluding obligations other than for borrowed money including trade payables and other obligations to general creditors) other than indebtedness which, by its terms or the terms of the instrument creating or evidencing it, provides that such indebtedness is subordinated to all other indebtedness of such Borrower. Notwithstanding any other provision of this Agreement or this Exhibit F, “Senior Debt” shall include refinancings, renewals, amendments, extensions or refundings of the indebtedness described in clauses (i) through (iii) above.

“Subordinate and junior” as used herein shall mean that in the event of:

(a) any default in, or violation of, the terms or covenants of any Senior Debt, including any default in payment of principal of, or premium, if any, or interest on, any Senior Debt whenever due (whether by acceleration of maturity or otherwise), and during the continuance thereof, or

(b) the institution of any liquidation, dissolution, bankruptcy, insolvency, reorganization or similar proceeding relating to any Borrower, its property or its creditors as such,

the obligee of indebtedness so described shall not be entitled to receive any payment of principal of, or premium, if any, or interest on, such indebtedness until all amounts owing in respect of Senior Debt (matured and unmatured) shall have been paid in full; and from and after the happening of any event described in clause (b) of this paragraph, all payments and distributions of any kind or character (whether in cash, securities or property) which, except for the subordination provisions hereof, would have been payable or distributable to the obligee of such indebtedness (whether directly or by reason of being superior to any other indebtedness), shall be made to and for the benefit of the holders of Senior Debt (who shall be entitled to make all necessary claims therefor) in accordance with the priorities of payment thereof until all Senior Debt (matured and unmatured) shall have been paid in full. No act or failure to act on the part of any Borrower, and no default under or breach of any agreement of such Borrower, whether or not herein set forth, shall in any way prevent or limit the holder of any Senior Debt from enforcing fully the subordination terms herein provided for, irrespective of any knowledge or notice which such holder may at any time have or be charged with. In the event that any payment or distribution is made with respect to Subordinated Debt in violation of the terms of this Exhibit F or any outstanding Senior Debt, any holder of Subordinated Debt receiving such payment or distribution shall hold it in trust for the benefit of, and shall remit it to, the holders of Senior Debt then outstanding in accordance with the priorities of payment thereof.